Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.
RESTRUCTURING SUPPORT AGREEMENT
This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of June 28, 2020, by and among the following parties (each of the following persons and Entities described in sub-clauses (i) through (iii) of this preamble each, a “Party” and collectively, the “Parties”):1

i.	Lilis Energy, Inc. (“Lilis”) and its direct and indirect subsidiaries who are Debtors (as defined below) (collectively, the “Company Parties”);

ii.
BMO Harris Bank N.A., Capital One, National Association and Credit Suisse AG, Cayman Islands Branch, (collectively, the “Initial Consenting RBL Lenders”) as the undersigned holders of RBL Loan Claims (together with any other holders of RBL Loan Claims (other than Värde) that have executed and delivered counterpart signature pages to this Agreement, a Joinder or a Transfer Agreement, collectively, the “Consenting RBL Lenders”); and

iii.
The Värde Fund XI (Master), L.P., The Värde Fund XII (Master), L.P., The Värde Skyway Mini-Master Fund, L.P., The Värde Skyway Fund, L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Fund VI-A, L.P., and Värde Investment Partners, L.P. (collectively, “Värde” and together with the Consenting RBL Lenders, the “Consenting Stakeholders”).

RECITALS
WHEREAS, to preserve the going concern value of Lilis and maximize distributions to Lilis’ stakeholders, the Parties have in good faith and at arm’s length negotiated certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the documents attached hereto (such transactions as described in this Agreement, the Transaction Documents, and the Plan, collectively, the “Restructuring Transactions”).
WHEREAS, the Company Parties intend to implement the Restructuring Transactions in accordance with the terms set forth in this Agreement by commencing voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code §§ 101-1532 (the

1 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 or the Restructuring Term Sheet, as applicable.

“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to pursue and implement the Restructuring Transactions pursuant to the Plan or the Sale Alternative.
WHEREAS, the “Transaction Documents” consist of:

i.
the term sheet setting forth the terms of the Restructuring Transactions (including the Plan), attached hereto as Exhibit A (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Term Sheet”);

ii.
the Initial DIP Credit Agreement, substantially in the form attached hereto as Exhibit B and otherwise in form and substance reasonably satisfactory to the Required Parties (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Initial DIP Credit Agreement”, and the facility provided thereunder, the “Initial DIP Facility”);

iii.
the interim order approving the Initial DIP Credit Agreement and Initial DIP Credit Facility, substantially in the form attached hereto as Exhibit C and otherwise in form and substance reasonably satisfactory to the Required Parties (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Interim DIP Order”);

iv.
the term sheet setting forth the terms of the Replacement DIP Credit Agreement, attached hereto as Exhibit D (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Replacement DIP Facility Term Sheet”);

v.
the Equity Commitment Letter, substantially in the form of attached hereto as Exhibit E and otherwise in form and substance reasonably satisfactory to the Required Parties (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Värde Equity Commitment Letter”).

WHEREAS, as of the date hereof, the Consenting RBL Lenders hold, in the aggregate, approximately 72 percent of the aggregate outstanding principal amount of the RBL Loan Claims;
WHEREAS, as of the date hereof, Värde holds, in the aggregate, 100 percent of the Preferred Equity Interests of Lilis, 23,594,401 shares of the Common Equity Interests constituting approximately 24.53 percent of the issued and outstanding shares of Common Equity Interests, and 28 percent of the aggregate outstanding principal amount of RBL Claims (in its capacity as an “Affiliated Lender” as referenced in the RBL Credit Agreement);

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Transaction Documents;

WHEREAS, if the Restructuring Transactions are not pursued or consummated, the Parties intend to support the sale of substantially all assets of the Company Parties pursuant to the Bidding Procedures consistent with the form of procedures attached hereto as Exhibit F (as may be amended, supplemented or otherwise modified from time to time with consent of the Required Parties until the Termination Date, the “Alternative Bidding Procedures”), which transaction(s) shall be consummated through a sale under section 363 of the Bankruptcy Code and/or pursuant to a chapter 11 plan (the “Sale Alternative”); and
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
AGREEMENT
Section 1.Definitions and Interpretation.
1.01    Definitions. The following terms shall have the following definitions:
“Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.
“Affiliate RBL Claims” refers to RBL Loan Claims held by Värde, any of its assigns and affiliates and any other Affiliated Lenders (as defined in the RBL Credit Agreement).
“Agreement” has the meaning set forth in the preamble and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02.
“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.
“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.
“Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, exchange offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties, that is an alternative to one or more of the Restructuring Transactions; provided that the Sale Alternative and actions in furtherance of the Sale Alternative consistent with the Alternative Bidding Procedures shall be deemed not to be an Alternative Restructuring Proposal.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“ARM/SCM Litigation” means the litigation pending in the District Court of Harris County, Texas, 333rd Judicial District styled as ARM Energy Management LLC, SCM Crude, LLC, and Salt Creek Midstream, LLC v. Lilis Energy, Inc., Cause No. 2020-28573.
“Bar Date Order” means an order of the Bankruptcy Court setting a date as the deadline for submitting Claims against the Company Parties (other than administrative and government Claims).
“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.
“Common Equity Interests” means Lilis’s issued and outstanding common stock.
“Company Claims/Interests” means any Claim against, or Equity Interest in, the Company Parties, including but not limited to the Initial DIP Facility Claims, the RBL Loan Claims, the Replacement DIP Facility Claims, the Preferred Equity Interests, and the Common Equity Interests.
“Confidentiality Agreement” means any executed confidentiality agreement, including provisions thereunder with respect to the issuance of “cleansing material” or other public disclosure of material non-public information, in connection with any proposed Restructuring Transactions.
“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, which order shall be (a) consistent with this Agreement in all material respects and (b) a Final Order.
“Debtors” means the Company Parties that commence Chapter 11 Cases, which shall include Lilis; Brushy Resources, Inc.; Hurricane Resources LLC; IMPETRO OPERATING LLC; ImPetro Resources, LLC; and Lilis Operating Company, LLC.
“Definitive Documents” means the documents listed in Section 4.01.
“DIP Agents” means the agent under the Initial DIP Credit Agreement or the Replacement DIP Credit Agreement, as applicable.
“DIP Facilities” means the Initial DIP Facility and the Replacement DIP Facility.
“DIP Lenders” means the lenders under the Initial DIP Credit Agreement or the Replacement DIP Credit Agreement, as applicable.
“Disclosure Statement” means the related disclosure statement with respect to the Plan.
“Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials.
“Effective Date” means the date of consummation of the Restructuring Transactions (i.e., the effective date of the Plan according to its terms).

“Employment Agreement” means any of the employment agreement (as amended or modified from time to time in accordance with the terms thereof) between Lilis and the Executives.
“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.
“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (of any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement), including the Preferred Equity Interests.
“Executives” means the Chief Executive Officer, the General Counsel, or the Chief Financial Officer of Lilis.
“Executory Contract or Unexpired Lease” means any contract or unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
“Final DIP Order” means a Final Order entered by the Bankruptcy Court approving the Debtors’ entrance into the Replacement DIP Facility and the use of Cash Collateral consistent with the Replacement DIP Term Sheet and otherwise in form and substance satisfactory to the Required Parties.
“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for reargument or rehearing (other than a request for rehearing under Federal Rule of Civil Procedure 60(b), which shall not be considered for purposes of this definition) has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or a new trial, reargument or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
“First Day Pleadings” means the motions, orders, pleadings, or other papers that the Company Parties file with the Bankruptcy Court in connection with the commencement of the Chapter 11 Cases.
“Governance Documents” means the organizational and governance documents for Reorganized Lilis and its subsidiaries, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements (or equivalent governing documents), and identity of proposed members of Reorganized Lilis’s board of directors, which Governance Documents shall be acceptable only to the Required Pro Forma Equityholders in consultation with the Company; provided, that the applicable Governance Documents of Reorganized Lilis shall provide for Reorganized Lilis to be a corporation at emergence (subject to tax and other considerations approved by the Required Pro Forma Equityholders in consultation with the Company).
“Initial DIP Facility” has the meaning set forth in the recitals hereto.
“Initial DIP Facility Claims” means all Claims arising under the Initial DIP Facility, the Initial DIP Credit Agreement or the Interim DIP Order or any Final Order approving the Initial DIP Facility.
“Interim DIP Order” shall have the meaning set forth in the Initial DIP Term Sheet.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit G.
“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).
“Material Contract” means any of the following contracts or agreements (or group of related contracts or agreements) to which any of the Company Parties is a party or by which any of the Company Parties or any of their respective assets or properties are bound: (a) any contract or agreement that is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” (as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K under the Exchange Act); (b) any contract or agreement that may reasonably be expected to result in aggregate payments by the applicable Company Party, or revenues to the applicable Company Party, in either case greater than or equal to $1,000,000 during the current or any subsequent calendar year; (c) any contract, lease or agreement that, if assumed, is reasonably expected to give rise to a cure cost in excess of $100,000; or (d) any contract, lease or agreement that is reasonably expected to give rise to a secured claim in excess of $100,000.
“Material Executory Contract or Unexpired Lease” means any Executory Contract or Unexpired Lease that is a Material Contract.
“Milestones” means the milestones set forth on Schedule 1, as such may be extended in accordance with the terms of this Agreement.
“New Common Equity” means the new common stock or equity of Reorganized Lilis, to be issued in accordance with the terms set forth in the Restructuring Term Sheet.
“New Exit Credit Agreement” has the meaning set forth in Section 4.01(b).

“New Exit Facility” means a reserve-based revolving lending facility to be provided, subject to the terms of the New Exit Credit Agreement or any Final Order approving the Initial DIP Facility, by (or deemed pursuant to the Plan to be provided by) the Consenting RBL Lenders on the Effective Date with a borrowing base of $55 million with a maturity date of 36 months and a 9-month borrowing base redetermination holiday consistent in all respects with the Restructuring Term Sheet, and once completed, the New Exit Facility Term Sheet and such other terms as may be agreed to by the Consenting RBL Lenders, Värde, and the Company Parties.
“New Exit Facility Term Sheet” means a term sheet setting forth the terms of the New Exit Facility which shall be in form and substance consistent with the Restructuring Term Sheet and otherwise satisfactory to the Required Parties.
“New Exit Loan Documents” has the meaning set forth in Section 4.01(b).
“Non-Affiliate RBL Claims” refers to RBL Loan Claims held by the RBL Agent, the Non-Affiliated RBL Lenders, and all other secured parties other than Värde or any other Affiliated Lender (as defined in the RBL Credit Agreement).
“Non-Affiliated RBL Lenders” means the lenders party to the RBL Credit Agreement other than Värde or any other Affiliated Lender (as defined in the RBL Credit Agreement).
“Permitted Transfer” means a transfer of any Company Claims/Interests that meets the requirements of Section 10.01.
“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 10.01.
“Petition Date” means the day on which the Chapter 11 Cases are commenced.
“Plan” means the joint chapter 11 plan of reorganization consistent with this Agreement (including all exhibits) and the Definitive Documents and otherwise reasonably satisfactory to the Required Parties, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that, subject to the terms and conditions provided in this Agreement, will be filed by the Debtors with the Bankruptcy Court in accordance with this Agreement and the Definitive Documents.
“Preferred Equity Interests” means Lilis’s issued and outstanding shares of each series of preferred stock, in each case which are 100 percent owned by Värde, including Series C-1 9.75% Participating Preferred Stock and Series C-2 9.75% Participating Preferred Stock, Series D 8.25% Participating Preferred Stock, Series E 8.25% Convertible Participating Preferred Stock and Series F 9.00% Participating Preferred Stock.
“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).
“RBL Agent” means BMO Harris Bank, N.A., as administrative agent and collateral agent under the RBL Credit Agreement or any successor thereto.
“RBL Credit Agreement” means that certain Second Amended and Restated Senior Secured Revolving Credit Agreement, dated October 10, 2018, by and among Lilis, as the borrower, each of the other Company Parties, as guarantors, each of the lenders party thereto from time to time, and the RBL Agent.
“RBL Credit Agreement Documents” means, collectively, the RBL Credit Agreement and all other agreements, documents, and instruments related thereto, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.
“RBL Loan Claims” means any Claim against a Debtor arising under, derived from, secured by, based on, or related to the RBL Loans or the RBL Credit Agreement Documents.
“RBL Loans” means loans outstanding under the RBL Credit Agreement.
“Related Party” means, each of, and in each case in its capacity as such, current and former directors, managers, officers, equityholders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed or advised accounts, funds or other entities, investment advisors, sub-advisors, and/or managers, predecessors, participants, successors, assigns, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors.
“Releases” means the releases contained in Section 15 of this Agreement.
“Reorganized Lilis” means, subject to the Restructuring Transactions and the Plan, Lilis from and after the Effective Date.
“Replacement DIP Credit Agreement” means the credit agreement consistent with the Replacement DIP Term Sheet pursuant to which Värde may, subject to the terms thereof and this Agreement, provide the Replacement DIP Facility to the Company Parties.
“Replacement DIP Facility” means the term loan facility consistent with the Replacement DIP Facility Term Sheet and otherwise in form and substance satisfactory to the Required Parties.
“Replacement DIP Facility Claims” means all Claims arising under the Replacement DIP Facility, the Replacement DIP Facility Credit Agreement or the Final DIP Order.

“Replacement DIP Facility Term Sheet” has the meaning set forth in the recitals hereto.
“Required Consenting RBL Lenders” means (i) the Initial Consenting RBL Lenders plus (ii) the holders of at least a majority in principal amount of the RBL Loan Claims held by all Consenting RBL Lenders (which may be the Initial Consenting RBL Lenders).
“Required Parties” means, collectively, (a) the Company Parties, (b) the Required Consenting RBL Lenders, and (c) Värde.
“Required Pro Forma Equityholders” Värde and the parties (including Värde) that will be holding a majority of the pro forma equity of Reorganized Lilis.
“Securities Act” means the U.S. Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.
“Solicitation Materials” means all solicitation materials in respect of the Plan.
“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 13.
“Transaction Expenses” has the meaning set forth in Section 16.11.
“Transfer” means, with respect to any Claim or interest, to (i) sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions), or (ii) deposit into a voting trust, or grant any proxies, or enter into a voting agreement with respect thereto.
“Transfer Agreement” means an executed form of the transfer agreement substantially in the form attached hereto as Exhibit H providing, among other things, that a transferee is bound by the terms of this Agreement.
“Värde Equity Investment” has the meaning set forth in Section 6.04.
1.02    Interpretation. For purposes of this Agreement:
(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;
(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;
(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with the terms thereof or, where applicable, hereof; provided, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;
(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;
(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;
(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;
(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;
(i)    the use of “include” or “including” is without limitation, whether stated or not;
(j)    the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties; and
(k)    the rights and obligations under this Agreement of “Consenting RBL Lenders” and “Required Consenting RBL Lenders” shall not include (i) Värde, or its affiliates, affiliated funds, or affiliated entities with a common investment advisor to the extent such parties hold RBL Loans or RBL Loan Claims and (ii) any other Affiliated Lender (as defined in the RBL Credit Agreement) and shall be separate and distinct from the rights and obligations under this Agreement that such parties may have on account of holding other Company Claims/Interests; provided, that Värde shall qualify as a Released Party and Releasing Party (as defined in Exhibit J) under the Plan.
Section 2.    Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties as of 12:01 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:
(a)    each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;
(b)    holders of at least sixty six and two thirds (66 2/3) percent and a majority in number of the aggregate outstanding principal amount of the RBL Loan Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company Parties; and

(c)     Each Värde entity that is a beneficial, direct, or record owner or holder of any Company Claims/Interests, including (i) RBL Loans or RBL Loan Claims and (ii) Equity Interests shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties.
Counsel to the Company Parties shall provide notice to counsel to the Consenting Stakeholders in the manner set forth in Section 16.10 hereof (by email or otherwise) promptly upon satisfaction of all the foregoing conditions to the Agreement Effective Date, and if such notice is not promptly provided, the Agreement Effective Date shall not have become effective as to any Party until notice has been provided to counsel to the Consenting Stakeholders.
Section 3.    Milestones. As provided in and subject to Section 8, the Debtors shall implement the Restructuring Transactions in accordance with the Milestones set forth on Schedule 1 attached hereto.
Section 4.    Definitive Documents.
4.01    The Definitive Documents shall include the following:
(a)     the Transaction Documents;
(b)    the Governance Documents and any other organizational documents, management services agreements, shareholder and member-related agreements or other governance documents for Reorganized Lilis;
(c)    the new credit agreement with respect to the exit facility consistent with the New Exit Facility Term Sheet (the “New Exit Credit Agreement”) and any other agreements, commitment letters, documents or instruments related thereto (together with the New Exit Credit Agreement, collectively, the “New Exit Loan Documents”);
(d)    the First Day Pleadings and all proposed orders sought pursuant thereto;
(e)    the Disclosure Statement;
(f)    the Disclosure Statement Order;
(g)    the Plan and its exhibits, ballots and Solicitation Materials;
(h)    the Plan Supplement;
(i)    the Confirmation Order;
(j)    the Replacement DIP Credit Agreement;
(k)    the Final DIP Order;
(l)    the Alternative Bidding Procedures; and

(m)    such other definitive documentation relating to the recapitalization or restructuring of the Company Parties or as is necessary or desirable as determined by the Required Parties to consummate the Restructuring Transactions.
4.02    Modification to Definitive Documents.
(a)    Each of the Definitive Documents shall be consistent in all respects with the terms and conditions set forth in, and forms attached to, this Agreement (including the Transaction Documents), and the Definitive Documents, and all amendments, modifications or waivers thereto, shall otherwise be in form and substance reasonably acceptable to the Company Parties, the Required Consenting RBL Lenders, and Värde; provided, however, that notwithstanding the foregoing, the (i) Governance Documents shall be in form and substance consistent with the Restructuring Term Sheet and otherwise acceptable only to the Required Pro Forma Equityholders and reasonably acceptable to the Company Parties and (ii) Värde’s consent shall not be required for amendments, modifications or waivers to the Initial DIP Credit Agreement unless such amendments, modifications or waivers would increase any interest rate, fees or premiums (but not any customary amendment or consent fees), add any new events of default thereunder or increase the principal amount thereunder in excess of $13 million. Notwithstanding anything herein to the contrary, (a) the obligations of the Consenting RBL Lenders and Värde, respectively, under this Agreement shall not be construed to require Värde or the Required Consenting RBL Lenders to approve a Definitive Document that is not consistent with the form thereof attached to this Agreement (if applicable) and that is not reasonably acceptable to Värde or the Required Consenting RBL Lenders, as applicable and (b) if Värde or the Required Consenting RBL Lenders determine that any Definitive Document that is not consistent with the form thereof attached to this Agreement (if applicable) is not reasonably acceptable, no Consenting RBL Lender nor Värde, as applicable, shall be deemed to be in breach of any covenant or other obligation under this Agreement as a result of such determination, unless such determination is deemed by a court to be incorrect.
(b)    The Parties agree and acknowledge that, notwithstanding Section 4.02(a), no Definitive Document shall be amended or modified to: (i) modify the distributions to the Consenting RBL Lenders under the Plan in respect of their RBL Loan Claims or (ii) materially delay the Plan Effective Date.
Section 5.    Commitments of the Consenting RBL Lenders.
5.01    Restructuring Support. Subject to the terms and conditions hereof, each Consenting RBL Lender severally and not jointly agrees, that it shall use commercially reasonable efforts to support the Restructuring Transactions and the other transactions contemplated by this Agreement and the Definitive Documents (including the Transaction Documents), and act in good faith and take all commercially reasonable actions necessary to pursue and consummate the Restructuring Transactions and the other transactions contemplated by this Agreement (including the Transaction Documents), in a manner consistent with this Agreement, including the applicable Milestones.
5.02    General Commitments and Waivers.

(a)    Each Consenting RBL Lender severally, and not jointly, agrees in respect of all of its Company Claims/Interests to:
(i)    support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting of the Company Parties or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(ii)    use commercially reasonable efforts to cooperate with an assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;
(iii)    give any notice, order, instruction, or direction to the RBL Agent reasonably necessary to satisfy its obligations hereunder;
(iv)    negotiate in good faith the Definitive Documents and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party; and
(v)    if applicable, submit all required notifications, applications, and filings for and use commercially reasonable efforts to obtain (in each case, solely as it relates to such Consenting RBL Lender) any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring Transactions.
(b)    Each Consenting RBL Lender severally, and not jointly, agrees, in respect of all of its Company Claims/Interests, that it shall not, directly or indirectly:
(i)    object to, delay, impede, or take any other action (or support any other person in taking any action) to interfere with acceptance, implementation, or consummation of the Restructuring Transactions or the Sale Alternative;
(ii)    propose, file, support, or vote, if applicable, for any Alternative Restructuring Proposal;
(iii)    file any motion, objection, pleading, or other document with any court (including any modification or amendments to any motion, objection, pleading, or other document with any court) that, in whole or in part, is inconsistent with this Agreement, the Plan or the other Definitive Documents;
(iv)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its respective Company Claims/Interests except as may be consistent with this Agreement or the other Definitive Documents or necessary to file and defend its Company Claims/Interests in the Chapter 11 Cases;
(v)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring Transactions against the Company Parties or the other Parties other than to enforce this Agreement, any Definitive Document or, as between Värde and the Consenting RBL Lenders, the terms of the RBL Credit Agreement, or as otherwise permitted under this Agreement;
(vi)    object to, delay, impede, or take any other action (or support any other person in taking any action) to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code;
(vii)    direct the RBL Agent to take any action inconsistent with such Consenting RBL Lender’s obligations under this Agreement (and, if the RBL Agent takes any action inconsistent with such Consenting RBL Lender’s obligations under this Agreement, such Consenting RBL Lender shall request that the RBL Agent cease and refrain from taking any such action); provided, that, except as provided herein, nothing herein shall limit the ability of a Consenting RBL Lender from (A) exercising any other rights it has under the RBL Credit Agreement or (B) directing or requesting the RBL Agent to amend any documents filed by the RBL Agent; or
(viii)    encourage any other person or Entity, directly or indirectly, to (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions or the Sale Alternative; (B) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Company Parties that is inconsistent with this Agreement (including the Transaction Documents); or (C) exercise any right or remedy for the enforcement, collection, or recovery of any Claim against Lilis, any other Company Party, or any direct or indirect subsidiaries of Lilis that do not commence the Chapter 11 Cases (if applicable) except in a manner consistent with this Agreement.
5.03    Commitments with Respect to Chapter 11 Cases.
(a)    Each Consenting RBL Lender that is entitled to vote to accept or reject the Plan pursuant to its terms severally, and not jointly, agrees that it shall:
(i)    vote each of its Company Claims/Interests, to the extent the vote of such Company Claim/Interest is solicited, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;
(ii)    elect not to opt out of the Releases set forth in the Plan by timely delivering its duly executed and completed ballot(s), or other applicable document(s), indicating such election; and
(iii)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any such vote or election; unless this Agreement is validly terminated as to the Consenting RBL Lenders, other than upon the termination event resulting from the occurrence of the Effective Date.

(b)    Each Consenting RBL Lender, in respect of each of its Company Claims/Interests, severally, and not jointly, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by the Company Parties in the Bankruptcy Court that is consistent with this Agreement; provided, that this Section 5.03(b) shall not affect any consent or approval rights of any Consenting RBL Lender contained in this Agreement, including in Section 4.02.
(c)    Each Consenting RBL Lender, severally, and not jointly, agrees to not object to the Company Parties’ (i) retention of professionals in connection with the Restructuring Transactions or Sale Alternative, (ii) payment of the reasonable and documented fees and expenses incurred by such professionals in connection with the Restructuring Transactions.
Section 6.    Commitments of Värde.
6.01    Restructuring Support. Subject to the terms and conditions hereof, Värde agrees that it shall use its commercially reasonable efforts to support the Restructuring Transactions and the other transactions contemplated by this Agreement and the Definitive Documents (including the Transaction Documents), and to act in good faith and take all commercially reasonable actions necessary to pursue and consummate the Restructuring Transactions and the other transactions contemplated by this Agreement (including the Transaction Documents), in a manner consistent with this Agreement, including the applicable Milestones.
6.02    General Commitments and Waivers.
(a)    Värde agrees in respect of all of its Company Claims/Interests to:
(i)    support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting of the Company Parties or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;
(ii)    use commercially reasonable efforts to cooperate with an assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;
(iii)    negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party;
(iv)    give any notice, order, instruction, or direction to the RBL Agent reasonably necessary to satisfy its obligations hereunder;
(v)    if applicable, submit all required notifications, applications, and filings for and use commercially reasonable efforts to obtain (in each case, solely as it relates to Värde or one of its Affiliates, affiliated funds, or affiliated entities with a common investment advisor) any and all required regulatory and/or third-party approvals necessary to consummate the Restructuring Transactions; and
(vi)    not challenge the validity, enforceability or priority of the RBL Loans or any RBL Loan Claims in any way, including by commencing an avoidance action or other legal proceeding.
(b)    Värde agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly:
(i)    object to, delay, impede, or take any other action (or support any other person in taking any action) to interfere with acceptance, implementation, or consummation of the Restructuring Transactions or the Sale Alternative;
(ii)    propose, file, support, or vote, if applicable, for any Alternative Restructuring Proposal;
(iii)    file any motion, objection, pleading, or other document with any court (including any modification or amendments to any motion, objection, pleading, or other document with any court) that, in whole or in part, is inconsistent with this Agreement, the Plan or the other Definitive Documents;
(iv)    exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of its respective Company Claims/Interests except as may be consistent with this Agreement or the other Definitive Documents or necessary to file and defend its Company Claims/Interests in the Chapter 11 Cases;
(v)    initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the Restructuring Transactions against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or, as between Värde and the Consenting RBL Lenders, the terms of the RBL Credit Agreement, or as otherwise permitted under this Agreement;
(vi)    object to, delay, impede, or take any other action (or support any other person in taking any action) to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; or
(vii)    encourage any other person or Entity, directly or indirectly, to (A) object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions or the Sale Alternative; (B) propose, file, support, vote for, or take any other action in furtherance of any restructuring, workout, plan of arrangement, or plan of reorganization for the Company Parties that is inconsistent with this Agreement (including the Transaction Documents); or (C) exercise any right or remedy for the enforcement, collection, or recovery of any Claim against Lilis, any other Company Party, or any direct or indirect subsidiaries of Lilis that do not commence the Chapter 11 Cases (if applicable) except in a manner consistent with this Agreement.
6.03    Commitments with Respect to Chapter 11 Cases.
(a)    Värde, in respect of each of its Company Claims/Interests, severally, and not jointly, agrees that it shall:
(i)    vote each of its Company Claims/Interests, to the extent the vote of such Company Claim/Interest is solicited, to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;
(ii)    elect not to opt out of the Releases set forth in the Plan by timely delivering its duly executed and completed ballot(s), or other applicable document(s), indicating such election;
(iii)    not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any such vote or election; unless this Agreement is validly terminated as to Värde, other than upon the termination event resulting from the occurrence of the Effective Date;
(iv)    support, and shall not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by the Company Parties in the Bankruptcy Court that is consistent with this Agreement; provided, that this Section 6.03(a) shall not affect any consent or approval rights of any Consenting Stakeholder contained in this Agreement, including in Section 4.02;
(b)    Värde agrees to not object to the Company Parties’ (i) retention of professionals in connection with the Restructuring Transactions or Sale Alternative, and (ii) payment of the reasonable and documented fees and expenses incurred by such professionals in connection with the Restructuring Transactions;
6.04    Värde Equity Investment. Värde and the Company Parties may execute the Värde Equity Commitment Letter on the date that is no later than fifty (50) days after the Petition Date. Subject to the terms and conditions set forth in the Värde Equity Commitment Letter, on and subject to the Effective Date, Värde will purchase New Common Equity on the terms set forth therein (the “Värde Equity Investment”). The cash proceeds of the Värde Equity Investment shall be used as set forth in the Plan. Notwithstanding anything to the contrary in this Agreement or the Värde Equity Commitment Letter, the commitment of Värde set forth in the Värde Equity Commitment Letter may not be Transferred to any person (other than an Affiliate of Värde) without the prior written consent of the Required Consenting RBL Lenders and the Company Parties.
6.05    Pursuit of Sale Alternative. Värde acknowledges and agrees that if, on or prior to the date that is fifty (50) days after the Petition Date, (x) the Initial DIP Facility Claims (other than contingent claims not yet due and payable) shall have not been repaid in full in cash by the Company Parties with the proceeds of the Replacement DIP Facility and (y) the Värde Equity Commitment Letter shall not have been executed by Värde and the Company Parties and shall not be in full force and effect, the Parties shall pursue the Sale Alternative and not the Restructuring Transactions and Värde shall not (i) object to the approval of the Alternative Bidding Procedures, provided that such procedures are consistent with this Agreement and the form Alternative Bidding Procedures as they may be amended, modified, or waived in accordance with Section 13.05(b)(ii), and (ii) seek to credit bid except in connection with a bid that pays the Initial DIP Facility Claims and Non-Affiliate RBL Claims in full, in cash at the closing thereof.
Section 7.    Additional Provisions Regarding the Consenting Stakeholders.
7.01    Reservation of Rights; Sale Alternative. (a)    Notwithstanding the foregoing, nothing in this Agreement (including the Transaction Documents), and neither a vote to accept the Plan by any Consenting Stakeholder, nor the acceptance of the Plan by any Consenting Stakeholder, shall: (a) be construed to limit consent and approval rights provided in this Agreement and the Definitive Documents; (b) be construed to prohibit any Consenting Stakeholder from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, or exercising rights or remedies specifically reserved herein; (c) be construed to prohibit any Consenting Stakeholder from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring Transactions; (d) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection in the Chapter 11 Cases that is not inconsistent with this Agreement; (e) be construed to limit the rights of any Party to seek and support approval of the Alternative Bidding Procedures and consummation of the Sale Alternative and to respond to any party objecting to the Alternative Bidding Procedures or consummation of the Sale Alternative; provided that any statement or pleading in furtherance or support of the Alternative Bidding Procedures or Sale Alternative filed prior to the Termination Date shall expressly state therein that the Alternative Bidding Procedures and Sale Alternative are only being pursued and supported as precautionary alternatives in the event the Restructuring Transactions are not pursued or consummated; and (f) be construed to prohibit the Company Parties from taking actions in furtherance of the Alternative Bidding Procedures and Sale Alternative that are required by the terms of the Initial DIP Credit Agreement or this Agreement while such agreement is in full force and effect.
(a)    In the event that the Debtors conduct the Sale Alternative, each Consenting RBL Lender, severally and not jointly agrees that it shall not object to Värde credit bidding its Affiliate RBL Claims on a dollar-for-dollar basis subject to the terms of the Alternative Bidding Procedures so long as Värde has not breached the terms of this Agreement (including Section 13.05); provided that any such bid will provide for the payment in full in cash of the Non-Affiliate RBL Claims (or provide such other treatment for such claims satisfactory to the RBL Agent and the Non-Affiliated RBL Lenders, subject to the RBL Credit Agreement) upon the closing of the transaction contemplated by such bid and shall otherwise comply with the terms of the Alternative Bidding Procedures. The agreement of this Section 7.01(b) shall survive any termination of this Agreement pursuant to Section 13.

(b)    In the event that the Debtors conduct the Sale Alternative and Värde has provided the Replacement DIP Facility, each Consenting RBL Lender, severally and not jointly agrees that it shall not object to Värde credit bidding its Replacement DIP Facility Claims and Affiliate RBL Claims on a dollar-for-dollar basis subject to the terms of the Alternative Bidding Procedures so long as Värde has not breached the terms of this Agreement (including Section 13.05); provided that any such bid will provide for the payment in full in cash of the Non-Affiliate RBL Claims (or provide such other treatment for such claims satisfactory to the RBL Agent and the Non-Affiliated RBL Lenders) upon the closing of the transaction contemplated by such bid and shall otherwise comply with the terms of the Alternative Bidding Procedures. The agreement of this Section 7.01(c) shall survive any termination of this Agreement pursuant to Section 13.
7.02    Material Expenses. Nothing in this Agreement shall require any Consenting Stakeholder to (a) incur any material expenses, liabilities or other obligations, or agree to any commitments, undertaking, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Stakeholder or its Affiliates other than as expressly contemplated by this Agreement, the Definitive Documents including, the Plan and any commercially reasonable expenses, liabilities or other obligations incurred in connection with the Consenting Stakeholder’s commitments under this Agreement; provided, any expenses, liabilities or obligations incurred by the Consenting Stakeholders shall be reimbursed pursuant to and subject to the terms of Section 16.11, or (b) provide any information that it determines, in its sole discretion, to be sensitive or confidential.
7.03    Specific Execution. The Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting Stakeholder expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Consenting Stakeholder, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder or such Consenting Stakeholder’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (a) executes this Agreement or (b) on whose behalf this Agreement is executed by a Consenting Stakeholder.
7.04    Reservation of Rights. Notwithstanding anything to the contrary in this Agreement, and notwithstanding any delivery of a consent or vote to accept the Plan by any Consenting Stakeholder, or any acceptance of the Plan by any class of creditors, nothing in this Agreement shall:
(a)    affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, the Debtors, or any other party in interest;
(b)    prevent any Consenting Stakeholder from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement;

(c)    obligate a Consenting Stakeholder to deliver a vote to support the Plan (or any other Restructuring Transactions) or prohibit a Consenting Stakeholder from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date); provided, that unless a Consenting Stakeholder notifies the Parties otherwise, after the Termination Date (other than a Termination Date as a result of the occurrence of the Effective Date) such Consenting Stakeholder’s vote shall be deemed void ab initio;
(d)    prevent any Consenting Stakeholder from taking any action which is required by applicable Law or ordered by the Bankruptcy Court or require any Consenting Stakeholder to (i) take any action which is prohibited by applicable Law or order of the Bankruptcy Court or to waive or forego the benefit of any applicable legal professional privilege or (ii) incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities, or other obligations other than as contemplated by this Agreement, including, the Plan and any commercially reasonable expenses, liabilities or other obligations incurred in connection with the Consenting Stakeholder’s commitments under this Agreement; provided, any expenses, liabilities or obligations for professional fees incurred by the Consenting Stakeholders shall be reimbursed pursuant to Section 16.11 to the extent set forth therein;
(e)    prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; and
(f)    prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement.
Section 8.    Commitments of the Company Parties. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:
(a)    use reasonable best efforts to implement and consummate the Restructuring Transactions and/or the Sale Alternative in accordance with the terms, conditions and applicable deadlines set forth herein, including the applicable Milestones;
(b)    use reasonable best efforts to solicit the Plan and obtain entry of the Confirmation Order and to cause the Confirmation Order to become a Final Order; provided, that the Required Consenting RBL Lenders and Värde may waive the requirement that the Confirmation Order be a Final Order;
(c)    submit all required notifications, applications, and filings for and use reasonable best efforts to obtain any and all required governmental, regulatory and/or third-party approvals necessary to consummate the Restructuring Transactions or the approval by the Bankruptcy Court of the Definitive Documents;
(d)    negotiate in good faith and use reasonable best efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions;

(e)    implement and consummate the Restructuring Transactions in a timely manner and take any and all appropriate actions in furtherance of the Restructuring Transactions, as contemplated under this Agreement and the Transaction Documents; provided that the Company Parties shall not consummate the Restructuring Transactions unless and until all of the conditions to the effectiveness thereof set forth herein (including in the Transaction Documents) have been satisfied or waived with the prior written consent of the Required Parties in accordance with Section 14 hereof; provided, further, that the Company Parties shall not consummate the Restructuring Transactions if (i) a court of competent jurisdiction or other competent governmental or regulatory authority has issued a final and non-appealable order making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions or other transactions contemplated by the Definitive Documents and (ii) this Agreement shall have been validly terminated in accordance with its terms;
(f)    (i) support and take all reasonable actions necessary or reasonably requested by the Consenting Stakeholders to facilitate the solicitation, confirmation, and consummation of the Restructuring Transactions or the Plan, and the transactions contemplated thereby, and (ii) not take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring Transactions, the solicitation of votes on the Plan, and the confirmation and consummation of the Plan, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring Transactions or as contemplated by this Agreement, and (iv) not, nor encourage any other person to, take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring Transactions;
(g)    take the following actions in respect of the Sale Alternative: (i) filing a motion to approve the Alternative Bidding Procedures in accordance with the Milestones, and (ii) establish and maintain a dataroom satisfactory to the Consenting Stakeholders for prospective bidders under the Alternative Bidding Procedures and populate such dataroom with all information with respect to the Debtors’ assets necessary for such bidders to bid in accordance with the Alternative Bidding Procedures; provided that any statement or pleading in furtherance or support of the Alternative Bidding Procedures or Sale Alternative filed prior to the Termination Date shall expressly state therein that the Alternative Bidding Procedures and Sale Alternative are only being pursued and supported as precautionary alternatives in the event the Plan is not consummated;
(h)    actively oppose and object to the efforts of any party seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions and/or the Sale Alternative (including, if applicable, the timely filing of objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions and/or the Sale Alternative; provided that any statement or pleading in furtherance or support of the Alternative Bidding Procedures or Sale Alternative filed prior to the Termination Date shall expressly state therein that the Alternative Bidding Procedures and Sale Alternative are only being pursued and supported as precautionary alternatives in the event the Plan is not consummated;

(i)    maintain good standing under the laws of the state in which each Company Party is incorporated or organized;
(j)    (i) pay all then outstanding Transaction Expenses to the extent invoiced on the anticipated Effective Date and (ii) timely pay all fees and expenses as set forth in Section 16.11 of this Agreement;
(k)    subject to Section 4.02, use reasonable good faith and reasonable best efforts to provide draft copies of all Definitive Documents and reasonable best efforts to file other documents the Company Parties intend to file with the Bankruptcy Court to counsel to the Consenting Stakeholders, in each case at least 48 hours (and with respect to the Plan, four days) prior to the date when the Company Parties intend to file such document and shall (i) provide to such counsel a reasonable opportunity to review and provide comments on and (ii) consult in good faith with such counsel, in each case, regarding the form and substance of such proposed documents and filings with the Bankruptcy Court;
(l)    file such First Day Pleadings reasonably determined by Lilis (in consultation with the Initial Consenting RBL Lenders and Värde) to be necessary, and to seek interim and final (to the extent necessary) orders approving the relief requested in such First Day Pleadings, in each case in form and substance reasonably acceptable to the Required Parties, from the Bankruptcy Court;
(m)    provide, and direct their employees, officers, advisors, and other representatives to provide to Värde and its legal and financial advisors and the RBL Agent and its legal and financial advisors (i) reasonable access to the Company Parties’ books and records during normal business hours on reasonable advance notice to the Company Parties’ representatives and without disruption to the operation of the Company Parties’ business, (ii) reasonable access to the management and advisors of the Company Parties on reasonable advance notice to such persons and without disruption to the operation of the Company Parties’ business and (iii) such other information as reasonably requested;
(n)    provide to the RBL Agent and Värde, subject to any applicable confidentiality restrictions, information with respect to all Material Executory Contracts or Unexpired Leases of the Company Parties for the purposes of concluding which such Material Executory Contracts or Unexpired Leases the Company Parties or the Debtors, as applicable, intend to assume, assume and assign, or reject in, or perform during, the Chapter 11 Cases (to the extent applicable), subject to the consent rights set forth herein and in the Plan;
(o)    upon reasonable request of the RBL Agent or Värde, inform the advisors to the RBL Agent and Värde as to: (i) the business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Replacement DIP Facility, the Värde Equity Investment, and the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from each Consenting Stakeholder, any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(p)    to the extent any legal or structural impediments arise that would prevent, hinder, or delay the consummation of the Restructuring Transactions, negotiate in good faith appropriate additional or alternative provisions to address any such impediments; provided that such alternative does not alter, in any material respect, the substance and economics of the Restructuring Transactions;
(q)    except with the consent of the Required Consenting RBL Lenders and Värde, (i) use commercially reasonable efforts to conduct their businesses and operations only in the ordinary course in a manner that is consistent with past practices and in compliance with Law, except for any failure to operate their businesses and operations in the ordinary course in a manner that is consistent with past practice as a result of the preparation and implementation of the Restructuring Transactions consistent with the terms of this Agreement after consultation with the Consenting RBL Lenders and Värde, (ii) use commercially reasonable efforts to maintain their physical assets, equipment, properties and facilities in their condition and repair as of the Agreement Effective Date, ordinary wear and tear excepted, (iii) maintain their respective books and records on a basis consistent with prior practice, (iv) maintain all material insurance policies, or suitable replacements therefor, in full force and effect, (v) use commercially reasonable efforts to maintain all of their respective material permits in full force and effect (including by filing all reports, notifications and filings with, and paying all fees to, the applicable Governmental Entities necessary to maintain all such permits in full force and effect) and (vi) comply in all material respects with, perform all of their respective obligations under, and maintain in full force and effect, each Material Contract (other than any Material Contract that has expired after the Agreement Effective Date in accordance with its terms) or with the prior written consent of the Required Consenting RBL Lenders and Värde; and
(r)    inform counsel to the Consenting Stakeholders as soon as reasonably practical after becoming aware of (i) any matter or circumstance that they know, or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) any occurrence, or failure to occur, of any event that would be reasonably likely to cause (A) any representation or warranty of any of the Company Parties contained in this Agreement or the Definitive Documents to be untrue or inaccurate in any material respect when made or deemed to have been made, (B) any covenant of any of the Company Parties contained in this Agreement or the Definitive Documents not to be or able to be satisfied in any material respect, or (C) any condition precedent contained in this Agreement or the Definitive Documents not to occur or become impossible to satisfy; (iii) any breach of this Agreement (including a breach by any Company Party); (iv) any notice of any commencement of any involuntary insolvency proceedings, legal suit for payment of material debt, or securement of material security from or by any person in respect of any Company Party; (v) any representation or statement made or deemed to be made by them under this Agreement that is or proves to have been materially incorrect or misleading in any respect when made or deemed to have been made; and (vi) any matter or circumstance that they know, or believe is likely to, give rise to a termination of this Agreement under Section 13.

8.02    Negative Commitments. Except as set forth in Section 9, during the Agreement Effective Period, the Company Parties shall not, directly or indirectly:
(a)        object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions and/or the Sale Alternative;
(b)        take any action that is inconsistent with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions and/or the Sale Alternative or any of the other transactions in this Agreement or the Definitive Documents;
(c)        modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement and the Definitive Documents;
(d)        file any motion, pleading or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement (including the Transaction Documents);
(e)        seek to enter into, amend or modify any Definitive Document in a manner that is inconsistent with this Agreement, including Section 4.02;
(f)    (i) operate its business outside the ordinary course, taking into account the Restructuring Transactions and/or the Sale Alternative, without the prior written consent of the Required Consenting RBL Lenders and Värde, or (ii) transfer any material asset or right of the Company Parties or any material asset or right used in the business of the Company Parties to any person or Entity outside the ordinary course of business without the prior written consent of the Required Consenting RBL Lenders and Värde;
(g)    (i) take any action directly or indirectly that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring Transactions, the solicitation of votes on the Plan, and the confirmation and consummation of the Plan, including soliciting or causing or allowing any of its agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Restructuring Transactions and the Sale Alternative, and (ii) encourage any other person to, or take any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or delay, impede, appeal, or take any other negative action, directly or indirectly, to interfere with the acceptance or implementation of the Restructuring Transactions;
(h)    engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions;

(i)    commence, support or join any litigation or adversary proceeding including any avoidance action against the Consenting RBL Lenders or Värde or in respect of their Company Claims/Interests;
(j)    other than as expressly contemplated by the Plan, move for an order authorizing or directing the assumption or rejection of a Material Executory Contract or Unexpired Lease without the consent of the Required Consenting RBL Lenders and Värde;
(k)    amend any Employment Agreement except as expressly permitted by this Agreement;
(l)    (i) enter into any contract which, if existing as of the Effective Date, would constitute a Material Contract had it been entered into prior to the Effective Date or (ii) materially amend, supplement or modify or terminate any Material Contract (other than any Material Contract that has terminated after the Agreement Effective Date in accordance with its terms);
(m)    incur or commit to incur any capital expenditures, other than capital expenditures that are included in any applicable budget approved pursuant to the Interim DIP Order or Final DIP Order (the “Budget”);
(n)    pay, or agree to pay, any indebtedness, liabilities or other obligations (including any accounts payable or trade payable) that existed prior to the Petition Date or that arose from any matter, occurrence, action, omission or circumstance that occurred prior to the Petition Date, unless (x) the Bankruptcy Court authorizes the Company Parties to pay such indebtedness, liabilities or other obligations (including any accounts payable or trade payable) pursuant to the relief granted in connection with the First Day Pleadings and (y) such payments are consistent with the applicable Budget;
(o)    change materially its financial or tax accounting methods, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of its material assets;
(p)    enter into, adopt or amend any other management employment agreements or management compensation or incentive plans, or increase in any manner the compensation or benefits (including severance) of any director, officer, or management level employee of any of the Company Parties or enter into or amend any existing employee agreements or any benefit or compensation plans without the prior written consent (which shall not be unreasonably withheld, delayed, or conditioned) of Värde and the Required Consenting RBL Lenders;
(q)    incur any liens or security interests, other than those existing immediately prior to the date hereof, those permitted under the DIP Facilities, or those granted under the DIP Facility, the Interim DIP Order, or the Final DIP Order; or
(r)    amend, modify, amend and assume or waive or fail to enforce rights under, any executory contract or unexpired lease between (x) any Company Party and (y) Värde or any of its Affiliates, in each case without the prior written consent of the Required Consenting RBL Lenders.

Section 9.    Additional Provisions Regarding Company Parties’ Commitments.Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement or any of the Definitive Documents shall require the Company Parties, nor any of the Company Parties’ directors, managers, or officers, to take or refrain from taking any action with respect to the Restructuring Transactions or the Sale Alternative to the extent such person or persons determines in good faith and upon advice of counsel that taking such action, or refraining from taking such action, as applicable, would be inconsistent with applicable Law or its fiduciary obligations under applicable Law. The Company Parties shall provide prompt written notice to counsel to the Consenting Stakeholders of any determination made in accordance with this Section 9.01. This Section 9.01 shall not impede any Party’s right to terminate this Agreement in accordance with Section 13.
9.01    Nothing in this Agreement shall: (a) impair or waive the rights of the Company Parties to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions or the Sale Alternative; and (b) prevent the Company Parties from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
Section 10.    Transfer of Interests and Securities.
10.01    During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any Affiliated or un-Affiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement, or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interests) to counsel to the Company Parties at or before the time of the proposed Transfer. To the extent that any Transfer is permitted pursuant to this Section 10.01, the Company shall seek the waiver of any restrictions against such Transfer pursuant to any interim or final order of the Bankruptcy Court if the Company determines in good faith, in consultation with the transferring Consenting Stakeholder, that such Transfer would not reasonably be expected to result in an “ownership change” of the Company pursuant to Section 382 of the Internal Revenue Code of 1986, as amended.
10.02    Upon compliance with the requirements of Section 10.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 10.01 shall be void ab initio; provided that, the Transfer of any Company Claims/Interests shall not be deemed a Transfer of the commitments set forth in Section 6.04 or 6.05 nor a release of the obligations of Värde to perform under such Sections.
10.03    This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims/Interests acquired) to counsel to the Company Parties within five (5) Business Days of such acquisition.
10.04    This Section 10 shall not impose any obligation on the Company Parties to issue any “cleansing material” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.
10.05    Notwithstanding Section 10.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 10.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 10.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.
10.06    Notwithstanding anything to the contrary in this Section 10, the restrictions on Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any Claim and interest in favor of a bank or broker-dealer holding custody of such Claim and interest in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such Claim and interest.
Section 11.    Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder, severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Effective Date:it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, advisor, or sub-advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 10), and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 10);
(a)    it has the full power and authority to act on behalf of, vote, and consent to matters concerning, such Company Claims/Interests;

(b)    such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;
(c)    it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law.
Section 12.    Additional Representations, Warranties, and Covenants. General Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly, represents, warrants, and covenants to each other Party that, as of the date such Party executes and delivers this Agreement and as of the Effective Date:
(a)    it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(b)    except as expressly provided in this Agreement or, if applicable, the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;
(c)    the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;
(d)    except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and, with respect to the Company Parties, subject to the necessary approvals of the Bankruptcy Court and any other governmental, regulatory and/or third party approvals set forth on Exhibit I to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement, and the Company Parties further represent and warrant that their respective boards of directors or other governing bodies have approved, by all requisite action, the pursuit of the Restructuring Transactions, including, if necessary, the commencement of the Chapter 11 Cases; and
(e)    except as expressly provided by this Agreement, it is not party to any restructuring, support or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.
12.02    Representations, Warranties and Covenants of the Company Parties. Each Company Party represents and warrants to the Consenting RBL Lenders and Värde on the date hereof, as of the date hereof, that:

(a)    No Litigation. No known litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would materially adversely affect its ability to enter into this Agreement or any Definitive Documents to which it is a party;
(b)    Alternative Transaction. It is not soliciting, encouraging, or initiating any offer or proposal from, or considering entry into any agreement with, or engaging in any discussion or negotiations with any person or entity concerning an Alternative Restructuring Proposal; or
(c)    Governmental Approvals. The execution, delivery and performance by such Company Party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except as may be necessary or required for (i) approval by the Bankruptcy Court of such Company Party’s authority to implement this Agreement and the Restructuring Transactions, (ii) filings pursuant to the Securities Exchange Act of 1934, as amended, (iii) filings pursuant to applicable state securities or “blue sky” laws, and (iv) approval of the transactions contemplated by the Definitive Documents, and except as would not otherwise have a material adverse effect on the consummation of the Restructuring Transactions.
Section 13.    Termination Events.
13.01    Automatic Termination. This Agreement shall terminate with respect to all Parties automatically, without any further action required by any Party, upon the occurrence of the Effective Date.
13.02    Consenting Stakeholder Termination Events. This Agreement may be terminated (i) with respect to the Consenting RBL Lenders, by the Required Consenting RBL Lenders, and (ii) with respect to Värde, by Värde, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of any of the following events:
(a)    the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Consenting Stakeholders seeking termination pursuant to this provision and (ii) remains uncured for five (5) Business Days after such terminating Consenting Stakeholder transmits a written notice in accordance with Section 16.10 hereof detailing any such breach;
(b)    breach in any material respect by a Consenting Stakeholder of any of the representations, warranties, or covenants of such Consenting Stakeholder set forth in this Agreement, which breach remains uncured for ten (10) Business Days after the giving of written notice by the non-breaching Consenting Stakeholders of such breach to such breaching Consenting Stakeholder or counsel to such breaching Consenting Stakeholder;
(c)    failure of any of the Milestones to be satisfied (unless such Milestones have been waived, modified, extended or otherwise amended by the Required Parties in writing (which may be via email from counsel));

(d)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Stakeholders transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;
(e)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting RBL Lenders and Värde) (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code, (iv) terminating the exclusivity under section 1121 of the Bankruptcy Code, (v) making a finding of fraud by any executive, officer or director of any of the Company Parties, regarding the Company Parties or related to the Company Parties, (vi) rejecting this Agreement, or (vii) vacating or modifying the Interim DIP Order or the Final DIP Order, as applicable without the consent of the Required Consenting RBL Lenders and Värde;
(f)    upon (i) a filing by any of the Company Parties of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of, the RBL Loan Claims and/or the liens securing the RBL Loan Claims or asserting any other claim or cause of action against and/or with respect to (A) the RBL Loan Claims, (B) the liens securing the RBL Loan Claims, or (C) any of the Consenting RBL Lenders or the RBL Agent (or if the Company Parties support any such motion, application or adversary proceeding commenced by any third party) or (ii) the entry of an order of the Bankruptcy Court providing relief adverse to the interests of any Consenting RBL Lender or the RBL Agent with respect to any of the foregoing claims, causes of action or proceedings;
(g)    the Bankruptcy Court grants relief that is inconsistent with this Agreement (including the Transaction Documents) (in each case with such amendments and modifications as have been effected in accordance with the terms hereof);
(h)    the making public, modification, amendment, or filing of any Definitive Documents without the consent of the Required Parties in accordance with this Agreement;
(i)    (i) at any time prior to the execution thereof, if Värde notifies the RBL Agent and/or the Company Parties of, or publicly announces its intention not to provide (i) the Replacement DIP Facility or (ii) the Värde Equity Investment;
(j)    the Company Parties publicly announce their intention not to support the Restructuring Transactions or file, propose, support, publicly announce or execute a definitive written agreement with respect to an Alternative Restructuring Proposal;
(k)     five (5) Business Days after the occurrence of any court of competent jurisdiction or other competent governmental or regulatory authority issuing a ruling or an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement in a way that cannot be reasonably remedied by the Company Parties;
(l)    upon delivery of notice by the Company Parties pursuant to Section 9.01;
(m)    following entry by the Bankruptcy Court of an order denying confirmation of the Plan;
(n)    if on or prior to the date that is forty-five (45) days after the Petition Date, (i) this Agreement has not been supplemented to add the New Exit Facility Term Sheet that is consistent with this Agreement and (ii) the ARM/SCM Litigation has not been removed to the Bankruptcy Court or, following such removal, has been remanded to state court;
(o)    if on or prior to the date that is fifty (50) days after the Petition Date, (i) the Replacement DIP Facility is not in full force and effect or has not closed and funded in accordance with its terms, (ii) the Initial DIP Facility Claims (other than contingent claims not yet due and payable) have not been repaid in full in cash by the Company Parties with the proceeds of the Replacement DIP Facility, and (iii) the Värde Equity Commitment Letter has not been executed by Värde and the Company Parties or the conditions to its effectiveness have not occurred or been waived in accordance with its terms;
(p)    except as necessary to implement the DIP Facilities, or with the prior written consent of the Required Consenting RBL Lenders and Värde (email shall suffice), the Bankruptcy Court grants a final order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company Parties having an aggregate fair market value in excess of $1,000,000.00 or in connection with any action asserting a secured claim against any Company Party in excess of $1,000,000;
(q)    other than as contemplated by this Agreement, the Plan, or the Restructuring Transactions, the Company Parties hire any new executive officer or other senior manager or modify the terms of any existing employment agreement with their respective executive officers or other senior managers or otherwise pay any amount outside the ordinary course of business, including any amount contemplated by or in connection with any incentive, retention, bonus or similar plan, to their respective executive officers or other senior managers, in each case on terms not acceptable to the Required Consenting RBL Lenders and Värde;
(r)    the Definitive Documents and any amendments, modifications or supplements thereto filed by the Company Parties include terms that are not consistent in all respects with this Agreement and the Restructuring Term Sheet;
(s)    an Event of Default under the Initial DIP Credit Agreement or Replacement DIP Credit Agreement occurs or is occurring or any Debtor’s access to the DIP Facilities or consensual use of cash collateral is terminated and remains terminated for five (5) Business Days; and

(t)    if following the execution thereof by Värde and the Company Parties, the Värde Equity Commitment Letter terminates or ceases to be in full force and effect.
13.03    Company Party Termination Events. The Company Parties may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events:
(a)    the breach in any material respect by (i) Consenting RBL Lenders holding an amount of RBL Loan Claims that would result in non-breaching Consenting RBL Lenders holding less than two thirds (2/3) of the aggregate principal amount of RBL Loan Claims, or (ii) Värde, in each case, of any provision set forth in this Agreement which breach remains uncured for a period of ten (10) calendar days after the receipt by such Consenting Stakeholders of notice of such breach;
(b)    the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel and, after prompt written notice to counsel to the Consenting Stakeholders in accordance with Section 9.01, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;
(c)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;
(d)    following entry by the Bankruptcy Court of an order denying confirmation of the Plan;
(e)    this Agreement is terminated as to Värde or the Consenting RBL Lenders.
13.04    Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among the Required Consenting RBL Lenders, Värde, and the Company Parties.
13.05    Effect of Termination; Survival of Obligations.
(a)    Except as set forth in Section 7.01, this Section 13.05, Section 15.01 (solely to the extent described by Section 15.01), and Section 16.22, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided that, if this Agreement is terminated because of a material breach by a Party, each other Party’s rights to seek injunctive relief against the breaching Party shall survive termination of this Agreement. Upon the occurrence of a Termination Date prior to the Effective Date, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots and votes delivered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting the Company Parties or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Company Parties or the ability of the Company Parties to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Company Parties or any Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement or a Definitive Document and such breach is the cause of such termination event. For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.
(b)    Notwithstanding anything to the contrary in this Agreement, but for the avoidance of doubt subject to Section 13.05(c), upon and after the occurrence of a Termination Date, other than as a result of a breach of this Agreement by the Consenting RBL Lenders, Värde, on behalf of itself and its affiliates and assigns, agrees that:
(i)    until the Non-Affiliate RBL Facility Claims are paid in full and in cash (or otherwise satisfied in a manner accepted by the RBL Agent and the Non-Affiliated RBL Lenders), whether pursuant to a chapter 11 plan or otherwise, Värde (and its affiliates and assigns) shall not be entitled to any recovery in respect of its Replacement DIP Facility Claims and Värde (and its affiliates and assigns) shall turn over any payments, distributions or other amounts received to the RBL Agent;
(ii)    Värde (and its affiliates and assigns) shall not directly or indirectly object to, delay, impede, seek to enjoin, seek damages in connection with, or take any other action to interfere with or inconsistent with: (A) any stipulation or release by the Debtor in the Interim DIP Order (or any applicable Final Order consistent with the Interim DIP Order); (B) the Initial DIP Facility and Initial DIP Credit Agreement; (C) the Sale Alternative, including entry of an order approving the Alternative Bidding Procedures, so long as such sale is conducted in a manner consistent the Alternative Bidding Procedures (as such procedures may be amended, modified or supplemented with the consent of Värde to the extent such procedures are amended, modified or supplemented to prohibit Värde from credit bidding its allowed secured Covered Claims/Interests or otherwise in a manner that adversely affects Värde as a bidder); or (D) confirmation of (i) an Approved Plan of Reorganization (as defined in the Initial DIP Credit Agreement) or (ii) other distribution of cash or other assets to the RBL Lenders in satisfaction of their allowed Claims against the Debtors, provided, that in each case, such Approved Plan of Reorganization or other distribution is in a manner consistent with the RBL Credit Agreement Documents as to RBL Loan Claims and as to any other claims or interests held by Värde (and its affiliates and assigns) in a manner not otherwise adverse to Värde (and its affiliates and assigns) in comparison to other holders of such claims or interests and Värde reserves the right to object to an Approved Plan of Reorganization on the basis that such plan fails to comply with the requirements of sections 1129(a)(7)(A)(ii) or 1129(a)(9) of the Bankruptcy Code as to itself and/or its affiliates and assigns;
(iii)    not object to any key employee incentive plan, key employee retention plan or management incentive plan, in each case, that is agreed between the Debtors and the Consenting RBL Lenders and not otherwise adverse to Värde; and
(iv)    not Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any Affiliated or un-Affiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless the transferee agrees in writing to be bound by this Section 13.05(b).
(c)    Notwithstanding the immediately foregoing clause (b), upon and after the occurrence of a Termination Date other than as a result of a breach of this Agreement by Värde, Värde shall retain all rights to object to any proposed amendments, modifications or supplements to the Initial DIP Facility and the Initial DIP Credit Agreement that would increase any interest rate, fees or premiums (but not any customary amendment or consent fees), add any new events of default thereunder or increase the principal amount thereunder in excess of $13 million.
(d)    Upon and after the occurrence of a Termination Date other than as a result of a breach of this Agreement by Värde, the Consenting RBL Lenders shall not Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any Affiliated or un-Affiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless the transferee agrees in writing to be bound by Sections 7.01(b)-(c) and Section 13.05(c).
(e)    Upon and after the occurrence of a Termination Date other than as a result of a breach of this Agreement by Värde, the Consenting RBL Lenders shall work in good faith with the Debtors to design and obtain Bankruptcy Court approval of one or more key employee incentive plans in connection with the Sale Alternative, in each case, with target awards of $480,000, which plan or plans shall be in form and substance satisfactory to the Company Parties and the Required Consenting RBL Lenders, and for which plans the Debtors will seek the approval of the Bankruptcy Court substantially contemporaneously with the approval of the Alternative Bidding Procedures.
Section 14.    Amendments and Waivers. This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14. For the purposes of this Section 14, email agreement by counsel to the Parties shall be sufficient to satisfy any requirements for a signed writing.
(a)    This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) the Company Parties, (ii) the Required Consenting RBL Lenders and (iii) Värde; provided, any extensions of the dates set forth in the Milestones shall only require the consent of the Required Consenting RBL Lenders and Värde.
(b)    Any modification, amendment, supplement, waiver, or change described in this Section 14(c) requires the written consent specified in this Section 14(c).
(i)    Any modification, amendment, supplement, waiver, or change with respect to any of the following requires the prior written consent of each Party: (A) the definition of “Required Parties” herein and (B) this Section 14.
(ii)    Any modification, amendment, supplement, waiver, or change with respect to the definition of “Required Consenting RBL Lenders” requires the prior written consent of each Consenting RBL Lender.
(c)    Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.
(d)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15.    Plan Releases.Releases in the Plan. The Plan shall contain the releases set forth in Exhibit J. To the extent the Debtors are pursuing the Sale Alternative, subject to the completion of an independent review overseen and controlled exclusively by the special committee comprised of disinterested and independent directors of the board of Lilis (the “Special Committee”), and a determination by the Special Committee, in its sole discretion, that there are no valid claims or causes of action of any kind or nature against Värde or its affiliated Released Parties (as defined in Exhibit J), of any value (taking into account the consideration exchanged by Värde under this Agreement), the Debtors will support, and use reasonable best efforts to obtain, an order from the Bankruptcy Court that includes the releases set forth in Exhibit J, as may be modified as necessary to give maximum effect to the scope contemplated thereby. The second sentence of this Section 15.01 shall survive termination of this Agreement solely if this Agreement is terminated pursuant to Section 13.02, and shall otherwise terminate if this Agreement is terminated by the Company Parties pursuant to Section 13.03(b) or Värde violates the provisions of Section 13.05(b).
15.01    Certain Limitations on Releases. Nothing in this Agreement and the releases referenced in this Section 15 shall, or shall be deemed to, result in the waiving or limiting by the Company Parties or any officer, director, or employee thereof of (a) any indemnification against any Company Party, any of their insurance carriers, or any other entity, or (b) any rights as beneficiaries of any insurance policies, or (c) wages, salaries, compensation, or benefits.
15.02    Covenant Not to Sue. Each of the Releasing Parties hereby further agrees and covenants not to, and shall not, commence or prosecute, or assist or otherwise aid any other Entity in the commencement or prosecution of, whether directly, derivatively or otherwise, any released claims under the Plan.
Section 16.    Miscellaneous.
16.01    Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, if applicable, and/or other applicable Law.
16.02    Exhibits Incorporated by Reference; Conflicts. Each of the exhibits (including the Transaction Documents), annexes, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event the terms and conditions as set forth in the Restructuring Term Sheet and this Agreement are inconsistent, the Restructuring Term Sheet shall control. In the event of any conflict among the terms and provisions of the Plan, this Agreement and/or the Restructuring Term Sheet, the terms and provisions of the Plan shall control. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits (including the Transaction Documents), annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules hereto) shall govern.

16.03    Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 16.03 shall not limit the right of any Party hereto to exercise any right or remedy provided for in this Agreement (including the consent and approval rights set forth in Section 4.02).
16.04    Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.
16.05    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.
16.06    Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
16.07    Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.
16.08    Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and each of the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company

Parties and each of the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.
16.09    Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.
16.10    Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail or courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
(a)    if to the Company Parties, to:
Lilis Energy, Inc.
201 Main Street, Suite 700
Fort Worth, Texas 76102
Attention: Joseph Daches
Email address: JDaches@lilisenergy.com
and
Vinson & Elkins, LLP
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: David Meyer and George Howard
Email address: DMeyer@velaw.com; GHoward@velaw.com

Vinson & Elkins, LLP
1001 Fannin St.
Suite 2500
Houston, TX 77002
Attention: Harry A. Perrin
Email address: HPerrin@velaw.com
(b)    if to the Consenting RBL Lenders, each Consenting RBL Lender at the address or electronic mail address set forth on the Consenting RBL Lender’s signature page to this Agreement (or on the signature page to the Transfer Agreement, if applicable).
(c)    a copy of all notices required to be provided hereunder to the Consenting RBL Lenders shall also be provided to the RBL Agent, to:
BMO Harris Bank N.A.
700 Louisiana Street, Suite 2100

Houston, TX 77002
Attention: Melissa Guzmann
Email address: melissa.guzmann@bmo.com

and

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention: Erland Modesto
Email address: EModesto@stblaw.com
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Nicholas Baker
Email address: NBaker@stblaw.com
(d)    if to Värde, to:
609 Main Street, Suite 3925
Houston, Texas 77002
Attention: Dillon MacDonald
Email address:    DMacDonald@varde.com

and

901 Marquette Ave S., Suite 3300
Minneapolis, Minnesota 55402
Attention: Legal Department
Email address:    legalnotices@Varde.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:     Brian Schartz, P.C.
Email address:    brian.schartz@kirkland.com

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:     Lucas E. Spivey, P.C.
Email address:    lucas.spivey@kirkland.com

Any notice given by delivery, mail, or courier shall be effective when received and a copy of such notice shall also be sent by electronic mail.
16.11    Fees and Expenses.
(a)    Following the date on which the Värde Commitment Letter is in full force and effect and has been approved by the Bankruptcy Court and the Replacement DIP Facility has been approved by the Bankruptcy Court and closes, and in connection with and pursuant to the terms of the Replacement DIP Facility, the Company Parties shall promptly pay and reimburse all reasonable and documented fees and expenses of (i) Värde, with respect to (A) Kirkland & Ellis LLP, as counsel, (B) Brownstein Hyatt Farber Schreck, LLP, as local counsel and (ii) to the extent not already paid in connection with the Interim DIP Facility, shall pay as a form of adequate protection the RBL Agent and the Consenting RBL Lenders, with respect to (A) Simpson Thacher & Bartlett LLP, as counsel to the RBL Agent, (B) McGinnis Lochridge as local counsel and (C) RPA Advisors, LLC as financial advisor to the RBL Agent (such fees and expenses the “Transaction Expenses”), in each case only to the extent such fees and expenses were incurred in connection with the Restructuring Transactions since the later of (x) the inception of the applicable fee or engagement letters of the foregoing advisor and (y) April 6, 2020. The Final DIP Order shall approve the Company Parties payment of all Transaction Expenses incurred through the effective date of a termination of this Agreement, to the extent permitted under applicable bankruptcy law, and to the extent any amounts remain unpaid following the Effective Date (other than as a result of a determination by the Bankruptcy Court that such fees are either unreasonable or not documented), those amounts shall be paid in connection with the Debtors’ emergence from the Chapter 11 Cases pursuant to the Plan or in the case of the fees and expenses of Värde, in connection with the Equity Commitment Agreement. In accordance with the foregoing, all accrued and unpaid Transaction Expenses incurred up to (and including) the date of termination of this Agreement (other than a termination occurring pursuant to Section 12.02(b)) shall be paid promptly against receipt of invoices in respect of such Transaction Expenses. Notwithstanding the termination of this Agreement or anything in this Section 16.11 to the contrary, any fees or expenses payable to the advisors under the Interim DIP Order or the Final DIP Order (including, without limitation, fees or expenses payable as adequate protection for the RBL Agent and the Consenting RBL Lenders) shall be payable in accordance with the terms of the Interim DIP Order or the Final DIP Order (as applicable). Notwithstanding anything in this Agreement to the contrary, the Company Parties shall not pay any Transaction Expenses of any Party that has materially breached this Agreement or any such Transaction Expenses in connection with such breach.
(b)    The terms set forth in this Section 16.11 shall survive termination of this Agreement for all Transaction Expenses incurred prior to the date of such termination and shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated. The Company Parties hereby acknowledge and agree that the Consenting Stakeholders have expenses associated with the negotiation of this Agreement, and will continue to expend, considerable time, effort, and expense in connection with this Agreement, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties, and that the Consenting Stakeholders have made a substantial contribution to the Company

Parties. The Parties acknowledge that the agreements contained in this Section 16.11 are an integral part of the transactions contemplated by this Agreement, are actually necessary to preserve the value of the Company Parties and constitute liquidated damages and not a penalty, and that, without these agreements, the Consenting Stakeholders would not have entered into this Agreement. If and to the extent not previously reimbursed or paid in connection with the foregoing, the Company Parties shall reimburse or pay (as the case may be) all documented Transaction Expenses pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise to the extent payable hereunder. The obligations set forth in this Section 16.11 are in addition to, and do not limit, the Company Parties’ other obligations under this Agreement.
16.12    Management Agreement. On the Effective Date, (i) all Employment Agreements with the Executives shall be assumed and (ii) any amounts due and owing under such agreements and any related compensation or benefits plans or programs which have been disclosed to Värde shall be paid and/or cured in accordance with their terms.
16.13    Independent Due Diligence and Decision Making. Each of the Consenting Stakeholders hereby confirms that its decision to execute and deliver this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.
16.14    Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.
16.15    Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding (a) to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement or (b) to otherwise pursue the Sale Alternative.
16.16    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy for any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, in addition to any other remedy to which such non-breaching Party may be entitled, at law or in equity, without the necessity of proving the inadequacy of money damages as a remedy.

16.17    Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.
16.18    Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.
16.19    Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.
16.20    Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.
16.21    Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 4.02, Section 14, or otherwise, including a written approval by the Company Parties or any of the Consenting Stakeholders, as applicable, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.
16.22    Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 10 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 13.05 and Section 16 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.
16.23    Confidentiality and Publicity. Other than as may be required by applicable Law and regulation or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Stakeholder), other than legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name, or the principal amount or percentage of the Company Claims/Interests held by, any Consenting Stakeholder (and, in addition to the foregoing, where a Consenting Stakeholder is an investment advisor, sub-advisor, or manager for a beneficial holder, the name or the principal amount or percentage held by such beneficial holder) or any of its respective subsidiaries or affiliates (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer); provided, however, that the Company Parties shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, any class of the Company Claims/Interests held by the Consenting Stakeholders collectively; provided, further, that the Company Parties may disclose the names of any Consenting Stakeholder (at the institution level) at a hearing in connection with the Chapter 11 Cases, but not the principal amount or percentage of the Company Claims/Interests held by any such Consenting Stakeholder (or, in addition to the foregoing, where a Consenting Stakeholder is an investment advisor, sub-advisor, or manager for a beneficial holder, the principal amount or percentage held by such beneficial holder) or any of its respective subsidiaries or affiliates (including, for the avoidance of doubt, any Company Claims/Interests acquired pursuant to any Transfer). Notwithstanding the foregoing, the Consenting Stakeholders hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in the Definitive Documents or as otherwise required by Law or regulation; provided, however, that (a) if any of the Company Parties determines that they are required to attach a copy of this Agreement, any Joinder, or any Transfer Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, they will redact any reference to or identifying information concerning a specific Consenting Stakeholders and such Consenting Stakeholder’s holdings of Company Claims/Interests (including before filing any pleading with the Bankruptcy Court) and (b) if disclosure of additional identifying information of any Consenting Stakeholders is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Stakeholder (who shall have the right to seek a protective order prior to disclosure). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder, and any Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to counsel for the Consenting Stakeholders all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable Law) in advance of release and will take such counsel’s view with respect to such communications into account. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.
16.24    Relationship Among Parties. Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, not joint. None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any Consenting Stakeholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders, in each case except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity securities of any Company Parties without the consent of Lilis or any Consenting Stakeholder, subject to Section 10 of this Agreement and applicable securities Laws. No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and do not constitute a “group” within the meaning of Section 13(d)(3) of the

Exchange Act or Rule 13d-5 promulgated thereunder. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[signature pages follow]

Company Parties’ Signature Page to
the Restructuring Support Agreement
LILIS ENERGY, INC.

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Authorized Signatory

BRUSHY RESOURCES, INC.

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Authorized Signatory

IMPETRO RESOURCES, LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Authorized Signatory

IMPETRO OPERATING LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Authorized Signatory

Company Parties’ Signature Page to
the Restructuring Support Agreement
LILIS OPERATING COMPANY, LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Authorized Signatory

HURRICANE RESOURCES LLC

By: /s/ Joseph C. Daches
Name: Joseph C. Daches
Authorized Signatory

Consenting RBL Lender Signature Page to
the Restructuring Support Agreement
CAPITAL ONE, NATIONAL ASSOCIATION
By: _/s/ Michael P. Robinson___________________
Name: Michael P. Robinson
Title: Vice President
Address: 201 St. Charles Ave., 18th Floor, New Orleans, LA 70170
E-mail address(es): [REDACTED]

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans	$20,635,955.73
Equity Interests

Consenting RBL Lender Signature Page to
the Restructuring Support Agreement
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By: _/s/ Didier Siffer________________________
Name: Didier Siffer
Title: Authorized Signatory
By: _/s/ Megan Kane________________________
Name: Megan Kane
Title: Authorized Signatory
Address: Eleven Madison Avenue, New York 10010 3629 NY, United States
E-mail address(es): [REDACTED]

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans	$18,343,071.76
Equity Interests

Consenting RBL Lender Signature Page to
the Restructuring Support Agreement
BMO HARRIS BANK N.A.
By: _/s/ Melissa Guzmann_________________
Name: Melissa Guzmann
Title: Director
Address:     700 Louisiana Street, Suite 2100
Houston, TX 77002
Attention: Melissa Guzmann
E-mail address(es): [REDACTED]

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans	$25,221,723.66
Equity Interests

Värde Signature Page to
the Restructuring Support Agreement
SEVERALLY AND NOT JOINTLY FOR EACH ENTITY LISTED BELOW:

By: /s/ Todd Jelen__________________________
Name: Todd Jelen
Title: Senior Managing Director
THE VÄRDE FUND VI-A, L.P.,
By: Värde Investment Partners G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
VÄRDE INVESTMENT PARTNERS, L.P.,
By: Värde Investment Partners G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
THE VÄRDE FUND XI (MASTER), L.P.,
By: Värde Fund XI G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.,
By: Värde Investment Partners G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
THE VÄRDE SKYWAY FUND, L.P.,
By: The Värde Skyway Fund G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
THE VÄRDE SKYWAY MINI-MASTER FUND, L.P.,
By: The Värde Skyway Fund G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
THE VÄRDE FUND XII (MASTER), L.P.,
By: The Värde Fund XII G.P., LLC, its General Partner
By: The Värde Fund XII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner
Address: Värde Partners, Inc., 609 Main Street, Suite 3925, Houston, Texas 77002 E-mail: [REDACTED]

Aggregate Amounts Beneficially Owned or Managed on Account of Värde:
RBL Loans	28%
Common Equity Interests	24.53%
Preferred Equity Interests	100%

Schedule 1

Milestones
(a)    No later than June 29, 2020, the Petition Date shall have occurred.
(b)    No later than one (1) day after the Petition Date, the Debtors shall file with the Bankruptcy Court motions in form and substance reasonably satisfactory to the Consenting Stakeholders (i) seeking entry of the Interim DIP Order and (ii) seeking entry of a Bar Date Order.
(c)    No later than four (4) days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order.
(d)    No later than 10 days after the Petition Date, the Debtors shall have filed a notice of removal with the Bankruptcy Court and the District Court of Harris County, Texas, 333rd Judicial District with respect to the ARM/SCM Litigation.
(e)    No later than 15 days after the Petition Date, (i) the Debtors shall file a motion, in form and substance reasonably satisfactory to the Consenting Stakeholders, seeking approval of the Alternative Bidding Procedures, (ii) the Debtors shall file with the Bankruptcy Court their schedules of assets and liabilities and statements of financial affairs, and (iii) the Bankruptcy Court shall have entered the Bar Date Order.
(f)    No later than 45 days after the Petition Date, (i) the claims bar date shall have occurred, (ii) the Parties shall have finalized the New Exit Facility Term Sheet and supplemented this Agreement accordingly; and (iii) the ARM/SCM Litigation shall have been removed to the Bankruptcy Court and, following such removal, shall not have been remanded to state court.
(g)    No later than 50 days after the Petition Date, (i) the Bankruptcy Court shall have entered the Final DIP Order; (ii) the Initial DIP Facility Claims (other than contingent claims not yet due and payable) shall have been repaid in full in cash by the Company Parties with the proceeds of the Replacement DIP Facility; (iii) the Värde Equity Commitment Letter shall have been executed by Värde and the Company Parties; and (iv) the Bankruptcy Court shall have entered an order approving the parties entry into the Värde Equity Commitment Letter.
(h)    If this Agreement has not been terminated and the Debtors are pursuing the Restructuring Transactions:
(i)    No later than 50 days after the Petition Date, the Debtors shall file with the Bankruptcy Court the Plan and Disclosure Statement.
(ii)    No later than 85 days after the Petition Date, the Bankruptcy Court shall have entered the Disclosure Statement Order.
(iii)    No later than 120 days after the Petition Date, the Bankruptcy Court shall have entered the Confirmation Order.

(iv)    No later than 135 days after the Petition Date, the Effective Date shall occur.
(i)    If this Agreement has been terminated and the Debtors are pursuing the Sale Alternative:
(i)    No later than 50 days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Alternative Bidding Procedures.
(ii)    No later than 85 days after the Petition Date, the Bankruptcy Court shall have entered an order approving a disclosure statement for a chapter 11 plan implementing and/or distributing the proceeds of the Sale Alternative (a “Sale Alternative Plan”).
(iii)    No later than 95 days after the Petition Date, the Bid Deadline (as defined in the Alternative Bidding Procedures) shall have occurred.
(iv)    No later than 100 days after the Petition Date, the Auction (as defined in the Alternative Bidding Procedures) shall have occurred.
(v)    No later than 120 days after the Petition Date, the Bankruptcy Court shall have entered an order confirming the Sale Alternative Plan.
(vi)    No later than 135 days after the Petition Date, (i) the Sale (as defined in the Alternative Bidding Procedures) shall have closed; and (ii) the effective date of the Sale Alternative Plan shall occur.

Exhibit A
Restructuring Term Sheet

Lilis Energy, Inc. -- Restructuring Term Sheet
The terms and conditions set forth herein (this “Term Sheet”)
1 are not legally binding, are not a complete list of all material terms and conditions described herein, are subject to material change, and are being distributed for discussion purposes only. This Term Sheet shall not constitute (nor shall it be construed as) an offer or a legally binding obligation to buy or sell, or a solicitation of any offer to buy or sell, any of the securities or debt referred to herein or of Lilis Energy, Inc. (“Lilis”) or any of its subsidiaries (collectively, the “Debtors”), a commitment to lend funds to the Debtors or any other party, or to negotiate, agree to, or otherwise participate in any plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or a solicitation of the acceptance or rejection of any chapter 11 plan for purposes of sections 1125 and 1126 the Bankruptcy Code; it being understood that such an offer or solicitation, if any, only will be made in compliance with applicable provisions of securities, bankruptcy and/or other applicable laws.
1 Capitalized terms used but not otherwise defined in this Term Sheet shall have the meanings ascribed to them in the RSA.

Implementation & Transaction Summary
The Debtors will pursue and implement, and the other Parties (as defined below) will support, a restructuring (the “Restructuring”) consistent with this Term Sheet pursuant to a plan of reorganization (as it may be amended, supplemented, or otherwise modified from time to time in accordance with the RSA referenced below, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto, the “Plan”) through chapter 11 cases (the “Chapter 11 Cases”) commenced by the Debtors under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of the Southern District of Texas (the “Bankruptcy Court”). The Plan and the Restructuring shall be consistent with this Term Sheet and subject to the RSA.

RBL Facility
The “RBL Facility” refers to the reserve based loan facility provided under the Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 10, 2018 (as amended, supplemented and otherwise modified, the “RBL Credit Agreement”) among the Debtors, each of the lenders party thereto from time to time (the “RBL Lenders”) and BMO Harris Bank, N.A., as administrative agent (the “RBL Agent”).

“RBL Claims” refers to all claims held by RBL Lenders, the RBL Agent and other secured parties (including hedge counterparties and letter of credit issuers) arising under or related to the RBL Facility.

“Affiliate RBL Claims” refers to RBL Claims held by Värde Investment Partners L.P. and its affiliates and assigns (collectively, Värde”) or any other Affiliated Lender (as defined in the RBL Credit Agreement).

“Non-Affiliate RBL Claims” refers to RBL Claims held by the Agent, the Non-Affiliated RBL Lenders and all other secured parties.

“Non-Affiliated RBL Lenders” means the RBL Lenders other than Värde.

RSA
The Debtors, Värde (in its capacity as a RBL Lender and preferred and common equity holder), and each of the Non-Affiliated RBL Lenders have entered into a restructuring support agreement (as may be amended, supplemented or otherwise modified in accordance with its terms, the “RSA”) to which this Term Sheet is attached and otherwise satisfactory to the Debtors, the Non-Affiliated RBL Lenders, and Värde (collectively, the “Parties”).

The RSA provides that the terms of all definitive documents, including the Plan, the DIP Facilities, and the Exit RBL Facility (as defined below), will be consistent with this Term Sheet and the RSA and otherwise in form and substance satisfactory to Värde, the Required Consenting RBL Lenders, and the Debtors, subject to the terms set forth therein.

The RSA will include representations, warranties, covenants and termination events customary for transactions of this type.

DIP Facilities	In the event the Plan is pursued, the chapter 11 cases shall be funded in accordance with the DIP Facilities consistent with the RSA.
Exit RBL Facility
On the effective date of the Plan (the “Effective Date”), the Non-Affiliated RBL Lenders will provide an RBL facility to the reorganized Debtors in a principal amount of $55 million, with a 36-month maturity and 9-month borrowing base redetermination holiday, and subject to such other terms and conditions as set forth in the Exit RBL Facility Term Sheet attached to the RSA and the New Exit Credit Agreement and otherwise reasonably satisfactory to the Parties (the “Exit RBL Facility”).

The Exit RBL Facility will be used to repay a portion of the Non-Affiliate RBL Claims as described in this Term Sheet.

Värde Equity Investment
On the Effective Date and subject to the terms of the Equity Commitment Letter, Plan, and RSA, Värde will purchase [●]% of the common equity of the reorganized Lilis (the “New Common Equity”) in exchange for the amount set forth in that certain Equity Commitment Letter, a form of which is attached to the RSA (the “Equity Commitment Letter” and the “Värde Equity Investment”).

Proceeds of the Värde Equity Investment will be used to repay a portion of the Non-Affiliate RBL Claims on the Effective Date as described in this Term Sheet, to fund other distributions under the Plan, and for working capital of the reorganized Debtors.

New Common Equity	On and after the Effective Date, reorganized Lilis will issue New Common Equity as set forth in this Term Sheet, the Plan, and the RSA.
Pro Forma Capital Structure of Reorganized Debtors	The Reorganized Debtors’ pro forma capital structure after consummation of the Plan shall be as follows: 1. $55 million Exit RBL Facility 2. New Common Equity
Treatment of Claims and Interests

Holders of allowed claims against and equity interests in the Debtors will receive the following treatment under the Plan on the Effective Date in full and final satisfaction of such allowed claims and equity interests, which shall be released and discharged pursuant to the Plan.

Treatment of Administrative, Other Secured, and Priority Claims
Unless a holder agrees to less favorable treatment, each holder of an allowed administrative, priority, other secured, and tax claim shall have such claim satisfied in full, in cash, which payments shall be made in the ordinary course of business or on the later of the Effective Date and the date on which such claim becomes an allowed claim (or as soon as reasonably practicable thereafter), or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that with respect to other secured claims, the Debtors shall also provide such treatment that may render such secured claim unimpaired.

Treatment of Replacement DIP Facility Claims
Unless a holder agrees to less favorable treatment, each holder of a Replacement DIP Facility Claim shall receive its pro rata share of [●]% of the New Common Equity (subject to dilution from the Värde Equity Investment); provided, that, subject to the prior payment in full in cash of the Non-Affiliate RBL Claims, such claims shall be paid in full in cash if the Debtors consummate a transaction other than (a) the transaction contemplated by the RSA or (b) any other Värde-supported transaction.

Treatment of Non-Affiliate RBL Claims
Unless a holder agrees to less favorable treatment, on the Effective Date each holder of a Non-Affiliate RBL Claim shall receive its pro rata share of: (i) $9.2 million plus all accrued and unpaid interest on the Non-Affiliate RBL Claims as of the Petition Date (estimated to be $687,100.00) (the “Pay Down Amount”) from cash on hand and/or proceeds of the Värde Equity Investment and (ii) $55 million of new loans under the Exit RBL Facility.

Treatment of Affiliate RBL Claims
Unless a holder agrees to less favorable treatment, each holder of an Affiliate RBL Claim shall receive its pro rata share of [●]% of the New Common Equity (subject to dilution from the Värde Equity Investment, if applicable).

Treatment of General Unsecured Claims
The treatment of allowed General Unsecured Claims shall be determined within 50 days of the Petition Date, which treatment shall be acceptable to Värde (in consultation with the RBL Agent) and, depending on the size of the claims pool (among other factors), may result in recoveries that involve payment in full in cash in the ordinary course of business, reinstatement, or such other treatment so as to render such claim unimpaired.

Treatment of Existing Preferred Equity Interests	The treatment of Preferred Equity Interests shall be agreed by Värde, the Company and the Required Consenting RBL Lenders on or prior to the date that the Replacement DIP Facility closes.
Treatment of Existing Common Equity Interests	All existing common equity interests of the Company shall be canceled for no consideration.
Other Terms of the Restructuring
Executory Contracts and Unexpired Leases
The treatment (e.g., assumption, assumption and assignment, and/or rejection) of all executory contracts and unexpired leases shall be acceptable to Värde; provided that the assumption of any contract with a cure cost in excess of $10 million shall also be reasonably acceptable to the Required Consenting RBL Lenders; provided further that Värde shall consult with the Required Consenting RBL Lenders regarding the rejection of any contract that results in damages in excess of $10 million.

Organizational and Governance Matters
The charter, bylaws, and/or other organizational documents of each of the Debtors shall be amended and restated in a manner consistent with section 1123(a)(6) of the Bankruptcy Code and shall be in form and substance satisfactory to Värde in consultation with the Debtors and consistent with the RSA.
Other organizational, governance, and securities registration matters shall be determined by Värde and subject to the reasonable consent of the Debtors, consistent with the RSA, and included in the Plan supplement (with reasonable prior notice to the Non-Affiliated Lenders), as necessary. Terms and conditions with respect to organizational and governance matters shall be consistent with this Term Sheet.

Shareholders Agreement
The rights and obligations of the shareholders of the reorganized Debtors will be set forth in a shareholders or similar agreement or the charter, bylaws, and/or other organizational documents of the reorganized Debtors, the form and substance of each such document shall be acceptable to Värde and the Debtors.

MIP	To be put in place by the new board of Reorganized Lilis.
Director and Officer Indemnification
Any obligations of the Debtors pursuant to their organizational documents to indemnify current and former officers, directors, agents, and/or employees shall not be discharged or impaired by confirmation of the Plan.

Director and officer insurance will continue in place for the directors and officers of all of the Debtors during the chapter 11 cases on existing or comparable terms.

On or prior to the Effective Date, the reorganized Debtors shall acquire a standard tail policy covering any director and officer at any time prior to the Effective Date in at least the scope and amount as currently maintained by the Debtors for six years after the Effective Date.

Conditions Precedent to the Effective Date
The occurrence of the Effective Date shall be subject to the satisfaction of the following conditions precedent:
•    The RSA, the Replacement DIP Facility, and the Värde Equity Investment shall not have been terminated.
•    Any and all applicable supplements, schedules, or exhibits to the Plan shall have been filed and shall be in form and substance consistent with the RSA.
•    All conditions precedent to consummation of the Exit RBL Facility shall have been satisfied or waived, and the Exit RBL Facility shall have closed.
•    The Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring.
•    The Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent with the RSA.
•    All conditions precedent to consummation of the Värde Equity Investment shall have been satisfied or waived, and the Värde Equity Investment shall have closed.
•    The total amount of (i) allowed General Unsecured Claims and (ii) allowed priority, other secured, and tax Claims against Lilis in the Chapter 11 Cases, other than claims held by Investors and their Affiliates (“Värde Claims”), shall not exceed a total of $[●] million; provided, that such condition shall be inapplicable where (x) the Plan provides that holders of allowed General Unsecured Claims (inclusive of Värde Claims) shall receive pro rata distributions from a “pot” (i.e., fixed amount) of cash and (y) the class of General Unsecured Claims has voted to accept the Plan.
•    All material litigation related to the case titled ARM Energy Management LLC, SCM Crude, LLC, and Salt Creek Midstream, LLC v. Lilis Energy, Inc., Cause No. 2020-28573, pending in the District Court of Harris County, Texas shall have been resolved in a manner that is acceptable to Värde.
•    With respect to D&O insurance coverage, the Debtors shall have (i) such coverage in place as of the Effective Date, and (ii) purchased or will puchase contemporaneously with the occurrence of the Effective Date an appropriate six year “tail” policy, in each case on terms and conditions at least as favorable as the existing D&O insurance programs.
•    The Professional Fee Escrow shall be established and funded in accordance with the terms of the Plan.

Taxes
The Parties shall negotiate in good faith to determine a structure to implement the Restructuring in a tax-efficient manner that:

1.    minimizes any current cash taxes payable by the Debtors, the reorganized Debtors, the Lenders, and Värde; and
2.    optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes) of the Restructuring to the Debtors, the reorganized Debtors; and the holders of equity or debt in the reorganized Debtors going forward (in each case as determined by the Parties).

Exemption from SEC Registration; Private Company Status
The issuance of all securities under the Plan will be exempt from registration with the U.S. Securities and Exchange Commission (the “SEC”) under section 1145 of the Bankruptcy Code to the extent available. To the extent section 1145 is unavailable, such securities shall be exempt from SEC registration as a private placement pursuant to section 4(2) of the Securities Act of 1933, as amended, and/or the safe harbor of Regulation D promulgated thereunder, or such other exemption as may be available from any applicable registration requirements.

Reorganized Debtors shall be a private, non-SEC reporting company on the Effective Date.

Other Customary Plan Provisions
The Plan contemplated by the RSA will provide for other standard and customary provisions, including provisions in respect of the cancellation of existing claims and interests; exculpations, injunctions and mutual releases for the Debtors, Värde (in its capacity as a Lender and equity holder), the RBL Agent, the RBL Lenders, the Initial DIP Lenders and the Replacement DIP Lenders, and their respective current and former directors, officers, agents, advisors, and affiliates consistent with Exhibit [J] of the RSA; the vesting of assets; the compromise and settlement of claims; the retention of jurisdiction by the Bankruptcy Court; and the resolution of disputed claims.

Employment Agreements
All Employment Agreements for senior management employees as of the Petition Date to be assumed and any amounts due and owing under such agreements and any related compensation or benefit plans or programs which have been disclosed in writing to Värde on the date hereof shall be paid and/or cured in accordance with their terms in connection with such assumption.

2 The aggregate amount of New Common Equity issued to Värde on account of the Replacement DIP Facility Claims and Affiliate RBL Claims shall equal 100%, subject to dilution on account of the Värde Equity Investment.
3 The aggregate amount of New Common Equity issued to Värde on account of the Replacement DIP Facility Claims and Affiliate RBL Claims shall equal 100%, subject to dilution on account of the Värde Equity Investment.
4 Amount to be acceptable to Värde upon receipt of reasonably acceptable diligence at the time of signing the Equity Commitment Letter.

Exhibit B
Initial DIP Credit Agreement

SENIOR SECURED
SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

DATED AS OF

[●], 2020

AMONG
LILIS ENERGY, INC.,
as Borrower,
the Guarantors party hereto,

BMO HARRIS BANK N.A.,
as Administrative Agent, and Issuing Bank

and

the Lenders party hereto

and
BMO CAPITAL MARKETS CORP.
as Sole Arranger

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01	Terms Defined Above 1

Section 1.02	Certain Defined Terms 1

Section 1.03	Types of Loans and Borrowings 32

Section 1.04	Terms Generally; Rules of Construction 32

Section 1.05	Accounting Terms and Determinations; GAAP 32

Section 1.06	Times of Day 33

Section 1.07	Timing of Payment or Performance 33

Section 1.08	Divisionss 33

Section 1.09	Rates 33
ARTICLE II
THE CREDITS

Section 2.01	Commitments 34

Section 2.02	Loans and Borrowings 34

Section 2.03	Requests for Borrowings 35

Section 2.04	Interest Elections 36

Section 2.05	Funding of Borrowings 37

Section 2.06	Termination, Reduction and Increases of Aggregate Commitments 38

Section 2.07	[Reserved] 40

Section 2.08	[Reserved] 41

Section 2.09	Letters of Credit 41

Section 2.10	Defaulting Lenders 46

Section 2.11	Collateral; Guarantee 48
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01	Repayment of Loans 49

Section 3.02	Interest 49

Section 3.03	Alternate Rate of Interest 50

Section 3.04	Prepayments 52

Section 3.05	Fees 53
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01	Payments Generally; Pro Rata Treatment; Sharing of Set-offs 55

Section 4.02	Presumption of Payment by the Borrower 56

Section 4.03	Certain Deductions by the Administrative Agent 56

Section 4.04	Disposition of Proceeds 56
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES

Section 5.01	Increased Costs 57

Section 5.02	Break Funding Payments 58

Section 5.03	Taxes 58

Section 5.04	Designation of Different Lending Office 62

Section 5.05	Replacement of Lenders 62
ARTICLE VI
CONDITIONS PRECEDENT

Section 6.01	Interim Facility Effective Date 63

Section 6.02	Final Facility Effective Date 66

Section 6.03	Each Credit Event 66
ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.01	Organization; Powers 67

Section 7.02	Authority; Enforceability 67

Section 7.03	Approvals; No Conflicts 68

Section 7.04	Financial Condition; No Material Adverse Change 68

Section 7.05	Litigation 68

Section 7.06	Environmental Matters 69

Section 7.07	Compliance with the Laws; No Default 70

Section 7.08	Investment Company Act 70

Section 7.09	Taxes 70

Section 7.10	ERISA 70

Section 7.11	Disclosure; No Material Misstatements 71

Section 7.12	Insurance 72

Section 7.13	Restriction on Liens 72

Section 7.14	Group Members 72

Section 7.15	Foreign Operations 72

Section 7.16	Location of Business and Offices 72

Section 7.17	Properties; Title, Etc. 73

Section 7.18	Maintenance of Properties 74

Section 7.19	Gas Imbalances 74

Section 7.20	Marketing of Production 74

Section 7.21	[Reserved] 74

Section 7.22	Swap Agreements 74

Section 7.23	Use of Loans and Letters of Credit 75

Section 7.24	[Reserved] 75

Section 7.25	Foreign Corrupt Practices 75

Section 7.26	Anti-Corruption Laws; Sanctions; OFAC 75

Section 7.27	[Reserved] 76

Section 7.28	EEA Financial Institution 76
ARTICLE VIII
AFFIRMATIVE COVENANTS

Section 8.01	Financial Statements; Other Information 76

Section 8.02	Notices of Material Events 80

Section 8.03	Existence; Conduct of Business 80

Section 8.04	Payment of Obligations 80

Section 8.05	Performance of Obligations under Loan Documents 80

Section 8.06	Operation and Maintenance of Properties 81

Section 8.07	Insurance 82

Section 8.08	Books and Records; Inspection Rights 82

Section 8.09	Compliance with Laws 82

Section 8.10	Environmental Matters 82

Section 8.11	Further Assurances 84

Section 8.12	[Reserved] 84

Section 8.13	[Reserved] 84

Section 8.14	Additional Collateral; Additional Guarantors 84

Section 8.15	ERISA Compliance 85

Section 8.16	Cash Management 85

Section 8.17	EEA Financial Institution 85

Section 8.18	[Reserved] 85

Section 8.19	[Reserved] 85

Section 8.20	[Reserved] 85

Section 8.21	Operators’ Lien Waiver 85

Section 8.22	Marketing Activities 86

Section 8.23	Chapter 11 Milestones 86

Section 8.24	Dataroom 87

Section 8.25	Certificate of Insurance 87
ARTICLE IX
NEGATIVE COVENANTS

Section 9.01	Financial Covenants 87

Section 9.02	Indebtedness 87

Section 9.03	Liens 89

Section 9.04	Restricted Payments; Limitations on Debt Payments, Redemption and Amendments 89

Section 9.05	Investments, Loans and Advances 90

Section 9.06	Nature of Business; No International Operations 91

Section 9.07	Proceeds of Loans 91

Section 9.08	ERISA Compliance 92

Section 9.09	Sale or Discount of Receivables 92

Section 9.10	Mergers, Etc 92

Section 9.11	Sale of Properties 93

Section 9.12	Sales and Leasebacks 94

Section 9.13	Environmental Matters 94

Section 9.14	Transactions with Affiliates 94

Section 9.15	Negative Pledge Agreements; Dividend Restrictions 94

Section 9.16	Take-or-Pay or Other Prepayments 95

Section 9.17	Swap Agreements 95

Section 9.18	Amendments to Organizational Documents 96

Section 9.19	Changes in Fiscal Periods 96

Section 9.20	Key Employee Plans 96

Section 9.21	Superpriority Claims 96

Section 9.22	Amendments to Approved Plan of Reorganization and Approved Bidding Procedures 96
ARTICLE X
EVENTS OF DEFAULT; REMEDIES

Section 10.01	Events of Default 97

Section 10.02	Remedies 100
ARTICLE XI
THE ADMINISTRATIVE AGENT

Section 11.01	Appointment; Powers 102

Section 11.02	Duties and Obligations of Administrative Agent 102

Section 11.03	Action by Administrative Agent 103

Section 11.04	Reliance by Administrative Agent 103

Section 11.05	Subagents 104

Section 11.06	Resignation of Administrative Agent 104

Section 11.07	Administrative Agent as a Lender 104

Section 11.08	No Reliance 104

Section 11.09	Administrative Agent May File Proofs of Claim 105

Section 11.10	Authority of Administrative Agent to Release Guarantors and Collateral and Liens 106

Section 11.11	Duties of the Arranger 106

Section 11.12	Credit Bidding 106

Section 11.13	[Reserved] 107

Section 11.14	Certain ERISA Matters 107
ARTICLE XII
MISCELLANEOUS

Section 12.01	Notices 109

Section 12.02	Waivers; Amendments 110

Section 12.03	Expenses, Indemnity; Damage Waiver 112

Section 12.04	Successors and Assigns 115

Section 12.05	Survival; Revival; Reinstatement 118

Section 12.06	Counterparts; Integration; Effectiveness 119

Section 12.07	Severability 121

Section 12.08	Right of Setoff 121

Section 12.09	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY 121

Section 12.10	Headings 122

Section 12.11	Confidentiality 122

Section 12.12	Interest Rate Limitation 123

Section 12.13	Collateral Matters; Swap Agreements 124

Section 12.14	No Third Party Beneficiaries 124

Section 12.15	EXCULPATION PROVISIONS 124

Section 12.16	USA Patriot Act Notice 125

Section 12.17	Flood Insurance Provisions 125

Section 12.18	Releases of Guarantors and Collateral 125

Section 12.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions 126

Section 12.20	[Reserved] 127

Section 12.21	Acknowledgement Regarding Any Supported QFCs 127
ARTICLE XIII
GUARANTEE

Section 13.01	Guarantee of Payment 127

Section 13.02	Guarantee Absolute 128

Section 13.03	Reinstatement 128

Section 13.04	Subrogation 128

Section 13.05	Subordination 128

Section 13.06	Payments Generally 129

Section 13.07	Setoff 129

Section 13.08	Formalities 129

Section 13.09	Limitations on Guarantee 129

Section 13.10	Survival 130

Section 13.11	Keepwell 130

Annex, Exhibits and Schedules

Annex I	List of Refinanced Loan Amounts, Interim Facility Commitment Cap and Commitments
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interim Order
Exhibit F	Security Instruments
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; non-partnerships)
Exhibit H-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; non-partnerships)
Exhibit H-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit H-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)
Exhibit I	[Reserved]
Exhibit J	Form of Counterpart Agreement
Schedule 1.01	Approved Counterparties
Schedule 7.05	Litigation
Schedule 7.14	Group Members
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing of Production
Schedule 7.22	Swap Agreements
Schedule 8.10(b)	Environmental Matters
Schedule 9.02	Interim Facility Effective Date Existing Indebtedness
Schedule 9.05	Investments

THIS SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of [●], 2020 is among Lilis Energy, Inc., a Nevada corporation (the “Borrower”), the Subsidiaries of the Borrower party hereto as Guarantors, each of the Lenders from time to time party hereto and BMO Harris Bank N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
R E C I T A L S
A.     The Borrower has entered into a Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 10, 2018 (as amended and in effect prior to the date hereof, the “Pre-Petition Credit Agreement”), among the Borrower, the Guarantors, BMO Harris Bank N.A., as administrative agent, and each lender from time to time party thereto.
B.     On June 28, 2020, (the “Petition Date”), each of the Loan Parties (collectively, the “Debtors”) filed a voluntary petition for relief (collectively, the “Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors are continuing in the possession of their assets and continuing to operate their respective businesses and manage their respective properties as debtors and debtors in possession under Sections 1107(a) and 1108 of the Bankruptcy Code.
C. In connection with the Cases, the Borrower has requested that the Lenders provide the Borrower with a senior secured super-priority debtor-in-possession revolving credit facility in an aggregate principal amount of up to $30,000,000 (the “DIP Facility”) in commitments and loans from the Lenders, which shall consist of (a) a new money revolving loan facility in the aggregate principal amount of up to $15,000,000 (the “New Money Facility”), as the same may be increased in accordance with Section 2.06(c), (b) a $1,500,000 term loan upon entry of the Interim Order, to roll up a portion of Pre-Petition Non-Affiliate Obligations (the “Interim Refinancing Facility”) and (c) a $13,500,000 term loan upon entry of the Final Order, to roll up a portion of Pre-Petition Non-Affiliate Obligations (together with the Interim Refinancing Facility, the “Refinancing Facility”), in each case to be afforded the liens and priority set forth in the DIP Order and as set forth in the other Loan Documents and to be used during the Cases for the purposes set forth in Section 9.07, and up to $5,000,000 of which New Money Facility shall be available for borrowings and other extensions of credit as of the Interim Facility Effective Date.
D.     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.02    Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR Loans” means Loans bearing interest based upon the Alternate Base Rate.
“Accounting Changes” has the meaning assigned to such term in Section 1.05.

“Adequate Protection Obligations” shall have the meaning assigned to such term in the DIP Order.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (and with respect to clause (c) of the definition of “Alternate Base Rate” for an Interest Period of one (1) month) an interest rate per annum equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.
“Administrative Agent” has the meaning assigned to such term in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means, at any time, an amount equal to the sum of the Commitments in effect at such time, including, for the avoidance of doubt, any increases to the Commitments in accordance with Section 2.06(c). The Aggregate Commitments as of the Interim Facility Effective Date shall be $15,000,000.
“Agreement” means this Senior Secured Super-Priority Debtor-in-Possession Revolving Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, modified, supplemented, restated, replaced or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If Alternate Base Rate is being used as an alternative rate of interest pursuant to Section 3.03(c)(for the avoidance of doubt, until an amendment has become effective pursuant to Section 3.03(c)(i)), then Alternate Base Rate shall be the greatest of (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if Alternate Base Rate as determined pursuant to the foregoing would be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means for any day with respect to a Loan that is (a) a New Money Loan that is an ABR Loan, 5.50%, (b) an Interim Refinanced Loan or a Refinanced Loan that in either case is an ABR Loan, 4.50%, (c) a New Money Loan that is a Eurodollar Loan, 6.50% and (d) an Interim Refinanced Loan or a Refinanced Loan that in either case is a Eurodollar Loan, 5.50%.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment, which percentage as of the date hereof is set forth on Annex I.
“Approved Bidding Procedures” means the “Alternative Bidding Procedures” (as defined in the Restructuring Support Agreement) substantially in the form attached to the Restructuring Support Agreement, or such other procedures in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders.
“Approved Counterparty” means (a) any Secured Swap Provider, (b) each Person listed on Schedule 1.01 and each of such Person’s Affiliates, or (c) any other Person whose long term senior unsecured debt rating at the time a particular Swap Agreement transaction is entered into is A- or A3 by S&P or Moody’s (or their equivalent), respectively, or higher.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Plan of Reorganization” means any of the following: (a) if an Approved Sale is consummated, a plan of reorganization which distributes the cash proceeds from such sale of an amount satisfactory to the Administrative Agent and Lenders to the Debtors’ holders of claims in accordance with the priorities set forth in the Bankruptcy Code, (b) a plan of reorganization which (i) provides for termination of the Commitments under the DIP Facility and payment in full in cash of all Secured Obligations under the Loan Documents owed to the Lenders in respect of the DIP Facility on the effective date of such Approved Plan of Reorganization and (ii) provides for the payment in full in cash of the Pre-Petition Non-Affiliate Obligations unless an alternative treatment is approved by more than half of the Pre-Petition Non-Affiliated Lenders holding greater than 66 2/3% of the Pre-Petition Non-Affiliate Obligations or (c) a plan of reorganization which is otherwise approved by the Administrative Agent and the Majority Lenders in their sole discretion.
“Approved Sale” means a sale of all or substantially of all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code consummated in accordance with the Approved Bidding Procedures.
“ARM/SCM Litigation” means the litigation pending in the District Court of Harris County, Texas, 333rd Judicial District styled as ARM Energy Management LLC, SCM Crude, LLC, and Salt Creek Midstream, LLC v. Lilis Energy, Inc., Cause No. 2020-28573.
“Arranger” means BMO Capital Markets Corp in its capacity as the arranger.
“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect.
“Assignee” has the meaning assigned to such term in Section 12.04(b)(i).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit G or any other form approved by the Administrative Agent.

“Auction” means an auction for the sale of all or substantially all of the Debtors’ assets if more than one qualified bid is received pursuant to the Approved Bidding Procedures, which auction will be conducted in a manner consistent with the Approved Bidding Procedures.
“Availability Limit” means (a) during the Interim Period, the Interim Facility Commitment Cap and (b) during the Final Period, the Aggregate Commitments.
“Availability Period” means the period from and including the Interim Facility Effective Date to but excluding the Termination Date.
“Avoidance Action Proceeds” means proceeds from any Avoidance Actions.
“Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination or other claims, causes of action or remedies that may be brought by or on behalf of the Debtors or their estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including claims, causes of action or remedies under sections 502, 510, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal or foreign statute and common law, including fraudulent transfer law.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11, U.S. Code, as now or hereafter in effect, or any successor thereto.
“Bankruptcy Court” has the meaning specified in the recitals hereto.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include, SOFR, Compounded SOFR or Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(a) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;
(b) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; or
(c) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Majority Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03(b) and (b) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03(b).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Borrower” has the meaning assigned to such term in the preamble hereto.
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower substantially in the form of Exhibit B for a Borrowing in accordance with Section 2.03.

“Budget” means the Initial Budget or any subsequent budget delivered by the Borrower pursuant to Section 8.01(n)(ii)(B).
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Carve-Out” has the meaning assigned to such term in the applicable DIP Order.
“Cases” has the meaning specified in the recitals hereto.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank, which shall require such deposit to made into a controlled account), for the benefit of any Issuing Bank, the Lenders or any Secured Parties and other Persons as the context requires, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and any applicable Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and any such Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one (1) year from the date of acquisition; (d) shares of money market funds investing exclusively in investments described in clauses (a), (b) and (c) of this definition and (e) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Order” means an order of the Bankruptcy Court reasonably acceptable to the Administrative Agent governing the Debtors’ authorization to continue using its cash management system.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Group Member.
“Change in Control” shall mean and be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Holders) is or becomes the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of more than thirty-five percent (35%) of the Equity Interests in the Borrower, with ordinary voting power to elect or appoint the directors or managers of the Borrower, (b) a Disposition by the Borrower or a Subsidiary occurs pursuant to which the Borrower or any Subsidiary Disposes of, in one transaction or a series of related transactions, all or substantially all of the properties and assets of the Borrower and its Subsidiaries taken as a whole, (c) [reserved] or (d) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, (ii) nominated or appointed by the board of directors of the Borrower, or (iii) directors nominated or appointed by the Permitted Holders pursuant to a right of appointment approved by the board of directors of the Borrower.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any, with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Chapter 11 Milestones” has the meaning assigned to such term in Section 8.23.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
“Collateral” means the DIP Collateral (as defined in the DIP Order); provided that the Collateral shall not include the Excluded Collateral; provided, further, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Collateral does not include any Building or Manufactured (Mobile) Home (each as defined in the applicable Flood Insurance Regulations) and no Building or Manufactured (Mobile) Home will be encumbered by any Loan Documents unless and until the Lenders are given 30 days’ prior written notice thereof and each Lender confirms within such 30 day period to the Administrative Agent that its flood due diligence has been completed and flood insurance compliance has been confirmed (including the receipt of evidence of any required flood insurance).
“Commitment” means, with respect to each Lender, the commitment of such Lender to make or continue New Money Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06, (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b) or (c) otherwise modified pursuant to the terms of this Agreement.
“Commitment Fee Rate” means 1.00% per annum.
“Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(I).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a Compliance Certificate, signed by a Financial Officer, substantially in the form of Exhibit D.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with: (a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that: (b) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review.
“Confirmation Order” means an order, in form and substance reasonably satisfactory to the Administrative Agent, confirming an Approved Plan of Reorganization.
“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit J delivered by a Guarantor pursuant to Section 8.14.
“Covered Entity” means any of the following:
(a)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)     a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 12.21.
“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.
“Debtors” has the meaning specified in the recitals hereto.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.10, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an Responsible Officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become the subject of a Bankruptcy Event or Bail-In Action.
“DIP Facility” has the meaning specified in the recitals hereto.
“DIP Order” means the Interim Order and the Final Order, as applicable.
“Disclosure Statement” means the disclosure statement in form and substance reasonably acceptable to the Administrative Agent, in respect of an Approved Plan of Reorganization.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, casualty, condemnation or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is put-able, exchangeable or convertible) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), other than as a result of an asset sale or change of control, pursuant to a sinking fund obligation or otherwise, or (b) is redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof (other than as a result of an asset sale or change of control or such redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided that, if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Equity Interests held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its parent entities or any other entity in which a Loan Party has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Capital Stock solely because such Equity Interests may be required to be repurchased by the Borrower or its Subsidiaries.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Group Member” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“Early Opt-in Election” means the occurrence of:
(a)(i) a determination by the Administrative Agent or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Borrower) that the Majority Lenders have determined that syndicated credit facilities denominated in dollars being executed at such time, or that include language similar to that contained in Section 3.03(c), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(b)(i) the election by the Administrative Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election with respect to such rate has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all Governmental Requirements relating to the environment, the preservation or reclamation of natural resources, the regulation or management of any harmful or deleterious substances, or to health and safety as it relates to environmental protection or exposure to harmful or deleterious substances.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Borrower or a Subsidiary would be treated as a single employer under section 4001(b)(1) of ERISA or section 414(b) or (c) of the Code or for purposes of provisions relating to section 412 of the Code and section 302 of ERISA, section 414 (m) or (o) of the Code.
“ERISA Event” means (a) a Reportable Event, (b) the withdrawal of the Borrower, any other Group Member or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower, any other Group Member or any ERISA Affiliate from a Multiemployer Plan; (d) the filing (or the receipt by any Group Member or any ERISA Affiliate) of a notice of intent to terminate a Plan under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the institution of proceedings to terminate a Plan by the PBGC, (f) the receipt by any Group Member, or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC, (h) on and after the effectiveness of the Pension Act, a determination that a Plan is, or would be expected to be, in “at risk” status (as defined in 303(i)(4) of ERISA or 430(i)(4) of the Code) or (i) the failure of any Group Member or any ERISA Affiliate to make by its due date, after expiration of any applicable grace period, a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, or the failure by the Borrower, any other Group Member or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loans” means Loans bearing interest based upon the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 10.01.
“Excepted Liens” means:
(a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations for work performed after the Petition Date and that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause (d) does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any other Group Member or (ii) the value of such Property subject thereto;
(e) Liens arising by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any other Group Member to provide collateral to the depository institution (other than pursuant to the Loan Documents);
(f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any other Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case that do not secure any monetary obligations and which in the aggregate do not materially impair (i) the use of such Property for the purposes of which such Property is held by the Borrower or any other Group Member or (ii) the value of such Property subject thereto;

(g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business;
(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;
(i) Liens, titles and interests of lessors of personal Property leased by such lessors to the Borrower or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Group Member’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the Borrower’s or such Group Member’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Group Member and do not encumber Property of the Borrower or any other Group Member other than the Property that is the subject of such leases;
(j) Liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to the Borrower or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Borrower’s or such Group Member’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Borrower’s or such Group Member’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Borrower or any other Group Member and do not encumber Property of the Borrower or any other Group Member other than the Property that is the subject of such licenses;
(k) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement, in order to secure the obligations of the Borrower or any other Group Member in connection with such agreement;
(l) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authority;
(m) consents to assignment and similar contractual provisions affecting any Oil and Gas Property, including customary preferential rights to purchase and calls on production by sellers relating to Hydrocarbon Interests acquired by any Group Member; and
(n) Non-Primed Liens.
provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced (except any such action that is subject to the automatic stay of Section 362 of the Bankruptcy Code or as otherwise permitted by a final order of the Bankruptcy Court), and no intention to subordinate the Liens granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Account” means (a) each account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Borrower and its Subsidiaries and (b) fiduciary, trust or escrow accounts.
“Excluded Collateral” means (a) Avoidance Actions, (b) Excluded Leases (as defined in the DIP Order), (c) proceeds of any of the foregoing, but only to the extent such proceeds would otherwise independently constitute “Excluded Collateral” under clauses (a) through (b) and (d) any Excluded Account; provided that “Excluded Collateral” shall not include any Avoidance Action Proceeds.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 5.03(g) and Section 5.03(d), and any U.S. federal withholding Taxes imposed under FATCA.
“Fair Market Value” means, with respect to (a) any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset or assets at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the Borrower in good faith and (b) any Unwind or other amendment in respect of a Swap Agreement, the value of the consideration obtainable in connection with the Unwind or amendment at such date of determination assuming an Unwind or amendment by willing parties dealing at arm’s length, as determined by the Borrower in good faith.
“FASB” means Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official government agreement with respect to the foregoing.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the NYFRB shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Final Facility Effective Date” has the meaning assigned to such term in Section 6.02.
“Final Order” means the order or judgment of the Bankruptcy Court in substantially in the form of the Interim Order with such changes as are reasonably acceptable to the Administrative Agent.
“Final Period” means the period from and including the Final Facility Effective Date to but excluding the Termination Date.
“Financial Advisor” means, (a) RPA Advisors, LLC or (b) any other Person from time to time retained by or on behalf of the Administrative Agent to provide financial advisory services.
“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer, treasurer, controller or other natural person principally responsible for the financial matters of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.
“Fiscal Quarter” means each fiscal quarter of the Borrower for accounting and tax purposes, ending on the last day of each March, June, September and December.
“Fiscal Year” means each fiscal year of the Borrower for accounting and tax purposes, ending on December 31 of each year.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.
“Foreign Subsidiaries” means any Subsidiary that is not a Domestic Group Member.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05; provided that the accounting for operating leases and Capital Leases Obligations under GAAP as in effect on the date hereof (including, without limitation, ASC 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capital Lease Obligations (it being understood, for avoidance of doubt, that no operating leases, or obligations in respect of operating leases, shall be treated as Capital Lease Obligations, respectively, hereunder).
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law (including common law), statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including applicable Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Group Members” means the collective reference to the Borrower and the Subsidiaries.
“Guarantee” shall mean the guarantee made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement.
“Guaranteed Liabilities” has the meaning assigned to such term in Section 13.01.
“Guarantors” means each Group Member.
“Hazardous Material” means any chemical, compound, material, product, byproduct, substance or waste that is defined, regulated or otherwise classified as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning under any applicable Environmental Law, and for the avoidance of doubt includes Hydrocarbons, radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.
“Highest Lawful Rate” means, as to any Lender, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Lender is then permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder, and as to any other Person, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Person is then permitted to contract for, charge or collect with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Lenders are permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.
“Historical Financial Statements” shall mean (a) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2019 and the related audited statements of operations, stockholders equity and cash flows for the fiscal year ended December 31, 2019 and (b) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of March 31, 2020 and the related unaudited statements of operations, stockholders equity and cash flows for the fiscal quarter ended March 31, 2020.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower or any other Group Member, as the context requires.
“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.
“Impacted Interest Period” has the meaning given to such term in the definition of “LIBO Rate”.
“Indebtedness” of any Person means (without duplication):
(a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments;
(b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments;
(c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including insurance premium payables and contingent obligations when they become due and payable), other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d) the principal component of all Capital Lease Obligations;
(e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person (provided that, to the extent recourse is limited to such Property, the amount of such Indebtedness for purposes of this clause (e) shall be an amount equal to the lesser of the amount of such Indebtedness and the Fair Market Value of the encumbered Property);
(f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss;
(g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Indebtedness of Property of others;
(h) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability;

(i) Disqualified Capital Stock;
(j) net Swap Obligations of such Person (for purposes hereof, the amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date); and
(k) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP;
provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business that are not overdue by more than ninety (90) days, (ii) deferred or prepaid revenues, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Group Members, (A) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (B) intercompany liabilities in connection with the cash management, tax and accounting operations of the Group Members, (v) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business and (vi) any obligation in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 12.03(b).
“Information” has the meaning assigned to such term in Section 12.11.
“Initial Budget” has the meaning set forth in Section 6.01(n).
“Interest Election Request” means a request by the Borrower substantially in the form of Exhibit C to convert or continue a Borrowing in accordance with Section 2.04.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one (1) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of one (1) months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in its Borrowing Request or Interest Election Request, as applicable, given with respect thereto; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period may have a term which would extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interim Facility Commitment Cap” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Interim Facility Commitment Cap”. The aggregate amount of the Interim Facility Commitment Cap is $5,000,000.
“Interim Facility Effective Date” has the meaning assigned to such term in Section 6.01.
“Interim Order” means an order of the Bankruptcy Court in substantially the form attached hereto as Exhibit E and otherwise reasonably satisfactory in form and substance to the Administrative Agent, approving, inter alia, this Agreement and the other Loan Documents, and (a) authorizing the incurrence by the Borrower of interim secured indebtedness in accordance with this Agreement, (b) providing for the lifting of the automatic stay (to the extent applicable) arising under section 362 of the Bankruptcy Code to enable the Administrative Agent or any Lender to effectuate, among other things, their respective rights and remedies under Section 10.02 and the Loan Documents, and (c) subject to the terms thereof, approving the payment by the Borrower of the fees and other amounts contemplated by this Agreement.
“Interim Refinanced Loan Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Interim Refinanced Loan Amount”.
“Interim Period” means the time period commencing on the date of the Bankruptcy Court’s entry of the Interim Order and ending on (but excluding) the earlier to occur of (i) the Final Facility Effective Date and (ii) the Maturity Date.
“Interim Refinanced Loans” has the meaning assigned to such term in Section 2.01(b).
“Interim Refinancing Facility” has the meaning specified in the recitals hereto.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person constituting a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“Issuing Bank” means (a) BMO Harris Bank N.A. and (b) each Lender approved by the Administrative Agent that is reasonably requested by the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.09(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References herein and in the other Loan Documents to an Issuing Bank shall be deemed to refer to such Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.
“LC Availability Requirements” has the meaning assigned to such term in Section 2.09(a).
“LC Commitment” means an amount equal to $0. For the avoidance of doubt, the LC Commitment is part of, and not in addition to, the aggregate Commitments.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise that is in the Register, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise and is no longer in the Register.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any Letter of Credit.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, including if they burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Borrower and the other Group Members shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Liquidity” means, as of any date of determination, the sum of (without duplication) (a) the unused Commitments then available to be drawn in accordance with this Agreement and (b) the aggregate amount of unrestricted cash and cash equivalents of the Borrower or any of other Loan Parties at such time (it being understood that unrestricted cash shall exclude any cash and cash equivalents which are subject to a Lien in favor of any Person other than the Administrative Agent).
“Loan Documents” means this Agreement, any Notes, any Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the DIP Order and all other agreements, instruments, consents and certificates heretofore or hereafter executed and delivered by the Borrower, any other Loan Party or any of their respective Affiliates in connection with this Agreement.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means, individually, any New Money Loan, Interim Refinanced Loan or Refinanced Loan made by any Lender pursuant to this Agreement, and collectively, the New Money Loans and Refinanced Loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means (a) at any time while no Loans or LC Exposure are outstanding, Lenders having greater than fifty percent (50%) of the Aggregate Commitments and (b) at any time while any Loans or LC Exposure are outstanding, Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that, in each case, there “Majority Lenders” shall include at least two (2) Lenders who were Lenders on the Interim Facility Effective Date.
“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the other Group Members taken as a whole, other than any change, event or occurrence, arising individually or in the aggregate, from events that could reasonably be expected to result from the filing or commencement of the Cases, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, Issuing Bank or Lender under any Loan Document.
“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the effective date of an Approved Plan of Reorganization and (c) the date on which the Debtors consummate a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code or otherwise.
“Maximum Liability” has the meaning assigned to such term in Section 13.09.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties for the benefit of the Secured Parties as security for the Secured Obligations, together with any supplements, modifications or amendments thereto and assumptions or assignments of the obligations thereunder by any Loan Party. “Mortgages” shall mean all of such Mortgages collectively.
“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means a multiemployer plan as defined in section 3(37) or 4001(a)(3) of ERISA.
“Net Proceeds” means the aggregate cash proceeds received by any Group Member in respect of any Disposition of Property (including any cash subsequently received upon the sale or other Disposition or collection of any non-cash consideration received in any sale net of amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition), and net of (without duplication of amounts deducted above) (a) the direct costs relating to such sale of Property, incurrence of Indebtedness or issuance of Equity Interests (including legal, accounting and investment banking fees, and sales commissions paid to unaffiliated third parties) and (b) Taxes paid or payable as a result thereof (after taking into account any tax credits or deductions utilized or reasonably expected to be utilized and any tax sharing arrangements).
“New Money Facility” has the meaning specified in the recitals hereto.
“New Money Loans” has the meaning assigned to such term in Section 2.01(a).
“Non-Primed Liens” has the meaning assigned to such term in the applicable DIP Order.
“Non-U.S. Lender” means a Lender, with respect to the Borrower, that is not a U.S. Person.
“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower or any other Group Member, as the context requires.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 12.04(c).
“Participant Register” has the meaning assigned to such term in Section 12.04(c).
“Patriot Act” has the meaning assigned to such term in Section 12.16.
“Payment Currency” has the meaning assigned to such term in Section 13.06.
“Payment in Full” means (a) the Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations and other contingent obligations not then due and payable) and (c) all Letters of Credit shall have expired or terminated (or are Cash Collateralized or otherwise secured to the satisfaction of each applicable Issuing Bank or other arrangements satisfactory to each applicable Issuing Bank have been made with respect thereto) and all LC Disbursements shall have been reimbursed.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time, or any successor thereto.
“Permitted Holders” means (a)(i) Värde Partners, Inc., its affiliated investment managers and funds or accounts managed by any of them (but excluding any portfolio companies that are owned in whole or in part by any of the foregoing) and (ii) any partner, member, manager, principal, director or officer of any of the foregoing and, (b) any holder of Specified Preferred Stock.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petition Date” has the meaning specified in the recitals hereto.
“Plan” means any “employee pension benefit plan”, as defined in section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which (a) is currently or hereafter sponsored, maintained or contributed to by a Group Member or an ERISA Affiliate or (b) was at any time during the six calendar years immediately preceding the date hereof, sponsored, maintained or contributed to by a Group Member or an ERISA Affiliate or to which a Group Member or an ERISA Affiliate has any liability.

“Plan Asset Regulations” means of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pre-Petition” means the time period ending immediately prior to the filing of the Cases.
“Pre-Petition Agent” means the “Administrative Agent”, as defined in the Pre-Petition Credit Agreement.
“Pre-Petition Credit Agreement” has the meaning specified in the recitals hereto.
“Pre-Petition Loans” means the “Loans” as defined in the Pre-Petition Credit Agreement.
“Pre-Petition Non-Affiliated Lenders” means the “Non-Affiliated Lender” as defined in the Pre-Petition Credit Agreement
“Pre-Petition Non-Affiliate Obligations” means all of the “Secured Obligations” of the “Non-Affiliated Lenders” as set forth in the Pre-Petition Credit Agreement.
“Pre-Petition Obligations” means all of the “Secured Obligations” as set forth in the Pre-Petition Credit Agreement.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 12.21.
“Qualified ECP Counterparty” means in respect of any Swap Agreement, a Guarantor that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement or grant of the relevant security interest becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act.
“Qualified Keepwell Provider” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an

“eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, payment of interest, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
“Refinanced Loan Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Refinanced Loan Amount”.
“Refinanced Loans” has the meaning assigned to such term in Section 2.01(c).
“Refinancing Facility” has the meaning specified in the recitals hereto.
“Register” has the meaning assigned to such term in Section 12.04(b)(iv).
“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the 30-day notice has been waived in regulations issued by the PBGC.
“Reserve Report” means that certain Reserve Report dated as of April 1, 2020 and delivered to the Administrative Agent prior to the Petition Date.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, any Financial Officer, chief operating officer, general counsel, or any vice president of such Person, and any other senior officer designated as such in writing to the Administrative Agent. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.
“Restricted Payment” means any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests.
“Restructuring Support Agreement” means the Restructuring Support Agreement, dated as of June 28, 2020, among the Pre-Petition Non-Affiliated Lenders, Värde (as defined therein) and the Loan Parties.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s New Money Loans and its LC Exposure at such time.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the date hereof, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“Scheduled Maturity Date” means the date that is the five (5) month anniversary of the date of this Agreement.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Secured Cash Management Bank” means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Borrower or any other Group Member.
“Secured Cash Management Obligations” means all obligations of the Borrower or any other Group Member arising from time to time under any Cash Management Agreement with a Secured Cash Management Bank.
“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party (a) to the Administrative Agent, any Issuing Bank, any Lender or any other Person under any Loan Document, (b) to any Secured Swap Provider under a Secured Swap Agreement or (c) to any Secured Cash Management Bank in respect of Secured Cash Management Obligations, and all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding); provided that solely with respect to any Group Member that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Group Member shall in any event be excluded from “Secured Obligations” owing by such Group Member.

“Secured Parties” means, collectively, the Administrative Agent, each Issuing Bank, the Lenders, each Secured Cash Management Bank, each Secured Swap Provider and any other Person owed Secured Obligations, and “Secured Party” means any of them individually.
“Secured Swap Agreement” means a Swap Agreement between (a) any Loan Party and (b) a Secured Swap Provider.
“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement (regardless of whether such Swap Agreement was entered into prior to the time it (or its Affiliate) became a Lender or while it (or its Affiliate) was a Lender) with a Loan Party and (b) any Person who was a Lender or an Affiliate of a Lender at the time when such Person entered into any such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party; provided that any such Secured Swap Provider that ceases to be a Lender or an Affiliate of a Lender shall continue to be a “Secured Swap Provider” for purposes of this Agreement to the extent that such Secured Swap Provider entered into a Secured Swap Agreement with a Loan Party prior to the date hereof or at the time such Secured Swap Provider was a Lender (or Affiliate of a Lender) hereunder and such Secured Swap Agreement remains in effect and there are remaining obligations under such Secured Swap Agreement (but excluding any transactions, confirms, or trades entered into after such Person ceases to be a Lender or an Affiliate of a Lender).
“Security Instruments” means (a) any security agreement executed by the Borrower and the Subsidiaries of the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties, at the reasonable request of the Administrative Agent and in form and substance reasonably satisfactory to the Administrative Agent, (b) the Mortgages, (c) the other agreements, instruments or certificates described or referred to in Exhibit F, (d) the DIP Order and (e) any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Person, in each case in connection with, or as security for the payment or performance of the Secured Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.
“Series C Preferred Stock” means the Borrower’s Series C-1 9.75% Participating Preferred Stock and Series C-2 9.75% Participating Preferred Stock.
“Series D Preferred Stock” means the Borrower’s Series D 8.25% Participating Preferred Stock.
“Series E Preferred Stock” means the Borrower’s Series E 8.25% Convertible Participating Preferred Stock.
“Series F Preferred Stock” means the Borrower’s Series F 9.00% Participating Preferred Stock.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.
“Specified Preferred Stock” shall mean (a) the Series C Preferred Stock, (b) the Series D Preferred Stock, (c) the Series E Preferred Stock, and (d) the Series F Preferred Stock.

“Statutory Reserve Rate” means a fraction (expressed as a decimal) not to exceed the number one, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basis, marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the Board or any other Governmental Authority having jurisdiction for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which Equity Interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.
“Superpriority Claim” means a claim against each Loan Party in each of the Cases on a joint and several basis that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and/or 1113 or 1114 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment, which claims shall be payable from and have recourse to all pre- and post-petition property of each Loan Party subject to the Carve-Out.
“Supported QFC” has the meaning assigned to such term in Section 12.21.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of Payment in Full and (c) the date of termination of the Commitments in accordance with the terms of this Agreement and/or the acceleration of all of the Secured Obligations under this Agreement and the other Loan Documents following the occurrence and continuance of an Event of Default in accordance with Section 10.02.
“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the Borrower’s grant of the security interests and provision of Collateral under the Security Instruments and Borrower’s grant of Liens on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments and (b) each Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Security Instruments by such Loan Party and (c) each Loan Party, such Loan Party’s grant of the security interests and provision of Collateral under the Security Instruments, and the grant of Liens by such Loan Party on Mortgaged Properties (if applicable) and other Properties pursuant to the Security Instruments.
“Transferee” means any Assignee or Participant.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“UK Financial Institutions” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 1.00%, the Unadjusted Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement.
“Unwind” means, with respect to any Swap Agreement, the early termination, unwind, cancelation or other Disposition of any such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 12.21.
“U.S. Tax Compliance Certificate” has the meaning assigned such term in Section 5.03(g)(ii)(B)(3).
“Variance Period” has the meaning assigned such term in Section 8.01(r).
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.
“Withholding Agent” mean any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.03    Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
Section 1.04    Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and the word “through” means

“through and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
Section 1.05    Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the initial financial statements to be delivered pursuant to Section 8.01(a), except for Accounting Changes (as defined below) with which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
Section 1.06    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
Section 1.07    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
Section 1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.09    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate”, “LIBO Screen Rate” or “Adjusted LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

ARTICLE II
THE CREDITS
Section 2.01    Commitments.
(a)    Subject to the terms and conditions set forth herein, including without limitation, entry of the applicable DIP Order, each Lender agrees to make new money loans (the “New Money Loans”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (ii) during the Interim Period, such Lender’s Revolving Credit Exposure exceeding such Lender’s Applicable Percentage of the Interim Facility Commitment Cap or (iii) the total Revolving Credit Exposures exceeding the Availability Limit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the New Money Loans.
(b)    Subject to the terms and conditions set forth herein, including entry of the Interim Order, upon entry of the Interim Order $1,500,000 of the Pre-Petition Loans attributable to the Pre-Petition Non-Affiliated Lenders under the Pre-Petition Credit Agreement shall be deemed refunded, refinanced, replaced and made hereunder and, on and after the entry of the Interim Order, shall constitute Loans for all purposes hereunder and under the Loan Documents in the principal amount of each Lender’s Interim Refinanced Loan Amount (the “Interim Refinanced Loans”). Amounts rolled up under this Section 2.01(b) and repaid or prepaid may not be reborrowed.
(c)    Subject to the terms and conditions set forth herein, including entry of the Final Order, upon entry of the Final Order and without duplication of any amounts referenced in clause (b) above, $13,500,000 of the Pre-Petition Loans attributable to the Pre-Petition Non-Affiliated Lenders under the Pre-Petition Credit Agreement shall be deemed refunded, refinanced, replaced and made hereunder and, on and after the entry of the Final Order, shall constitute Loans for all purposes hereunder and under the Loan Documents, in the principal amount of (including each Lender’s Interim Refinanced Loan Amount) each Lender’s Refinanced Loan Amount (together with the Interim Refinanced Loans, the “Refinanced Loans”). Amounts rolled up under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

Section 2.02    Loans and Borrowings.
(a)    Borrowings; Several Obligations. Each New Money Loan shall be made as part of a Borrowing consisting of New Money Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any New Money Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Types of Loans. Subject to the terms of this Agreement, each Borrowing of New Money Loans shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such New Money Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.09(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)    Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a Note, then, for each such Lender, the Borrower shall execute and deliver a single Note of the Borrower dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed. Upon request from a Lender, in the event that any such Lender’s Commitment increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to such Lender in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be recorded by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03    Requests for Borrowings. To request a Borrowing of New Money Loans, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 1:00 P.M. three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 P.M. on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e). Each such Borrowing Request shall be irrevocable and delivered by hand delivery, fax or other electronic communication to the Administrative Agent in substantially the form of Exhibit B and signed by the Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v)    the amount of the then-effective Commitments, Availability Limit and Aggregate Commitments, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing);
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and
(vii)    a certification that the intended use of proceeds of such Borrowing are in accordance with the Budget.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the Availability Limit.
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04    Interest Elections.
(a)    Conversion and Continuance. Each Borrowing of New Money Loans initially shall be of the Type specified in the applicable Borrowing Request unless otherwise precluded by the terms hereof and, if a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the New Money Loans comprising such Borrowing, and the New Money Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic communication to the Administrative Agent of a written Interest Election Request signed by the Borrower.
(c)    Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and Section 2.04(c)(iv) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each New Money Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 P.M. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.09(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
(b)    Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to 1:00 P.M. on the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.06    Termination, Reduction and Increases of Aggregate Commitments.
(a)    Scheduled Termination of Commitments. Unless previously terminated in accordance with this Agreement, the Commitments shall terminate on the Scheduled Maturity Date. If at any time the Aggregate Commitments are terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
(b)    Optional Termination and Reduction of Aggregate Commitments.
(i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments; provided that each reduction of the Aggregate Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $100,000.
(ii)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction or such shorter time as the Administrative Agent may agree in writing, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that, any such notice of termination of the Aggregate Commitments may state that such notice is conditioned upon the occurrence of any event specified therein (including effectiveness of other credit or debt facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (it being understood that the failure of such condition to be satisfied shall not relieve the Borrower of its obligations under Section 5.02). Any termination or reduction of the Aggregate Commitments shall be permanent and may not be reinstated, except pursuant to Section 2.06(c). Each reduction of the Aggregate Commitments pursuant to this Section 2.06(b)(ii) shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
(c)    Increases of Aggregate Commitments.
(i)    Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Commitment then in effect by increasing the Commitment of one or more Lenders.
(ii)    Any increase in the Aggregate Commitments shall be subject to the following additional conditions:
(A)    such increase shall not be less than $500,000 unless the Administrative Agent otherwise consents;
(B)    the aggregate amount of all increases in the Aggregate Commitments pursuant to this Section 2.06(c) shall not exceed $13,000,000 during the term of this Agreement.

(C)    no Default or Event of Default shall have occurred and be continuing on the effective date of such increase or would result therefrom;
(D)    no Lender’s Commitment may be increased without the consent of such Lender;
(E)    the representations and warranties of the Group Members set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such increase, except (I) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such increase, such representations and warranties shall be true and correct in all material respects as of such specified earlier date, and (II) to the extent that any such representation and warranty is expressly qualified by materiality or by reference to Material Adverse Effect, such representation and warranty (as so qualified) shall continue to be true and correct in all respects;
(F)    the maturity date of the Commitments subject to such increase shall be the same as the Maturity Date;
(G)    the Commitments subject to such increase shall be on the exact same terms and pursuant to the exact same documentation applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such increase);
(H)    the Borrower may only seek Commitments from existing Lenders;
(I)    if the Borrower elects to increase the Aggregate Commitments by increasing the Commitment of a Lender, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate in a form satisfactory to the Administrative Agent (a “Commitment Increase Certificate”); and
(J)    the Borrower shall deliver or cause to be delivered any customary documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent body) of each Group Member authorizing such increase in the Aggregate Commitments, in each case, to the extent reasonably requested by the Administrative Agent.
(iii)    Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Commitment Increase Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid any compensation required by Section 5.02), the amount of the Aggregate Commitments shall be increased as set forth therein. In addition, to the extent necessary after giving effect to the modification to the Applicable Percentages of each Lender pursuant to Section 2.06(c)(v), the Lender shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Commitments (and the resulting modifications of each Lender’s Commitment pursuant to Section 2.06(c)(iv) or Section 2.06(c)(v)).
(iv)    Upon its receipt of a duly completed Commitment Increase Certificate, executed by the Borrower and the Lender party thereto, and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Commitment Increase Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Commitments shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).
(v)    Upon any increase in the Aggregate Commitments pursuant to this Section 2.06(c), (A) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Commitments represented by such Lender’s Commitment, in each case after giving effect to such increase, and (B) Annex I to this Agreement shall be deemed amended to reflect the Commitment of each Lender as thereby increased, any changes in the Lenders’ Commitments pursuant to the foregoing clause (A), and any resulting changes in the Lenders’ Applicable Percentages.
Section 2.07    [Reserved].
Section 2.08    [Reserved].
Section 2.09    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any other Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Interim Facility Effective Date until the day which is five (5) Business Days prior to the end of the Availability Period; provided that, in addition to the conditions set forth in Section 6.03, the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if (x) the LC Exposure would exceed the LC Commitment, (y) the Revolving Credit Exposure of any Lender would exceed the Commitment of such Lender or (z) the total Revolving Credit Exposures would exceed the Availability Limit (collectively, the “LC Availability Requirements”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any of the Lenders to exceed any limits imposed by, any applicable Governmental Requirement.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
(i)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
(ii)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
(iii)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.09(c));
(iv)    specifying the amount of such Letter of Credit;
(v)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
(vi)    specifying the amount of the then effective Commitments and the Availability Limit, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
Each notice shall constitute a representation that, after giving effect to the requested issuance, amendment, renewal or extension, as applicable, the LC Availability Requirements will be satisfied on the date of such issuance, amendment, renewal or extension.
If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of this Agreement, the terms of this Agreement shall control.
(c)    Dollar Denominated; Expiration Date. Each Letter of Credit shall (i) be denominated in dollars and (ii) expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension of a Letter of Credit, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.09(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.09(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement and any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 Noon, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 A.M., on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 Noon, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, unless the Borrower has notified the relevant Issuing Bank and Administrative Agent that it will, and does, reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the satisfaction of the conditions to Borrowing set forth in Section 6.03, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in dollars and in immediately available funds. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.09(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.09(e) to reimburse the applicable Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.09(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.09(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.09(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax or other electronic transmission) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.09(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.09(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.09(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.09(i) above. Subject to the appointment and acceptance of a successor Issuing Bank which is reasonably acceptable to the Borrower, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with this Section 2.09(i).
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.09(j), (ii) [reserved], (iii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c) or (iv) the Borrower is required to Cash Collateralize a Defaulting Lender’s LC Exposure pursuant to Section 2.10, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of (A) in the case of an Event of Default, the LC Exposure (net of any Cash Collateral already held at the applicable time by the Administrative Agent with respect to such LC Exposure) and (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess, and (C) in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank(s) and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.09(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank(s), the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank(s) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
Section 2.10    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    Commitment Fees. Commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).
(b)    Waivers and Amendments. The Commitment and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided that, without prejudice to the terms of Section 12.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender adversely affected thereby.

(c)    LC Exposure. If any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)    all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentage (disregarding such Defaulting Lender’s Commitment) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one (1) Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.09(j) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted to reflect such reallocations; and
(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all fees payable pursuant to Section 3.05(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized; and
(d)    Letters of Credit. So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.10(c), and participating interests in any newly issued, extended, renewed or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.10(c)(i) (and such Defaulting Lender shall not participate therein).
(e)    New Letters of Credit. If (a) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (b) the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Bank to defease any risk to it in respect of such Lender hereunder.
(f)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, to Cash Collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with Section 2.09(j); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future LC Exposure with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.09(j); sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or repayment of any Letter of Credit obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.10(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.10 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(g)    Defaulting Lender Cure. In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Section 2.11    Collateral; Guarantee.
(a)    Priority and Liens. The parties hereto acknowledge and agree that, upon entry of the DIP Order and the delivery and execution of this Agreement, the Secured Obligations shall at all times be secured and perfected pursuant to, and have the superpriority claims and liens as set forth in the DIP Order, subject at all times to the Carve-Out.
(b)    Payment of Obligations. On the Termination Date, the Lenders shall be entitled to immediate payment of all Secured Obligations without further application to, or order of, the Bankruptcy Court.
(c)    No Discharge; Survival of Claims. Each Group Member agrees that (i) any confirmation order entered in the Cases shall not discharge or otherwise affect in any way any of the Secured Obligations, other than after Payment in Full and termination of the Commitments on or before the effective date of the applicable plan of reorganization, other than as may be contemplated in an Approved Plan of Reorganization and (ii) to the extent the Secured Obligations are not satisfied in full, (A) the Secured Obligations shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (B) the Superpriority Claim granted to the Secured Parties pursuant to the DIP Order and the Liens granted to the Administrative Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a confirmation order.
(d)    Perfection and Protection of Security Interests and Liens. The Loan Parties will from time to time deliver to the Administrative Agent all financing statements, amendments, assignments and continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by each Loan Party, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, in each case, which the Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting its lien and security interest in Collateral for the purpose of securing the Secured Obligations; provided that the Loan Parties acknowledge that all such liens and security interests are perfected upon entry of the Interim Order.
(e)    The Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for (i) the motions seeking approval of the Loan Documents and the DIP Facility and (ii) the hearings for the approval of the Interim Order and the Final Order were given in each case. The Borrower has given, on a timely basis as specified in the Interim Order, all notices required to be given on or prior to the date of this representation to all parties specified in the Interim Order.
(f)    All Obligations of the Debtors to the Lenders under the Loan Documents, including all Loans made under the DIP Facility, shall, subject to the Carve-Out, at all times:

(i)    pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several Superpriority Claim status in the Cases, which claims in respect of the New Money Facility and the Refinancing Facility shall be pari passu and shall be senior in priority and payment to the Pre-Petition Secured Obligations;
(ii)    pursuant to Bankruptcy Code section 364(c)(2), be secured by a perfected first priority Lien on the Collateral to the extent that such Collateral is not subject to valid, perfected and non-avoidable liens as of the Petition Date or liens that were in existence immediately prior to the Petition Date that are perfected as expressly permitted by the Bankruptcy Code; provided that Avoidance Action Proceeds shall not be so secured or perfected until entry of the Final Order;
(iii)    pursuant to Bankruptcy Code section 364(c)(3), be secured by a perfected junior lien on the Collateral that is subject only to the Non-Primed Liens; and
(iv)    pursuant to Bankruptcy Code section 364(d), be secured by a perfected first priority senior priming Lien on all other Collateral not described in clauses (ii) and (iii) above, which Lien shall be senior to the Adequate Protection Liens (as defined in the DIP Order) and senior and priming to (A) the Liens securing the Pre-Petition Credit Agreement and (B) any Liens that are junior to the Liens securing the Pre-Petition Credit Agreement or the Adequate Protection Liens (as defined in the DIP Order), and shall be junior only to the Non-Primed Liens and the Carve-Out.
ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
Section 3.02    Interest.
(a)    ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(b)    Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
(c)    Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, then all Loans and other amounts outstanding, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
(d)    Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that

(i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    Interest Rate Computations. All interest shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
Section 3.03    Alternate Rate of Interest.
(a)    If prior to the first day of any Interest Period:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(ii)    the Administrative Agent shall have received notice from the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, fax or other electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective (and such Borrowing shall be automatically converted into ABR Loans on the last day of the applicable Interest Period), and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.
(b)    If any Lender determines that any Governmental Requirement has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrower will also pay accrued interest on the amount so converted or prepaid.
(c)(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders; provided that, with respect to any proposed amendment containing a SOFR-Based Rate, the Majority Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03(c) will occur prior to the Benchmark Transition Start Date.
(ii)        In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(iv)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability

Period, the component of the Alternate Base Rate based upon the Adjusted LIBO Rate will not be used in any determination of the Alternate Base Rate.
Section 3.04    Prepayments.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (except with respect to any amounts due under Section 5.02), any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)    Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic transmission) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 P.M. three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 P.M. one (1) Business Day before the date of prepayment (or, in each case, such shorter time as the Administrative Agent may agree). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.
(c)    Mandatory Prepayments.
(i)    Upon Optional Termination and Reduction. If, after giving effect to any termination or reduction of the Aggregate Commitments pursuant to Section 2.06(b), the aggregate Revolving Credit Exposures of all Lenders exceeds the Availability Limit, then the Borrower shall (A) prepay the Borrowings for New Money Loans on the date of such termination or reduction in an aggregate principal amount equal to the amount of such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of any LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining excess to be held as Cash Collateral as provided in Section 2.09(j).
(ii)    Upon any Dispositions, Unwinds and Incurrence of Indebtedness. Subject to the payment priorities set forth in the DIP Order, upon:
(A)    any Disposition or Unwind outside of the ordinary course of business pursuant to Section 9.11 or, if any Group Member otherwise sells any Property outside of the ordinary course of business as not otherwise permitted by this Agreement or receives any insurance proceeds or condemnation proceeds, the Borrower shall prepay first, the Refinanced Loans and second, if any amount is remaining, the New Money Loans, in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds of such Disposition or Unwind. For the avoidance of doubt, nothing in this paragraph is intended to permit any Loan Party to sell Property other than pursuant to Section 9.11, and any such non-permitted sale will constitute a Default under this Agreement; and
(B)    the incurrence or issuance of any Indebtedness not permitted under Section 9.02 and the receipt of Net Proceeds thereof, the Borrower shall prepay first, the Refinanced Loans and second, if any amount is remaining, the New Money Loans, in an aggregate amount equal to one hundred percent (100%) of the Net Proceeds received in respect of such Indebtedness. For the avoidance of doubt, nothing in this paragraph is intended to permit any Group Member to incur Indebtedness other than as permitted under Section 9.02, and any such incurrence of Indebtedness shall be a violation of Section 9.02 and a breach of this Agreement.
(iii)    Application of Prepayments to Types of Borrowings. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, ratably to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
(iv)    Interest to be Paid with Prepayments. Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
(d)    No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
Section 3.05    Fees.
(a)    Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender (determined taking into account (i) both Loans and LC Exposure and (ii) the Availability Limit for the Interim Period) during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last Business Day of each calendar month and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) (or in such other manner as the Administrative Agent shall provide so that such computation shall not exceed the Highest Lawful Rate), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at the rate equal to the greater of (A) $750 and (B) 0.20% per annum (or such other rate as may be agreed to with such Issuing Bank) on the average daily amount of the LC Exposure attributable to such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure; provided that in no event shall such fee be less than $750.00 during any quarter unless no LC Exposure existed at any time during such quarter and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on such last Business Day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    Up-Front Fees. The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of each Lender, an up-front fee (the “Up-Front Fee”) in an amount equal to 2.00% of the Commitments of New Money Loans, which fee shall be earned and due on (i) with respect to the portion of the Commitments that become available on the Interim Facility Effective Date, the date on which the Bankruptcy Court shall have entered the Interim Order and payable in full on the Interim Facility Effective Date (and which shall be paid out of (or netted from) the proceeds of a Borrowing made on the Interim Facility Effective Date) and (ii) with respect to the remaining portion of the Commitments that become available on the Final Facility Effective Date, the date on which the Bankruptcy Court shall have entered the Final Order and payable in full on the Final Facility Effective Date (and which may be paid out of (or netted from) the proceeds of a Borrowing made on the Final Facility Effective Date).

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 11:00 A.M., on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances, absent manifest error. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02    Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.09(d), Section 2.09(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 4.04    Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, for so long as no Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to and retained by the Borrower or any other Loan Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Parties.
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES
Section 5.01    Increased Costs.
(a)    Changes in Law. If any Change in Law shall:
(i)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender or any Issuing Bank that is not otherwise included in the determination of the Adjusted LIBO Rate; or
(iii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting into, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.
(b)    Capital and Liquidity Requirements. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b), including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in

Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02    Break Funding Payments. The Borrower shall compensate each Lender for the loss, cost and expense attributable to any of the following (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02, including in reasonable detail a calculation of such amount or amounts, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
Section 5.03    Taxes.
(a)    Defined Terms. For purposes of this Section 5.03, Section 5.04 and Section 5.05, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing in this Section 5.03(d), a Loan Party shall not be required to indemnify any Credit Party pursuant to this Section 5.03(d) for any Indemnified Taxes unless such Credit Party makes demand on such Loan Party for indemnification no later than nine (9) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Credit Party for payment of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes; provided that, for the avoidance of doubt, if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the nine (9) month period referred to above still shall refer to the date on which written demand was made.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), Section 5.03(g)(ii)(B) and Section 5.03(g)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a

“bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN; or
(4)    to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes with respect to such refund) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.
Section 5.04    Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
Section 5.05    Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to an election, consent, approval, amendment, waiver or other modification to this Agreement or any other Loan Document that requires the consent of all Lenders or of all Lenders directly affected thereby, and such election, consent, amendment, waiver or other modification is otherwise consented to by the Majority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.02), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01    Interim Facility Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder during the Interim Period shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02) (the “Interim Facility Effective Date”):
(a)    Cases. (i) The Cases shall have been commenced and (ii) the motion to approve the Interim Order and the Final Order, and all “first day orders” entered at the time of commencement of the Cases shall be reasonably satisfactory in form and substance to the Administrative Agent.
(b)    Interim Order. The Administrative Agent shall have received a signed copy of the Interim Order which shall have been entered by the Bankruptcy Court on or before the fourth (4th) day after the Petition Date, and such Interim Order shall not have been vacated, reversed, modified amended or stayed.
(c)    Fees and Expenses. Subject to the Interim Order, all reasonable and documented pre- and post-petition fees, charges and expenses including, without limitation, (i) the fees, charges and expenses Simpson Thacher & Bartlett LLP, RPA Advisors, LLC and McGinnis Lochridge, in each case pursuant to invoices delivered to the Borrower at least two (2) Business Days before the Interim Facility Effective Date, (ii) the Up-Front Fee and (iii) all other amounts due and payable under Section 12.03 pursuant to invoices delivered to the Borrower at least two (2) Business Days before the Interim Facility Effective Date, in each case as required to be paid on or before the Interim Facility Effective Date, shall have been paid or shall be paid out of (or netted from) the proceeds of the initial Borrowing.
(d)    Loan Documents. The Loan Documents shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and in connection therewith the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(e)    Financial Information. The Administrative Agent and the Lenders shall have received the Historical Financial Statements.
(f)    Perfected Security Interest. The Administrative Agent for the benefit of the Secured Parties shall have a valid and perfected security interest in substantially all of the assets of the Loan Parties pursuant to the Interim Order.
(g)    Secretary’s Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower and each other Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Person to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Person (A) who are authorized to sign the Loan Documents to which such Person is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such Responsible Officers, and (iv) the articles or certificate of incorporation and by-laws or other applicable Organizational Documents of such Person, certified by a Responsible Officer as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Person to the contrary.
(h)    Corporate Status; Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Loan Party in each jurisdiction where any such Loan Party is organized or owns Oil and Gas Properties.
(i)    Responsible Officer’s Certificate re: Consents, Approvals, Litigation. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) the Borrower has received all government and third party approvals required by Section 7.03 and such approvals have been obtained on satisfactory terms and (ii) no action, proceeding or litigation (other than the Cases) is pending or threatened in any court or before any Governmental Authority that involves any Loan Document or that is seeking to enjoin or prevent the consummation of the Transactions.
(j)    Responsible Officer’s Certificate: Indebtedness. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and the Group Members will have outstanding no Indebtedness for borrowed money or Disqualified Capital Stock other than the Secured Obligations under this Agreement or other Indebtedness permitted by Section 9.02.

(k)    Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, for each Group Member, in each case no later than five (5) days prior to the Interim Facility Effective Date. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Interim Facility Effective Date, the Administrative Agent and any Lenders who have provided a written request therefor shall have received a Beneficial Ownership Certification with respect to the Borrower.
(l)    No MAE. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Interim Facility Effective Date, certifying that since December 31, 2019 there shall not have occurred any change, development or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Borrower, its Subsidiaries, or their respective assets, business or financial condition, taken as a whole.
(m)    [Reserved].
(n)    Initial Budget. The Administrative Agent shall have received the initial Budget for the 13-week period following the Interim Facility Effective Date, which shall be in a form satisfactory to the Administrative Agent in its reasonable discretion and in substance reasonably acceptable to the Administrative Agent and the Financial Advisor (the “Initial Budget”), together with a certificate of the Borrower stating that such Initial Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower.
(o)    Diligence; Title. The Administrative Agent shall have received title information as the Administrative Agent may reasonably require reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 95% of the aggregate present net value of the existing Oil and Gas Properties as set forth in the Reserve Report.
(p)    Key Employee Plans. (i) No existing key employee retention plan or incentive plan shall have been amended or modified, (ii) no new key employee retention plan or incentive plan shall have been entered into, and (iii) no payment of any bonus, incentive, retention, severance, change of control or termination payments shall have been paid to any member of management, in each case within the seven (7) days prior to the Interim Facility Effective Date, except for a single one-time bonus paid to a member of management disclosed to the Administrative Agent prior to the date hereof in an amount that does not exceed $10,000.
The Administrative Agent shall notify the Borrower and the Lenders of the Interim Facility Effective Date, and such notice shall be conclusive and binding.

Section 6.02    Final Facility Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder during the Final Period shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02) (the “Final Facility Effective Date”):
(a)    Final Order. The Bankruptcy Court shall have entered the Final Order within forty (40) days (or such later date consented to by the Administrative Agent and the Majority Lenders) following the Petition Date, which Final Order shall (i) be in substantially the form of the Interim Order, with only such modifications thereto as are reasonably satisfactory in form and substance to the Administrative Agent, (ii) shall have been entered on the docket of the Bankruptcy Court and (iii) shall be in full force and effect and shall not have been (A) vacated, stayed or reversed, or (B) modified or amended in any respect without the prior written consent of the Administrative Agent and the Majority Lenders in their reasonable discretion.
(b)    The Debtors shall be in compliance in all material respects with (i) the DIP Order and (ii) Section 9.01(b).
The Administrative Agent shall notify the Borrower and the Lenders of the Final Facility Effective Date, and such notice shall be conclusive and binding.
Section 6.03    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the Refinanced Loans and initial funding of the New Money Loans on the Interim Facility Effective Date), and of the Issuing Bank(s) to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
(b)    The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.
(c)    (i) During the Interim Period, the Interim Order shall be in full force and effect and shall not have been (A) vacated, stayed or reversed or (B) modified or amended in any respect without the prior written consent of the Administrative Agent and the Majority Lenders in their reasonable discretion and (ii) during the Final Period, the Final Order shall be in full force and effect and shall not have been (A) vacated, stayed or reversed or (B) modified or amended in any respect without the prior written consent of the Administrative Agent and the Majority Lenders in

their reasonable discretion and (iii) the Loan Parties shall be in compliance with the applicable DIP Order.
(d)    The making of such Loan (or the issuance, renewal or extension of any Letter of Credit) shall not violate any Governmental Requirement and shall not be enjoined, temporarily, preliminarily or permanently.
(e)    At the time of and immediately after giving effect to each such Borrowing or the issuance, amendment, renewal or extension of each such Letter of Credit, or both, as applicable, the aggregate Revolving Credit Exposures for all Lenders shall not exceed the then-effective Availability Limit.
(f)    The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.09(c), as applicable.
Each request for any such Borrowing and for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.03(a) through Section 6.03(e).
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders (including on the Interim Facility Effective Date) that:
Section 7.01    Organization; Powers. Subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, each Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02    Authority; Enforceability. Subject to entry of the DIP Order and subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, the Transactions are within each Group Member’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent and, if required, owner action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to entry of the DIP Order and subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code and further subject to other applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03    Approvals; No Conflicts. Subject to entry of the DIP Order, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect and other than (i) the recording and filing of financing statements and the Security Instruments as required by this Agreement and the applicable DIP Order and (ii) those third party approvals or consents which could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or any order of any Governmental Authority in any material respect or (ii) the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any material indenture, note, credit agreement or other similar instrument binding upon any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by any Group Member and (d) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than the Liens created by the Loan Documents).
Section 7.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders the Historical Financial Statements. Such financial statements, together with notes thereto, present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of such date in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(b)    The most recent financial statements, together with notes thereto, furnished pursuant to Section 8.01(a) present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of date thereof and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(c)    Since the Petition Date, and after giving effect to the Transactions, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Neither the Borrower nor any other Group Member has on the Interim Facility Effective Date any material Indebtedness (including Disqualified Capital Stock) or any material contingent liabilities, material off-balance sheet liabilities or partnerships, liabilities for taxes, or material and unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments other than in respect of the Secured Obligations and the Pre-Petition Obligations.
Section 7.05    Litigation.
(a)    Subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code and except for the Cases and as set forth on Schedule 7.05 there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against any Group Member that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) involve any Loan Document or the Transactions or (iii) are not otherwise subject to the automatic stay as a result of the Cases.
(b)    Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.
Section 7.06    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the Group Members and each of their respective Properties and operations thereon are in compliance with all, and have not violated any, applicable Environmental Laws;
(b)    (i) the Group Members hold and are in compliance with all, and have not violated any, Environmental Permits required for their respective operations and each of their respective properties; (ii) all such Environmental Permits are in full force and effect; and (iii) no Group Member has received any notice or otherwise has knowledge that any such Environmental Permit may be revoked, adversely modified, or not renewed, or that any application for any Environmental Permit may be protested or denied or that the anticipated terms thereof may be adversely modified;
(c)    (i) there are no actions, claims, demands, suits, investigations or proceedings under any Environmental Laws or regarding any Hazardous Materials that are pending or, to the Borrower’s knowledge, threatened, against any Group Member or regarding any property with respect to which any Group Member has any interest or obligation, or as a result of any operations of any Group Member on any such property; and (ii) there are no consent decrees or other decrees, consent orders, administrative orders or other administrative, arbitral or judicial requirements outstanding under any Environmental Laws or regarding any Hazardous Materials, directed to any Group Member or as to which any Group Member is a party, or regarding any property with respect to which any Group Member has any interest or obligation;

(d)    (i) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Group Member at, on, under or from any Group Member’s currently or formerly owned, leased or operated property or, to the Borrower’s knowledge, at any other location (including any location to which Hazardous Materials have been sent for re-use, recycling, treatment, storage or disposal) for which any Group Member could be liable, and (ii) Hazardous Materials are not otherwise present at any such properties or other locations, in each case, in amounts or concentrations or under conditions which constitute a violation of any applicable Environmental Law, could reasonably be expected to give rise to any liability, or, with respect to any Mortgaged Property, could reasonably be expected to impair its fair saleable value;
(e)    no Group Member, nor to the Borrower’s knowledge any other Person for any property with respect to which any Group Member has any interest or obligation, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding Environmental Laws or Hazardous Materials, and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of any such notice or request for information;
(f)    no Group Member has assumed or retained any liability under applicable Environmental Laws or regarding Hazardous Materials that could reasonably be expected to result in liability to any Group Member; and
(g)    to the extent reasonably requested by the Administrative Agent, the Group Members have provided to Lenders complete and correct copies of all material environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Group Member’s possession or control and relating to their respective Properties or operations thereon.
Section 7.07    Compliance with the Laws; No Default.
(a)    Each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
Section 7.08    Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09    Taxes. Each Group Member has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all material taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP, (b) to the extent otherwise excused or prohibited by the Bankruptcy Court and not otherwise authorized by the Bankruptcy Court or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 7.10    ERISA. Except as could not, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and to the extent excused by the Bankruptcy Court or as a result of the filing of the Cases:
(a)    each Plan is, and has been, operated, administered and maintained in compliance with, and the Borrower and each ERISA Affiliate have complied with, ERISA, the terms of the applicable Plan and, where applicable, the Code;
(b)    no act, omission or transaction has occurred which could result in imposition on the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA;
(c)    no liability to the PBGC (other than required premiums payments which are not past due after giving effect to any applicable grace periods) by the Borrower or any ERISA Affiliate has been or is expected by any Group Member or any ERISA Affiliate to be incurred with respect to any Plan and no ERISA Event with respect to any Plan has occurred;
(d)    the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not (determined as of the end of the most recent plan year) exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA; and
(e)    neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof sponsored, maintained or contributed to, or has any actual or contingent liability to any Multiemployer Plan.

Section 7.11    Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other existing facts and circumstances applicable to the Loan Parties known to the Borrower, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (other than any projections, forward-looking information or information of a general economic or industry specific nature) furnished by or on behalf of the Group Members to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (giving effect to all supplements thereto); provided that, with respect to projected financial or other information, the Group Members represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the parties hereto that such projected financial or other information are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Group Members’ control, and no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material, and that there are industrywide risks normally associated with the types of businesses conducted by the Borrower and its Subsidiaries). There are no statements or conclusions in any Reserve Report which are based upon or include misleading material information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production, cost estimates, geographical or geological data and information of a general economic or general industry nature contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Group Members do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
Section 7.12    Insurance. For the benefit of each Loan Party, the Borrower has insurance coverage in at least such amounts and against such risk (including public liability) as are required by Section 8.07.
Section 7.13    Restriction on Liens. Subject to any restrictions arising on account of the Borrower’s or any Subsidiaries’ status as a “debtor” under the Bankruptcy Code, no Group Member is a party to any material agreement or arrangement (other than Capital Lease Obligations or purchase money loan documents creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease Obligations or purchase money loan document or as otherwise permitted by Section 9.15), or, other than as a result of the Cases, subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14    Group Members. Schedule 7.14 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case on the Interim Facility Effective Date or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy of such disclosure to the Lenders), which shall be a supplement to Schedule 7.14. Each Guarantor and Subsidiary as of the Interim Facility Effective Date has been so designated on Schedule 7.14.
Section 7.15    Foreign Operations. No Group Member owns any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America. No Group Member owns, directly or indirectly, any Subsidiary that is not a Domestic Group Member.
Section 7.16    Location of Business and Offices. The Borrower’s jurisdiction of organization is Nevada; the name of the Borrower as listed in the public records of its jurisdiction of organization is Lilis Energy, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is E0615822007-2 (or, in each case, as set forth in an notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 12.01(c)). Each Group Member’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).
Section 7.17    Properties; Title, Etc. Other than as a result of the Cases and subject to any necessary order or authorization of the Bankruptcy Court:
(a)    Each Group Member has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties other than Properties sold, transferred or otherwise disposed of in compliance with Section 9.11 from time to time or those leases that have expired in accordance with their terms, in each case, free and clear of all Liens except Liens permitted by Section 9.03, except in each case where failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. After giving full effect to the Excepted Liens, the Group Member specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Group Member to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Group Member’s net revenue interest in such Property.
(b)    All leases and agreements necessary for the conduct of the business of the Group Members are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Group Members including all easements and rights of way, include all rights and Properties necessary to permit the Group Members to conduct their business in all material respects in the same manner as its business is conducted on the date hereof.
(d)    The rights and properties presently owned, leased or licensed by the Group Member including all easements and rights of way, include all rights and properties necessary to permit the Group Members to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.
(e)    Each Group Member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary to operate its business, and the use thereof by the Group Member does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Group Members either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.18    Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Group Members have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Group Members in all material respects. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Group Members is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Group Members is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Group Members. Subject to any necessary order or authorization of the Bankruptcy Court, all pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Group Members that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Group Members, in a manner consistent with the Group Members’ past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expected to have a Material Adverse Effect).
Section 7.19    Gas Imbalances. Except as set forth on Schedule 7.19, on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Group Member to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding $1,000,000 of net aggregate liability.
Section 7.20    Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report, no material agreements exist, which are not cancelable on 60 days’ notice or less without penalty, for the sale of production from the Group Members’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof or the date of such Reserve Report, as applicable.
Section 7.21    [Reserved].
Section 7.22    Swap Agreements. Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), as of the date specified therein, sets forth a true and complete list of all Swap Agreements of the Group Members, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement. The Borrower is a Qualified ECP Counterparty.
Section 7.23    Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used by the Borrower (a) to provide working capital for the Group Members and for other general corporate purposes in accordance with the Budget, (b) in the case of the Refinancing Facility, to refinance the Pre-Petition Non-Affiliate Obligations, pursuant to the terms set forth in Article II, (c) to pay related transaction costs, fees and expenses, (d) to make adequate protection payments as authorized by the Bankruptcy Court in the Interim Order or the Final Order, as applicable and (e) to pay obligations arising from or related to the Carve-Out. Notwithstanding anything to the contrary, no portion of the Loans or the Collateral (including any cash collateral) shall be used (i) to challenge the validity, perfection, priority, extent or enforceability of the obligations under the DIP Facility or the facility under the Pre-Petition Credit Agreement, (ii) to investigate or assert any other claims or causes of action against the Administrative Agent, the Arranger, any other agent or any Lender with respect to any holder of any such obligations, except as agreed by the Administrative Agent and provided in the DIP Order or (iii) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent or the Lenders or any such party with respect to the DIP Facility or any Pre-Petition Loan Documents. No Group Member is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.24    [Reserved].
Section 7.25    Foreign Corrupt Practices. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures as it reasonably deems appropriate, in light of its business and international activities, if any, designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith in all material respects.
Section 7.26    Anti-Corruption Laws; Sanctions; OFAC.
(a)    The Borrower has implemented and maintains in effect policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), designed to, in all material respects, ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b)    The Borrower, its Subsidiaries, and to such Person’s knowledge, its respective officers and employees and, to the knowledge of the Borrower, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.
(c)    None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
(d)    The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.

Section 7.27    [Reserved].
Section 7.28    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE VIII
AFFIRMATIVE COVENANTS
Until Payment in Full, the Debtors and each Guarantor covenant and agree with the Lenders that:
Section 8.01    Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year, the audited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity, and cash flows as of the end of and for such Fiscal Year, setting forth in comparative form the figures for the previous Fiscal Year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis, in each case, in accordance with GAAP consistently applied.
(b)    Quarterly Financial Statements. As soon as available, but in any event no later than the earlier of (i) the date that financial statements are required to be filed in accordance with then applicable law and (ii) 60 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year of the Borrower commencing with the Fiscal Quarter ending June 30, 2020, the unaudited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth, in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(c)    Certificate of Financial Officer - Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that the Borrower has been in compliance with Section 9.01 at such times as required therein and in connection therewith, setting forth reasonably detailed calculations demonstrating such compliance, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 8.01(a) and Section 8.01(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) specifying any change in the identity of the Subsidiaries and Guarantors as at the end of such Fiscal Year or Fiscal Quarter, as the case may be, from the Subsidiaries and Guarantors, respectively, provided to the Lenders on the Interim Facility Effective Date or the most recent Fiscal Year or Fiscal Quarter, as the case may be.
(d)    Certificate of Financial Officer - Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, setting forth as of a recent date, a true and complete list of all Swap Agreements of each Group Member, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor (as of the last Business Day of the period covered by such financial statements), any new credit support agreements relating thereto (other than Security Instruments) not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(e)    Certificate of Insurer -- Insurance Coverage. Within thirty (30) days following any renewal of, or material change in, the insurance maintained in accordance with Section 8.07, certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
(f)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the SEC or with any national securities exchange.
(g)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or material notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement evidencing any material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(h)    Lists of Purchasers. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a list of all Persons purchasing Hydrocarbons from any Group Member (or, with respect to Oil and Gas Properties that are not operated by a Group Member, a list of the operators of such properties) the Borrower or any other Loan Party who collectively account for at least 90% of the revenues resulting from the sale of all Hydrocarbons from the Borrower and such other Loan Parties.
(i)    Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event the Borrower or any other Group Member intends to (i) Dispose of any Oil and Gas Properties (or any Equity Interests of any Group Member that owns Oil and Gas Properties) and/or (ii) Unwind or otherwise Dispose of any Swap Agreement, prior written notice of the foregoing (of at least five (5) Business Days or such shorter time as the Administrative Agent may agree in its sole discretion), the price thereof, in the case of Oil and Gas Properties (or any Equity Interests of any Group Member that owns Oil and Gas Properties), and, in each case, the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.
(j)    Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days (or such other time as the Administrative Agent may agree), of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event of any Property of any Group Member.
(k)    Information Regarding Borrower and Guarantors. At least ten (10) Business Days prior written notice (or such other time as the Administrative Agent may agree in its sole discretion) of any change (i) in a Loan Party’s name or in any trade name used to identify such Loan Party in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s jurisdiction of organization, and (iv) in the Loan Party’s federal taxpayer identification number.
(l)    Production Report and Lease Operating Statements. (i) Beginning on the first Thursday following the Petition Date, and on every Thursday thereafter a report setting forth, for each calendar month during the then current Fiscal Year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties. (ii) Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a report setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each calendar month during the then current Fiscal Year to date.
(m)    Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
(n)    Budget. Beginning on the second Thursday following the Petition Date, and on every second Thursday thereafter, (i) an accounts payable aging of the Group Members and (ii) a budget (including (A) cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts, including anticipated Borrowings, and (B) disbursements for the Group Members, including, for the avoidance of doubt, management compensation disbursements and uses of the proceeds of Borrowings) covering the 13-week period following the date of such delivery, in the case of clauses (i) and (ii), in form and substance reasonably satisfactory to the Administrative Agent and the Financial Advisor.
(o)    Notices of Certain Changes. Promptly, but in any event within thirty (30) days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of the Borrower or any other Group Member.
(p)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
(q)    [Reserved].
(r)    Variance Reports. No later than 5:00 p.m. (New York time) on the last Business Day of every second week, beginning with the last Business Day of the second week after the week in which the Petition Date occurs, the Borrower shall deliver to the Administrative Agent, a statement of actual cash inflows and outflows, for the Borrower and the other Loan Parties on a consolidated basis, for the two immediately preceding weeks (such two week period, a “Variance Period”), together with a comparison to the Budget for the corresponding period and a detailed explanation of any variance in excess of fifteen percent (15%) of the projected aggregate cash expenses and disbursements for such Variance Period as set forth in the then applicable Budget, in each case, other than (i) professional fees, expenses and disbursements incurred in the Cases during such Variance Period and (ii) any fluctuations in the amount (but not the quantum of interest) of royalty payments, payments to working interest holders or similar payments due on account of production of oil and gas interests that are attributable to changes in commodity prices, respectively, for such Variance Period as forecast in the then applicable Budget.
(s)    Monthly Operating Reports. Substantially concurrently with the filing thereof with the Bankruptcy Court, the monthly operating report of the Debtors required to be filed with the Bankruptcy Court.
(t)    Motions, etc. To the extent reasonably practicable at least one day prior to, and in any event no later than the day after, such filing or distribution, copies of all pleadings and motions to be filed by or on behalf of the Debtors with the Bankruptcy Court or the United States Trustee in the Cases, or to be distributed by or on behalf of the Debtors to any official committee appointed in the Cases; provided that copies of pleadings and motions to be so filed by or on behalf of the Borrower or any of the Guarantors to the extent directly relating to this Agreement or any other Loan Documents, including, without limitation, any amendment, modification or supplement to this Agreement (or a waiver of the provisions thereof) or any other matter adversely affecting the liens, claims or rights of the Lenders under this Agreement or any other Loan Document in any material respect shall be delivered to the Administrative Agent and counsel to the Administrative Agent at least one day prior to such filing.
Section 8.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent (for delivery to each Lender) prompt written notice of the following:
(a)    Defaults. The occurrence of any Default or Event of Default;
(b)    Governmental Matters. Other than the Cases, the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting any of the Group Members or any Affiliate thereof not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Administrative Agent) that, in either case, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and
(c)    Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 8.03    Existence; Conduct of Business. Each Debtor will, and will cause each Group Member to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business and maintain, if necessary, its qualification to do business in each other material jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except to the extent that the failure to maintain such rights, licenses, permits, privileges and franchises or to be so qualified could not reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10.
Section 8.04    Payment of Obligations. Each Debtor will, and will cause each Group Member to, pay its obligations, including material tax liabilities, before the same shall become delinquent or in default, except where (a) such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court or (b)(i) in the case of tax liabilities, the taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or (ii) in the case of obligations other than material tax liabilities, the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.
Section 8.05    Performance of Obligations under Loan Documents. Except where such payment is excused by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, the Borrower will pay the Loans according to the reading, tenor and effect thereof, and each Debtor will, and will cause each Group Member to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.
Section 8.06    Operation and Maintenance of Properties. Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will (at its own expense), and will cause each other Group Member to:
(a)    operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;
(b)    subject to Dispositions permitted hereunder, keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and depletion excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, unless the Borrower determines in good faith that the continued maintenance of such Oil and Gas Properties and other Properties is no longer economically desirable, necessary or useful to the business of the Loan Parties;
(c)    promptly (i) pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and other similar payments accruing under the leases or other agreements affecting or pertaining to its material Oil and Gas Properties, except to the extent being contested in good faith by appropriate actions and (ii) do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder; except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and
(d)    promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with customary industry standards, the material obligations required by each and all of the material assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties; and
(e)    operate its Oil and Gas Properties and other material Properties or use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the customary practices of the industry and in material compliance with all applicable material contracts and agreements and in compliance in all material respects with all Governmental Requirements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
To the extent a Debtor is not the operator of any Property, the Debtors shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06; provided that failure of such operator to comply with this Section 8.06 shall not constitute a Default or Event of Default.

Section 8.07    Insurance. Each Debtor will, and will cause each Group Member to, maintain, with financially sound and reputable insurance companies, insurance, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in the applicable insurance policy or policies shall be endorsed in favor of and made payable to the Administrative Agent as sole “loss payee” or other formulation acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds”. To the extent that the insurer will agree to do so, such policies will also provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
Section 8.08    Books and Records; Inspection Rights. Each Debtor will, and will cause each Group Member to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Governmental Requirements shall be made of all dealings and transactions in relation to its business and activities. Each Debtor will, and will cause each Group Member to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.
Section 8.09    Compliance with Laws. Subject to any necessary order or authorization of the Bankruptcy Court, each Debtor will, and will cause each Group Member to:
(a)    comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property in all material respects.
(b)    maintain in effect and enforce policies and procedures, if any, as it reasonably deems appropriate, in light of its business and international activities (if any), designed to ensure compliance in all material respects by the Group Members and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 8.10    Environmental Matters.
(a)    Subject to the any necessary order or authorization of the Bankruptcy Court, each Debtor will, and will cause each Group Member to: (i) comply with all applicable Environmental Laws, and undertake reasonable efforts to ensure that all tenants and subtenants (if any), and all Persons with whom any Debtor or any Group Member has contracted for the exploration, development, production, operation, or other management of an oil or gas well or lease, comply with all applicable Environmental Laws; and (ii) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that could not reasonably be expected to result in any liability to any Debtor or any Group Member or to adversely affect any real property owned, leased or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to any Debtor or any Group Member, or with respect to any Mortgaged Property, could reasonably be expected to adversely affect its fair saleable value (for the avoidance of doubt, with respect to activities on properties neighboring such real property, such reasonable efforts shall not include any obligation to monitor such activities or properties); it being understood that this clause (a) shall be deemed not breached by a noncompliance with any of the foregoing (i) or (ii) if, upon learning of such noncompliance or any condition that results from such noncompliance, any affected Debtor or Group Member promptly develops and diligently implements a response to such noncompliance and any such condition that is consistent with principles of prudent environmental management and all applicable Environmental Laws, and provided that such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.
(b)    Each Debtor will, and will cause each Group Member to, promptly, but in no event later than five (5) days after learning of any action, investigation, demand or inquiry contemplated by this Section 8.10(b), notify the Administrative Agent in writing of any action, investigation, demand, or inquiry by any Person threatened in writing or commenced against any Debtor or any Group Member, or any of their property or any property with respect to which a Debtor or a Group Member has any interest or obligation, in connection with any applicable Environmental Laws or regarding any Hazardous Materials (excluding routine testing and corrective action), unless the Borrower reasonably determines, based on the information reasonably available to it at the time, that such action, investigation, demand or inquiry is unlikely to result in costs and liabilities in excess of $100,000 (it being understood that the amount will be determined in the aggregate with the costs and liabilities of all related similar actions, investigations, demands or inquiries) and in any case could not reasonably be expected to have a Material Adverse Effect (it being understood that the Borrower shall be deemed to have given notice under this Section 8.10(b) regarding the matters set forth on Schedule 8.10(b) to this Agreement to the extent such matters are described thereon).
(c)    If an Event of Default has occurred and is continuing, the Administrative Agent may (but shall not be obligated to), at the expense of the Debtors (such expenses to be reasonable in light of the circumstances), conduct such investigation as it reasonably deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Debtors and each relevant Group Member shall reasonably cooperate with the Administrative Agent in conducting such investigation and in implementing any response to such noncompliance, Hazardous Material or other environmental condition as the Administrative Agent reasonably deems appropriate. Such investigation and response may include, without limitation, a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Administrative Agent deems appropriate, and any containment, cleanup, removal, repair, restoration, remediation or other remedial work. Upon reasonable request and notice, the Administrative Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.

Section 8.11    Further Assurances.
(a)    Each Debtor (at its sole expense) will, and will cause each Group Member to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to (i) further evidence and more fully describe the collateral intended as security for the Secured Obligations, (ii) correct any omissions in this Agreement or the Security Instruments, (iii) state more fully the obligations secured therein, (iv) perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or (v) make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Loan Parties.
(b)    The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law, which financing statements may contain a description of collateral that describes such property in any manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral consistent with the terms of the Loan Documents, including describing such property as “all assets” or “all property” or words of similar effect. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
Section 8.12    [Reserved].
Section 8.13    [Reserved].
Section 8.14    Additional Collateral; Additional Guarantors.
(a)    [Reserved].
(b)    Each Debtor shall guarantee the Secured Obligations pursuant to the Guarantee. In connection with any such guarantee, each Debtor shall promptly, (i) execute and deliver a Counterpart Agreement, and any other Loan Document reasonably requested by the Administrative Agent and (ii) pledge all of the Equity Interests of owned by Debtor pursuant to a Security Instrument or other Loan Document.
(c)    Each Subsidiary of a Loan Party now existing or created, acquired or coming into existence after the date hereof, other than the Guarantors party hereto, shall promptly execute and deliver to the Administrative Agent a Counterpart Agreement and any Security Instrument or other Loan Document (or joinder thereto) as may be required by the Administrative Agent. Such Subsidiary shall deliver to the Administrative Agent, simultaneously with its delivery of such Counterpart Agreement and any such Security Instrument or other Loan Document (or joinder), (i) written evidence reasonably satisfactory to the Administrative Agent that such Subsidiary has taken all organizational action necessary to duly approve and authorize its execution, delivery and performance of such Counterpart Agreement (including under the Loan Guarantee), any such Security Instrument and any other documents which it is required to execute, and (ii) such additional closing documents, certificates and opinions of counsel as the Administrative Agent shall reasonably require.
Section 8.15    ERISA Compliance. Each Debtor will promptly furnish and will cause each Group Member and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to have a Material Adverse Effect, in connection with any Plan or any trust created thereunder, a written notice of the Borrower or such other Group Member or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, if any, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (b) upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. Promptly following any request therefor by the Administrative Agent in respect of documents received, the Borrower will furnish or will cause any applicable Group Member and any applicable ERISA Affiliate to furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan to which any Group Member or any ERISA Affiliate contributes or has an obligation to contribute; provided, that if the Group Members or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Group Members and/or their ERISA Affiliates shall promptly, but in any event within five (5) Business Days following such request, make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly, but in any event within five (5) Business Days following receipt thereof; and provided further that if the Borrower, any other Group Member or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or other Group Member or the applicable ERISA Affiliate shall not be required to make a request for such documents or notices more than once during any one twelve month period.
Section 8.16    Cash Management. Each Group Member shall maintain their cash management system as required by the Cash Management Order.
Section 8.17    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
Section 8.18    [Reserved].
Section 8.19    [Reserved].
Section 8.20    [Reserved].
Section 8.21    Operators’ Lien Waiver. The Debtors will, and will cause each Group Member and each Affiliate of any Group Member that is an operator of any Oil and Gas Properties of any Group Member to, within thirty (30) days following the Administrative Agent’s reasonable request therefor (or such longer period as the Administrative Agent may agree in its sole discretion), execute and deliver an operator’s lien waiver agreement in substantially similar form as was delivered in connection with the Pre-Petition Credit Agreement by the Debtors.
Section 8.22    Marketing Activities. Each Debtor will, and will cause each Group Member to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto only with respect to (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Group Members that one of the Group Members has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 8.23    Chapter 11 Milestones. Each Debtor shall take the following actions by the following dates (such dates, collectively, the “Chapter 11 Milestones”):
(a)    the Debtors shall have obtained approval of the Interim Order within four (4) days following the Petition Date;
(b)    the Debtors shall have filed a notice of removal with the Bankruptcy Court and the District Court of Harris County, Texas, 333rd Judicial District with respect to the ARM/SCM Litigation within ten (10) days of the Petition Date
(c)    the Debtors shall have filed a motion to approve the Approved Bidding Procedures within fourteen (14) days following the Petition Date;
(d)    the Debtors shall have obtained approval of the Final Order within fifty (50) days following the Petition Date;
(e)    the Debtors shall have filed the Approved Plan of Reorganization and the Disclosure Statement within fifty (50) days following the Petition Date;
(f)    the Debtors shall have obtained an order in form and substance satisfactory to the Administrative Agent approving the Approved Bidding Procedures within fifty (50) days following the Petition Date;
(g)    the Debtors shall have obtained approval of the Disclosure Statement within eighty (80) days following the Petition Date;

(h)    if the Debtors have received more than one qualifying bids satisfying the Approved Bidding Procedures, the Auction shall have occurred within one-hundred (100) days following the Petition Date;
(i)    the Debtors shall have obtained the Confirmation Order within one-hundred-fifteen (115) days following the Petition Date;
(j)    if the Debtors have received any qualifying bids satisfying the Approved Bidding Procedures, the Approved Sale shall have closed no later than one-hundred-fifteen (115) days after the Petition Date; and
(k)    an Approved Plan of Reorganization shall be effective within one-hundred-twenty-five (125) days following the Petition Date.
Section 8.24    Dataroom. Within forty (40) days following the Interim Facility Effective Date, each Debtor will, and will cause each Group Member to, establish and maintain a dataroom satisfactory to the Administrative Agent for prospective bidders under the Approved Bidding Procedures and populate such dataroom with all information, including a customary confidential information memorandum and “teaser”, with respect to the Debtors’ assets necessary for such bidders to bid in accordance with the Approved Bidding Procedures.
Section 8.25    Certificate of Insurance. Within five (5) Business Days following the Interim Facility Effective Date, the Borrower will deliver to the Administrative Agent certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.
ARTICLE IX
NEGATIVE COVENANTS
Until Payment in Full, the Debtors and each Guarantor covenant and agree with the Lenders that:
Section 9.01    Financial Covenants.
(a)    Minimum Liquidity. Beginning on the Final Facility Effective Date and thereafter, the Debtors will not permit, and will not permit any Group member to permit, Liquidity to be less than 1,500,000 for any period of two (2) consecutive Business Days.
(b)    Variances. The Debtors will not permit, and will not permit any Group Member to permit, during any Variance Period, the actual aggregate cash expenses and disbursements of the Group Members during such Variance Period to be more than one-hundred-and-fifteen percent (115%) of the projected aggregate cash expenses and disbursements for such Variance Period as set forth in the then applicable Budget, in each case, other than (i) professional fees, expenses and disbursements incurred in the Cases during such Variance Period and (ii) any fluctuations in the amount (but not the quantum of interest) of royalty payments, payments to working interest holders or similar payments due on account of production of oil and gas interests that are attributable to changes in commodity prices, respectively, for such Variance Period as forecast in the then applicable Budget.
Section 9.02    Indebtedness. The Debtors will not, and will not permit any Group Member to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)    the Loans and the other Secured Obligations;
(b)    to the extent existing on the Petition Date, purchase money Indebtedness, Indebtedness of any Group Member under Capital Lease Obligations, and extensions, renewals, and replacements of any such Indebtedness that do not increase the aggregate principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (b) shall not exceed $2,500,000 in the aggregate at any one time outstanding;
(c)    to the extent existing on the Petition Date, unsecured Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business;
(d)    (i) Indebtedness between the Borrower and its Subsidiaries which are Loan Parties, (ii) Indebtedness between the Subsidiaries of the Borrower which are Loan Parties and (iii) Indebtedness extended to the Borrower and its Subsidiaries which are Loan Parties by any Group Members; provided that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;
(e)    Indebtedness in respect of the Pre-Petition Obligations;
(f)    endorsements of negotiable instruments for collection in the ordinary course of business;
(g)    any guarantee of any other Indebtedness permitted to be incurred hereunder;
(h)    unsecured Indebtedness in respect of Swap Agreements entered into in compliance with Section 9.17;
(i)    to the extent existing on the Petition Date, Indebtedness arising under insurance premium financing arrangements for insurance policies required hereunder or otherwise maintained by a Debtor or any Group Member in the ordinary course of business;
(j)    to the extent existing on the Petition Date, Indebtedness arising with respect to agreements providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock (including partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest) of a Subsidiary solely to the extent such transaction is permitted under this Agreement;

(k)    to the extent existing on the Petition Date, Indebtedness (other than Indebtedness for borrowed money) incurred or deposits made by the Borrower or any Loan Party (i) under worker’s compensation laws, unemployment insurance laws or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Borrower or any Loan Party is a party, (iii) to secure public or statutory obligations of the Borrower or any Loan Party, and (iv) of cash or U.S. Government Securities made to secure the performance of statutory obligations, surety, stay, customs and appeal bonds to which the Borrower or any Loan Party is party in connection with the operation of the Oil and Gas Properties, in each case in the ordinary course of business;
(l)    Indebtedness existing on the Petition Date and set forth in Schedule 9.02;
(m)    Indebtedness in respect of Adequate Protection Obligations to the extent, and subject to the conditions set forth in, the DIP Order; and
(n)    to the extent existing on the Petition Date, Indebtedness in connection with the endorsement of negotiable instruments and other obligations in respect of cash management services, netting services, overdraft protection and similar arrangements, in each case incurred in the ordinary course of business.
Section 9.03    Liens. The Debtors will not, and will not permit any Group Member to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Secured Obligations;
(b)    Excepted Liens;
(c)    Liens existing on the Petition Date securing Indebtedness permitted by Section 9.02(b) but only on the Property that is the subject of any such Indebtedness (and any repairs, replacements, additions, fixtures, modifications, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing);
(d)    Liens securing the Pre-Petition Obligations; provided that such Liens are subject to the terms and conditions of the DIP Order;
(e)    [Reserved];
(f)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and
(g)    Liens in respect of Adequate Protection Obligations to the extent, and subject to the conditions set forth in, the DIP Order.

Section 9.04    Restricted Payments; Limitations on Debt Payments, Redemption and Amendments.
(a)    The Debtors will not, and will not permit any of the Group Members to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(i)    the Borrower may make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);
(ii)    Subsidiaries may declare and pay dividends and other Restricted Payments ratably to the Borrower and any other Loan Party; and
(iii)    the Debtors may make Restricted Payments in an aggregate amount acceptable to the Administrative Agent in its sole discretion in connection with stock option plans or other benefit plans for management or employees of the Debtors that have been approved by an order of the Bankruptcy Court reasonably satisfactory to the Administrative Agent.
(b)    Redemptions. The Debtors will not, and will not permit any Group Member to, make any Redemption or any other prepayments of principal, interest or payment of fees on, or in connection with, the Pre-Petition Loan Documents or any other Indebtedness, other than payments expressly provided for herein or pursuant to orders entered upon pleadings in form and substance reasonably satisfactory to the Administrative Agent; and
(c)    Amendments. No Debtor shall consent to any amendment, waiver, or other modification of the Pre-Petition Loan Documents or any other Indebtedness for borrowed money.
Section 9.05    Investments, Loans and Advances. The Debtors will not, and will not permit any Group Member to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments which are disclosed in Schedule 9.05;
(b)    accounts receivable arising in the ordinary course of business or under Section 9.09;
(c)    Investments in Cash Equivalents;
(d)    Investments (i) made by the Borrower in or to its Subsidiaries which are Loan Parties (or Persons that become Loan Parties substantially contemporaneously with such Investments), (ii) made by the Subsidiaries of the Borrower which are Loan Parties to each other and the Borrower or (iii) made by any Group Member in or to the Borrower or to its Subsidiaries which are Loan Parties (or Persons that become Loan Parties substantially contemporaneously with such Investments);
(e)    Subject to the limits in Section 9.06 and solely to the extent in existence on the Petition Date, Investments in direct ownership interests in Oil and Gas Properties and gas gathering systems related thereto or related to gas and mineral leases, unitization agreements, joint bidding agreements, service contracts or similar agreements that a reasonable and prudent oil and gas industry owner or operator would find acceptable, farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located, in each case, within the geographic boundaries of the United States of America;
(f)    [Reserved];
(g)    [Reserved];
(h)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to a Group Member as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of a Group Member; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(h) exceeds $250,000;
(i)    demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);
(j)    Investments constituting Indebtedness permitted under Section 9.02(d);
(k)    extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business; and
(l)    Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices.
Section 9.06    Nature of Business; No International Operations. Subject to any restrictions arising on account of the Debtors’ status as a “debtor” under the Bankruptcy Code and entry of the DIP Order, the Debtors and the Group Members, taken as a whole, will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Debtors and the Group Members will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America. No Debtor or Group Member will have any Foreign Subsidiaries.
Section 9.07    Proceeds of Loans. The Debtors will not permit the proceeds of the Borrowings to be used for any purpose other than those permitted by Section 7.23. No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which may cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Section 9.08    ERISA Compliance. Except as could not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Debtors will not, and will not permit any Group Member or ERISA Affiliate to, at any time:
(a)    engage in any transaction in connection with which the Debtors, any Group Member or any ERISA Affiliate, could be subject to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of a Debtor, a Group Member or any ERISA Affiliate to the PBGC;
(c)    fail to make, or permit any ERISA Affiliate to fail to make, after giving effect to any applicable grace period, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, a Debtor, any Group Member or any ERISA Affiliate is required to pay as contributions thereto;
(d)    fail to satisfy, or allow any ERISA Affiliate to fail to satisfy, the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan; and
(e)    acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Debtor, Group Member or ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period immediately preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA and determined as of the end of the most recent plan year) of such Plan allocable to such benefit liabilities.

Section 9.09    Sale or Discount of Receivables. Except for receivables obtained by the Debtors and the Group Members out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Debtors will not, and will not permit any Group Member to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 9.10    Mergers, Etc. The Debtors will not, and will not permit any Group Member to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve, except, in each case, in connection with an Approved Plan of Reorganization.
Section 9.11    Sale of Properties. The Debtors will not, and will not permit any Group Member to, sell, assign, farm-out, convey or otherwise transfer any Property (subject to Section 9.10) except for:
(a)    the sale or other Disposition of Hydrocarbons in the ordinary course of business;
(b)    Dispositions of any Property of any Debtor pursuant to an order of the Bankruptcy Court; provided that such Disposition shall be subject to the prior consent of the Administrative Agent;
(c)    the sale or transfer of equipment that (i) is obsolete, worn out, or no longer necessary for the business of such Debtor or such Group Member or (ii) is replaced by equipment of at least comparable value and use;
(d)    [Reserved]
(e)    [Reserved];
(f)    transfers of Properties from any Group Member to the Borrower or any Subsidiary of the Borrower; provided, that, if the transferor of such Property is a Loan Party, the transferee shall be a Loan Party;
(g)    Casualty Events with respect to Properties which are not Oil and Gas Properties;
(h)    [Reserved];
(i)    Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with any financing transaction);
(j)    [Reserved];

(k)    [Reserved];
(l)    any cash or Cash Equivalents in the ordinary course of business for their Fair Market Value;
(m)    claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto; provided that the consideration received for such claim is at least equal to Fair Market Value;
(n)    solely to the extent constituting a Disposition, the incurrence of Liens, the making of Investments and the making of Restricted Payments, in each case as expressly permitted by this Agreement;
(o)    [Reserved]; and
(p)    leases, subleases, licenses or sublicenses (on a non-exclusive basis with respect to any intellectual property) of real, personal or intellectual property in the ordinary course of business.
Section 9.12    Sales and Leasebacks. The Debtors will not, and will not permit any other Group Member to, enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
Section 9.13    Environmental Matters. The Debtors will not, and will not permit any Group Member to, undertake (or allow to be undertaken at any property subject to its control) anything which will subject any such property to any obligation to conduct any investigation or remediation under any applicable Environmental Laws or regarding any Hazardous Material that could reasonably be expected to have a Material Adverse Effect, it being understood that the foregoing will not be deemed to limit (i) any obligation under applicable Environmental Law to disclose any relevant facts, conditions or circumstances to the appropriate Governmental Authority as and to the extent required by any such Environmental Law, (ii) any investigation or remediation required to be conducted under applicable Environmental Law, (iii) any investigation reasonably requested by a prospective purchaser of any property, provided that such investigation is subject to conditions and limitations (including indemnification and insurance obligations regarding the conduct of such investigation) that are reasonably protective of the Debtors and any Group Member, or (iv) any investigation or remediation required pursuant to any lease agreements with the owners of any Properties.
Section 9.14    Transactions with Affiliates. The Debtors will not, and will not permit any Group Member to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than (i) transactions between or among the Loan Parties and (ii) those approved by the Bankruptcy Court pursuant to an order in form and substance reasonably satisfactory to the Administrative Agent) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
Section 9.15    Negative Pledge Agreements; Dividend Restrictions. The Debtors will not, and will not permit any Group Member to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) such Debtor or any Group Member from granting, conveying, creating or imposing any Lien on any of its Property to secure the Secured Obligations or (b) such Debtor or any Group Member from paying dividends or making distributions to any Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions under the Loan Documents, the documentation evidencing any Specified Preferred Stock and the Pre-Petition Loan Documents, (ii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 9.02(b) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) [reserved], (iv) the foregoing shall not apply to restrictions or conditions imposed by documents creating Liens which are described in clause (d), (f), (i), or (j) of the definition of “Excepted Liens”, (but then only with respect to the property or asset that is the subject of the applicable lease, document or license described in such clause) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its property in favor of the Administrative Agent and the Secured Parties or restricts any Debtor or Group Member from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith, and (v) clauses (a) and (b)(v) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
Section 9.16    Take-or-Pay or Other Prepayments. The Debtors will not, and will not permit any Group Member to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Debtors or any Group Member that would require such Debtor or such Group Member to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed 2.0% of the annual production of gas of the Debtors and the other Group Members for the most recent calendar year, on an mcf equivalent basis in the aggregate.
Section 9.17    Swap Agreements.
(a)    The Debtors will not, and will not permit any Group Member to, enter into any Swap Agreements with any Person other than:
(i)    Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is entered into: eighty-five percent (85%) of the reasonably anticipated projected production from proved developed producing reserves from Oil and Gas Properties (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) for each month during such period for each of crude oil, natural gas and natural gas liquids, calculated separately; provided, that (A) put option contracts or floors that are not related to corresponding calls, collars or swaps shall not be included in calculating such percentage threshold and (B) such Swap Agreements shall not, in any case, have a tenor of greater than four (4) years. It is understood that Swap Agreements in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes; and
(ii)    Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Debtors then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of all Loans and Pre-Petition Loans.
(b)    [Reserved];
(c)    Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes);
(d)    No Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of except to the extent permitted by Section 9.11; and
(e)    If, after the end of any calendar month, the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such calendar month (other than puts, floors, and basis differential swaps on volumes hedged by other Swap Agreements) exceeded 100% of actual production of crude oil, natural gas and natural gas liquids, calculated separately, in such calendar month, then, to the extent necessary, the Debtors shall terminate, create off-setting positions, allocate volumes to other production such Debtor or any Group Member is marketing, or otherwise unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production of crude oil, natural gas and natural gas liquids, calculated separately, for the then-current and any succeeding calendar months.

Section 9.18    Amendments to Organizational Documents. The Debtors shall not, and shall not permit any Group Member to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any respect that could reasonably be expected to be materially adverse to the interests of the Administrative Agent or the Lenders without the consent of the Administrative Agent.
Section 9.19    Changes in Fiscal Periods. The Debtors shall not, and shall not permit any Group Member to have its Fiscal Year end on a date other than December 31 or change the method of determining Fiscal Quarters.
Section 9.20    Key Employee Plans. Other than as contemplated by the Restructuring Support Agreement, no Debtor shall, and shall not permit any Group Member to, (a) enter into any key employee retention plan or incentive plan, (b) amend or modify any existing key employee retention plan or incentive plan or (c) pay any bonus, incentive, retention, severance, change of control or termination payments to any member of management, unless such plan, amendment, modification or payment is reasonably satisfactory to the Administrative Agent.
Section 9.21    Superpriority Claims. The Debtors will not, and will not permit any Group Member to, incur, create, assume, suffer to exist or permit any other Superpriority Claim that is pari passu with or senior to the claims of the Secured Parties against the Debtors except with respect to the Carve-Out.
Section 9.22    Amendments to Approved Plan of Reorganization and Approved Bidding Procedures. The Debtors shall not, and shall not permit any Group Member to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) the Approved Plan of Reorganization or the Approved Bidding Procedures after approval by the Bankruptcy Court without the consent of the Administrative Agent.
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    Payments. The Debtors shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    Interest Payments. The Debtors shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)    Representations, Etc. Any representation or warranty made or deemed made by or on behalf of the Debtors or any Group Member in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (unless already qualified by materiality in which case such applicable representation and warranty shall prove to have been incorrect) when made or deemed made;
(d)    Certain Covenants. (i) The Debtors or any Group Member shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l)(i), Section 8.01(r), Section 8.02, Section 8.03 (solely with respect to legal existence of the Borrower), Section 8.14 or in Article IX;
(e)    Other Covenants. The Debtors or any Group Member shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of any Debtor or such Group Member otherwise becoming aware of such default;
(f)    Payment Default Under Other Indebtedness. The Debtors or any Group Member shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Indebtedness incurred after the Petition Date in an aggregate principal amount in excess of $250,000 (other than the Loans and Letters of Credit), when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the relevant document for such Indebtedness;
(g)    Default Under Other Indebtedness. Without limiting Section 10.01(f), any other event or condition occurs that results in any Indebtedness incurred after the Petition Date in an aggregate principal amount in excess of $250,000 (other than the Loans and Letters of Credit) of any Debtor or any Group Member becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Group Member to make an offer in respect thereof;
(h)    [Reserved].
(i)    [Reserved].
(j)    Judgments. (i) One or more judgments following the Petition Date for the payment of money in an aggregate amount in excess of the greater of $250,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding), (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect shall be rendered against any Debtor or any Group Member or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed (including as a result of the automatic stay under the Cases) or (iii) an injunction shall be entered against any Debtor in the ARM/SCM Litigation;
(k)    Loan Documents. The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Loan Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state or assert in writing;
(l)    ERISA Events.     (a)(i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; (ii) any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); (iii) an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); (iv) any Plan shall have an accumulated funding deficiency (whether or not waived); and (v) any Debtor, any Group Member or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); and (b) there would result from any event or events set forth in Section 10.01(l) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect;
(m)    Change in Control. A Change in Control shall occur;
(n)    Changes in Cases. The Cases shall be dismissed or converted to a Chapter 7 case;
(o)    Chapter 11 Trustee. A Chapter 11 trustee, a responsible officer or an examiner with enlarged powers (other than a fee examiner) beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall be appointed relating to the operation of the business of any Loan Party in the Cases;
(p)    Interim Order; Final Order. The entry of the Final Order shall not have occurred on or prior to the date that is fifty (50) days following the Petition Date, or there shall be a breach by any Loan Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated, supplemented or subject to stay pending appeal, in the case of any supplement, modification or amendment, without the prior written consent of Administrative Agent, or an order shall be entered in the Cases denying or terminating use of cash collateral by the Debtor;

(q)    Section 506(c) Order. An order shall be entered in the Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a final non-appealable order, or the commencement of other actions that are adverse to the Administrative Agent, the Arranger, the Lenders or their respective rights and remedies under the DIP Facility in any of the Cases or inconsistent with the Loan Documents;
(r)    Third Party Foreclosure Order. An order shall be entered granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any asset with a value in excess of $100,000;
(s)    Payment of Pre-Petition Claims; Set-Off. (a) The Debtors shall make payment of any pre-Petition Date claims (other than as permitted by the Interim Order, the Final Order or pursuant to an order entered in the Cases that is supported, or not objected to, by the Administrative Agent), (b) any Person exercises set-off or recoupment against a Group Member for an amount in excess of $100,000 and (c) the Debtors file a motion seeking or the Bankruptcy Court enters an order approving any settlement or other stipulation not approved by the Administrative Agent (which approval shall not be unreasonably withheld) with any secured creditor of any Debtor providing for payments as adequate protection or otherwise to such secured creditor;
(t)    Liens. Any Lien securing or Superpriority Claim in respect of the obligations under the DIP Facility shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Interim Order and the Final Order, as applicable;
(u)    Superpriority Claims or Liens. Except, in each case, with respect to the Carve-Out, there shall exist any claims or charges, or the Bankruptcy Court shall enter an order authorizing any claims or charges, or the Debtors shall seek, or support a third party seeking, entry of an order authorizing any claims or charges, other than in respect of the DIP Facility or as otherwise permitted under the Loan Documents, entitled to superpriority under Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the DIP Facility, or there shall arise or be granted by the Bankruptcy Court, or the Debtors shall seek, or shall support a third party seeking, entry of an order authorizing (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the liens and security interests granted herein, except as expressly provided herein or in the Interim Order or the Final Order, whichever is in effect;
(v)    Adverse Claims. The Borrower or any other Group Member shall obtain court authorization to commence, or shall commence, join in, assist, support or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent, the Arranger or any of the Lenders relating to the DIP Facility or the Pre-Petition Credit Agreement, or any court of competent jurisdiction enters an order granting such authorization;
(w)    Other Plans of Reorganization. The filing by the Debtors, or confirmation of, a plan of reorganization, other than an Approved Plan of Reorganization;

(x)    Approved Plan of Reorganization. After the entry thereof by the Bankruptcy Court, the Confirmation Order shall cease to be in full force and effect, or any Loan Party shall fail to satisfy in full all obligations under the DIP Facility on or prior to the effective date of the Approved Plan of Reorganization or fail to comply in any material respect with the Confirmation Order, or the Confirmation Order shall have been revoked, remanded, vacated, reversed or rescinded, or the Confirmation Order or Approved Plan is modified or amended in a manner adverse to the Administrative Agent, the Lenders, the Pre-Petition Agent or the Pre-Petition Non-Affiliated Lenders, in each case without the consent of the Administrative Agent;
(y)    Dispositions. Except as otherwise consented to by the Majority Lenders, the Debtors or any Group Member shall have sold or otherwise Disposed, or filed a motion to sell or otherwise Dispose, of all or a material portion of the Collateral pursuant to the Bankruptcy Code other than as permitted pursuant to (i) an Approved Sale, (ii) the Approved Plan of Reorganization or (iii) the Loan Documents;
(z)    Exclusivity. An order of the Bankruptcy Court terminating the exclusive right of any Debtor to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code; or
(aa)    Chapter 11 Milestones. Failure to satisfy any of the Chapter 11 Milestones in accordance with the terms relating to such Chapter 11 Milestone.
(bb)    Restructuring Support Agreement. The Restructuring Support Agreement terminates as a result of a breach thereof by any Group Member or an exercise of a fiduciary out by any Group Member.
Section 10.02    Remedies.
(a)    In the case of an Event of Default, at any time thereafter during the continuance of such Event of Default, and without further order of the Bankruptcy Court but subject to the terms of the DIP Order, as applicable, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and/or the LC Commitments, and thereupon the Commitments and/or the LC Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Loans and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.09(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party.
(b)    In the case of the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity; including, without limitation, all rights and remedies set forth in the Interim Order or the Final Order, subject to any notice requirements set forth therein.
(c)    All proceeds realized from the liquidation or other Disposition of, or collection on, Collateral and any other amounts (whether in cash or otherwise) received by the Administrative Agent or any Secured Party after the occurrence and continuation of an Event of Default and/or maturity of the Loans, whether from the Borrower, another Loan Party, by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;
(ii)    second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;
(iii)    third, pro rata to payment of accrued interest on the Loans payable to the Lenders;
(iv)    fourth, pro rata to payment of principal outstanding on the Loans, Secured Obligations referred to in clause (b) and (c) of the definition of Secured Obligations and LC Disbursements payable to the Lenders;
(v)    fifth, pro rata to payment of any other Secured Obligations payable to the Lenders;
(vi)    sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
(vii)    seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
THE ADMINISTRATIVE AGENT
Section 11.01    Appointment; Powers. Each Lender and Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Administrative Agent to enter into the Security Instruments on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Security Instrument. Without limiting the provisions of Sections 11.02 and 12.03, each Lender hereby consents to the Administrative

Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.
Section 11.02    Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Group Member that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Group Members or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Interim Facility Effective Date or Final Facility Effective Date, as applicable, specifying its objection thereto.
Section 11.03    Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or Governmental Requirement. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
Section 11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank(s) hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 11.05    Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the

Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 11.06    Resignation of Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank(s) and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint from among the Lenders a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank(s), appoint a qualified financial institution as successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Section 11.07    Administrative Agent as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
Section 11.08    No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep themselves informed as to the performance or observance by, the Borrower or any of the other Group Members of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Arranger shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Group Member (or any of their Affiliates) which may come into the possession of such agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett

LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
Section 11.09    Administrative Agent May File Proofs of Claim. In the Cases or in the case of the pendency of any other receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 11.10    Authority of Administrative Agent to Release Guarantors and Collateral and Liens. The Lenders, each Issuing Bank and each other Secured Party:
(a)    irrevocably authorize the Administrative Agent to comply with the provisions of Section 12.18 (without requirement of notice to or consent of any Person except as expressly required by Section 12.02(b)) and
(b)    authorize the Administrative Agent to execute and deliver to the Loan Parties, any and all releases of Liens, termination statements, assignments or other documents as reasonably requested by such Loan Party in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under Article XIII pursuant to this Section 11.10 or Section 12.18.
Section 11.11    Duties of the Arranger. The Arranger shall not have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its duties, responsibilities and liabilities in its capacity as the Administrative Agent or a Lender hereunder.
Section 11.12    Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Majority Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Majority Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason, such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 11.13    [Reserved].
Section 11.14    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(i)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,
(ii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iii)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE XII
MISCELLANEOUS
Section 12.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone and subject to Section 12.01(b), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)    if to the Borrower, to it at:

Lilis Energy, Inc.
Address:
201 Main Street, Suite 700
Fort Worth, TX 76102
Attention: Joseph C. Daches
Email: jdaches@lilisenergy.com
With a copy to:
Vinson & Elkins, LLP
Address:
The Grace Building
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: David Meyer
Email: dmeyer@velaw.com

(ii)    if to the Administrative Agent, to it at:
BMO Harris Bank N.A.
Address:
700 Louisiana Street, Suite 2100
Houston, TX 77002
Attention: Melissa Guzmann
Email: melissa.guzmann@bmo.com
(iii)    if to the Issuing Bank, to it at:
BMO Harris Bank N.A.
Address:
700 Louisiana Street, Suite 2100
Houston, TX 77002
Attention: Melissa Guzmann
Email: melissa.guzmann@bmo.com
(iv)    if to any other Lender or Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02    Waivers; Amendments.
(a)    No failure on the part of the Administrative Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)    Subject to Section 3.03(c) and Section 2.06(c)(ii)(G), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into (x) by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or (y) by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall:
(i)    (A) increase the Commitment of any Lender without the written consent of such Lender or (B) increase the Interim Facility Commitment Cap without the consent of each Lender,
(ii)    [Reserved],
(iii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby,
(iv)    postpone the scheduled date of (A) payment or prepayment of the principal amount of any Loan or LC Disbursement, (B) any interest thereon, or (C) any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the Termination Date without the written consent of each Lender affected thereby,
(v)    change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,
(vi)    waive or amend Section 10.02(c) without the written consent of each Lender (other than any Defaulting Lender); provided that any waiver or amendment to Section 10.02(c) or to this proviso in this Section 12.02(b)(vi), or any amendment or modification to any Security Instrument that results in the Secured Swap Agreement secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or any amendment or other change to the definition of the terms “Secured Swap Agreement,” or “Secured Swap Provider”, which would result in an equivalent effect shall also require the written consent of each Secured Swap Provider adversely affected thereby,
(vii)    release any Guarantor (other than as a result of a transaction permitted hereby), release all or substantially all of the collateral (other than as provided in Section 11.10) without the written consent of each Lender (other than any Defaulting Lender), or
(viii)    change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than Defaulting Lenders); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be.
Notwithstanding the foregoing, any supplement to any Schedule shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
(c)    Notwithstanding anything to the contrary contained in the Loan Documents, (A) in the case of clauses (i) through (iv), the Administrative Agent and the Borrower or (B) in the case of clause (v), the Administrative Agent, in each case may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make administrative or operational changes not adverse to any Lender, (iv) adhere to any local Governmental Requirement or advice of local counsel not adverse to any Lender or (v) implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.03(c) in accordance with the terms of Section 3.03(c).
(d)    Notwithstanding anything to the contrary contained in any Loan Documents, the Commitment of any Defaulting Lender may not be increased without its consent.

(e)    Notwithstanding anything to the contrary contained in any Loan Documents, the Administrative Agent may (without the consent of the Lenders or any other holder of any Secured Obligations) enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 3.03(c) in accordance with the terms thereof.
Section 12.03    Expenses, Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of this Agreement, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that, counsel shall be limited to one (1) counsel for the Administrative Agent and its Affiliates, taken as a whole one (1) firm of local counsel in each relevant jurisdiction for the Administrative Agent, one (1) regulatory counsel to the Administrative Agent and its Affiliates with respect to a relevant regulatory matter, taken as a whole, and, solely in the case of a conflict of interest, one (1) additional counsel (and if necessary, one local counsel and one regulatory counsel in each relevant jurisdiction for each matter) for the affected parties similarly situated, (ii) all reasonable and documented costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein or conducting of title reviews, mortgage matches and collateral reviews, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iv) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    THE BORROWER SHALL AND SHALL CAUSE EACH LOAN PARTY TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, THEIR RESPECTIVE AFFILIATES, AND THEIR RESPECTIVE RELATED PARTIES (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND

ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR THE INDEMNITEES (SUCH LEGAL EXPENSES TO BE LIMITED TO ONE COUNSEL FOR THE INDEMNITEES TAKEN AS A WHOLE, ONE FIRM OF LOCAL COUNSEL IN EACH RELEVANT JURISDICTION FOR THE INDEMNITEES TAKEN AS A WHOLE ONE REGULATORY COUNSEL TO THE INDEMNITEES WITH RESPECT TO A RELEVANT REGULATORY MATTER, TAKEN AS A WHOLE, AND, SOLELY IN THE CASE OF A CONFLICT OF INTEREST, ONE ADDITIONAL COUNSEL (AND IF NECESSARY, ONE LOCAL COUNSEL AND ONE REGULATORY COUNSEL IN EACH RELEVANT JURISDICTION FOR EACH MATTER) FOR THE AFFECTED INDEMNITEES SIMILARLY SITUATED), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF, AND ANY ENFORCEMENT AGAINST THE BORROWER OR ANY OTHER GROUP MEMBER OF ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY OTHER GROUP MEMBER TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OTHER GROUP MEMBER SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (A) ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER GROUP MEMBER BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS OR ANY LIABILITY UNDER ENVIRONMENTAL LAW RELATED TO THE BORROWER OR ANY OTHER GROUP MEMBER, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER GROUP MEMBER OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY OR (xi) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE

FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (x) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM (1) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (2) A MATERIAL BREACH IN BAD FAITH BY SUCH INDEMNITEE OF ITS EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AT A TIME WHEN THE BORROWER HAS NOT BREACHED ITS OBLIGATIONS HEREUNDER IN ANY MATERIAL RESPECT OR (y) RELATE TO ANY PROCEEDING SOLELY BETWEEN OR AMONG INDEMNITEES OTHER THAN (1) CLAIMS AGAINST ANY AGENT, ISSUING BANK OR ARRANGER OR THEIR RESPECTIVE AFFILIATES IN THEIR CAPACITY OR IN FULFILLING THEIR ROLE UNDER ANY LOAN DOCUMENT TO THE EXTENT SUCH INDEMNITEE IS OTHERWISE ENTITLED TO INDEMNIFICATION IN ACCORDANCE WITH THIS SECTION 12.03(b) AND (2) LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES THAT ARISE OUT OF ANY ACT OR OMISSION ON THE PART OF THE BORROWER OR ANY OTHER LOAN PARTY. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF INFORMATION OR OTHER MATERIALS OBTAINED THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE FOUND BY A FINAL AND NON-APPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. THIS SECTION 12.03(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Arranger or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Arranger or the Issuing Bank in its capacity as such.

(d)    To the extent permitted by Governmental Requirements, the Borrower shall not, and shall cause each Group Member not to, assert, and hereby waives and agrees to cause each Group Member to waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof whether occurring on, prior to or after the date hereof.
(e)    All amounts due under this Section 12.03 shall be payable not later than thirty (30) days after written demand therefor.
Section 12.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated herein, the Related Parties of each of the Administrative Agent, any Issuing Bank, the Lenders and the other Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (vii) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:
(A)    the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund, or, if an Event of Default has occurred and is continuing, to any Assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with ten (10) Business Days after having received written notice thereof; and
(B)    the Administrative Agent and each Issuing Bank; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender.
(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (and shall be in increments of $1,000,000 in excess thereof) unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assignor shall have paid (or another Person shall have paid on its behalf) in full any amounts owing by it to the Administrative Agent and any Issuing Bank;
(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;
(E)    the assignee must not be a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party; and
(F)    each assignment of any Lender’s Commitment and/or New Money Loans (including any portion thereof) shall include an assignment in the same proportion of such Lender’s Refinanced Loans.
(iii)     Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and

Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and, at its election, forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire and, as required by Section 5.03(g), applicable tax forms (or certifications (taking into account whether the Assignee shall already be a Lender hereunder and shall have provided the required tax forms and certifications)), the processing and recordation fee referred to in this Section 12.04(b) and any written consent to such assignment required by this Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (other than the Borrower, any Affiliate of the Borrower or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Participant may have consent rights with respect to any amendment, modification or waiver described in clauses (i), (iii), (iv), (v), (vi) and (vii) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender would have consent rights. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.04; provided that such Participant (A) agrees to be subject to the provisions of Section 5.02 and Section 5.03 as if it were an assignee under paragraph (b) of this Section 12.04 and (B) shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issues Notes to any Lender requiring Notes to facilitate transactions described in this Section 12.04(d) in accordance with Section 2.02(d) or as the Borrower may otherwise consent (such consent not to be unreasonably withheld or delayed).
(e)    Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05    Survival; Revival; Reinstatement.

(a)    All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Article III, Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)    To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take any action requested by the Administrative Agent and the Lenders to effect such reinstatement.
Section 12.06    Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 12.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any the Administrative Agent, the Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
(b)    This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE TERMS OF THIS AGREEMENT OR ANY LOAN DOCUMENT AND THE DIP ORDER, THE PROVISIONS OF THE DIP ORDER SHALL GOVERN.

(c)    Except as provided in Section 6.01 and Section 6.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by fax, facsimile or other similar electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07    Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Group Member against any of and all the obligations of the Borrower or any other Group Member owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank(s) and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank(s) and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank(s) or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 12.09    GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF TRIAL BY JURY.
(a)    THIS AGREEMENT, THE NOTES AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)    ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE BANKRUPTCY COURT OR, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY,

AND CITY OF NEW YORK, BOROUGH OF MANHATTAN. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)    EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
(d)    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT (I) SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.01 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND (II) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 12.10    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11    Confidentiality. Each of the Administrative Agent, each Issuing Bank and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, any Issuing Bank or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Issuing Bank, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 12.11, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement

(or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in compliance with the policies of the Administrative Agent, such Issuing Bank or such Lender), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than as a result of a breach of this Section 12.11, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person. “Information” means all information received from the Borrower or any other Group Member relating to the Borrower or the other Group Members or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Group Member and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 12.12    Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes and other Secured Obligations arising under the Loan Documents, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.
Section 12.13    Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers in respect of the Secured Swap Agreements as set forth herein. Except as set forth in Section 12.02(b)(vi), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
Section 12.14    No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and any Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, Issuing Bank or Lender for any reason whatsoever. There are no third party beneficiaries.
Section 12.15    EXCULPATION PROVISIONS. Each of the parties hereto hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”
Section 12.16    USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and other Loan Parties, which information includes the name and address of the Borrower and other Loan Parties and other information that will allow such Lender to identify the Borrower and other Loan Parties in accordance with the Patriot Act.
Section 12.17    Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document.
Section 12.18    Releases of Guarantors and Collateral.
(a)    Each of the Lenders, the Issuing Bank, and by accepting the benefits of the Collateral, each of the Secured Swap Providers and Secured Cash Management Banks, irrevocably authorize the Administrative Agent to take the following actions, and the Administrative Agent hereby agrees to take such actions at the request of the Borrower (at the Borrower’s sole cost and expense): (a) release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (i) upon Payment in Full, (ii)

that is Disposed of or to be sold Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, (iii) [reserved] or (iv) if approved, authorized or ratified in writing in accordance with Section 12.02; (b) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 9.03(c); and (c) to release any Guarantor from its obligations under any Loan Documents if such Person (i) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, (ii) [reserved] or (iii) if approved, authorized or ratified in writing in accordance with Section 12.02.
(b)    Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to Section 11.10 or this Section 12.18.
(c)    In connection with any release of any Guarantor or release or subordination of any Liens in any portion of the Collateral, in each case, in accordance with this Section 12.18, the Administrative Agent, at the request and sole expense of the Borrower, shall promptly execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence the release of the applicable Liens in such portion of the Collateral, to subordinate its interest in such portion of the Collateral or release any Guarantor from its obligations under this Agreement; provided that the Administrative Agent may request that the Borrower provide, and may conclusively rely on, without further inquiry, a certificate of a Responsible Officer of the Borrower stating that (x) such transaction is in compliance with this Agreement and the other Loan Documents and (y) no Guarantor or Collateral, as applicable, other than the Guarantor or Collateral, as applicable, required to be released is being released.
Section 12.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)     the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.20    [Reserved].
Section 12.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
ARTICLE XIII
GUARANTEE
Section 13.01    Guarantee of Payment. Each Guarantor unconditionally and irrevocably guarantees to the Administrative Agent for the benefit of the Secured Parties, the punctual payment of all Secured Obligations now or which may in the future be owing by any Loan Party (the “Guaranteed Liabilities”). This Guarantee is a guaranty of payment and not of collection only. The Administrative Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral. The Guaranteed Liabilities include interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Loan Documents. Each Guarantor agrees that, as between the Guarantor and the Administrative Agent, the Guaranteed Liabilities may be declared to be due and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower or any other Guarantor and that in the event of a declaration or attempted declaration, the Guaranteed Liabilities shall immediately become due and payable by each Guarantor for the purposes of this Guarantee.
Section 13.01    Guarantee Absolute. Each Guarantor guarantees that the Guaranteed Liabilities shall be paid strictly in accordance with the terms of this Agreement. The liability of each Guarantor hereunder is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Documents or the Guaranteed Liabilities, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document or Guaranteed Liability, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for all or any of the Loan Documents or Guaranteed Liabilities; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of any Loan Document or Guaranteed Liability; (d) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document or Guaranteed Liability; and (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, the Borrower or a Guarantor (other than the defense of payment or performance).
Section 13.02    Reinstatement. This Guarantee is a continuing guaranty of the payment of all Guaranteed Liabilities now or hereafter existing under this Agreement, and shall remain in full force and effect until Payment in Full.
Section 13.03    Subrogation. No Guarantor shall exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until Payment in Full. If any amount is paid to the Guarantor on account of subrogation rights under this Guarantee at any time prior to Payment in Full, the amount shall be held in trust for the benefit of the Secured Parties and shall be promptly paid to the Administrative Agent to be credited and applied to the Guaranteed Liabilities, whether matured or unmatured or absolute or contingent, in accordance with the terms of this Agreement. Following Payment in Full, if any Guarantor makes payment to any Secured Party of all or any part of the Guaranteed Liabilities, the Administrative Agent and the Secured Parties shall, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Liabilities resulting from the payment.
Section 13.04    Subordination. Without limiting the rights of the Administrative Agent and the Secured Parties under any other agreement, any liabilities owed by the Borrower to any Guarantor in connection with any extension of credit or financial accommodation by any Guarantor to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Guaranteed Liabilities, and such liabilities of the Borrower to such Guarantor, if the Administrative Agent so requests after the occurrence and during the continuation of a Default or Event of Default, shall be collected, enforced and received by any Guarantor as trustee for the Administrative Agent and shall be paid over to the Administrative Agent on account of the Guaranteed Liabilities but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee.
Section 13.05    Payments Generally. All payments by the Guarantors shall be made in the manner, at the place and in the currency (the “Payment Currency”) required by the Loan Documents; provided, however, that if the Payment Currency is other than Dollars any Guarantor may, at its option (or, if for any reason whatsoever any Guarantor is unable to effect payments in the foregoing manner, such Guarantor shall be obligated to) pay to the Administrative Agent at its principal office the equivalent amount in Dollars computed at the selling rate of the Administrative Agent or a selling rate chosen by the Administrative Agent, most recently in effect on or prior to the date the Guaranteed Liability becomes due, for cable transfers of the Payment Currency to the place where the Guaranteed Liability is payable. In any case in which any Guarantor makes or is obligated to make payment in Dollars, the Guarantor shall hold the Administrative Agent and the Secured Parties harmless from any loss incurred by the Administrative Agent and any Secured Party arising from any change in the value of Dollars in relation to the Payment Currency between the date the Guaranteed Liability becomes due and the date the Administrative Agent or such Secured Party is actually able, following the conversion of the Dollars paid by such Guarantor into the Payment Currency and remittance of such Payment Currency to the place where such Guaranteed Liability is payable, to apply such Payment Currency to such Guaranteed Liability.
Section 13.06    Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Administrative Agent or any Secured Party may otherwise have, the Administrative Agent or such Secured Party shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of any Guarantor at any office of the Administrative Agent or such Secured Party, in Dollars or in any other currency, against any amount payable by such Guarantor under this Guarantee which is not paid when due (regardless of whether such balances are then due to such Guarantor), in which case it shall promptly notify such Guarantor thereof; provided that the failure of the Administrative Agent or such Secured Party to give such notice shall not affect the validity thereof.
Section 13.07    Formalities. Each Guarantor waives presentment, notice of dishonor, protest, notice of acceptance of this Guarantee or incurrence of any Guaranteed Liability and any other formality with respect to any of the Guaranteed Liabilities or this Guarantee.
Section 13.08    Limitations on Guarantee. The provisions of the Guarantee under this Article XIII are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guarantee would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guarantee, then, notwithstanding any other provision of this Guarantee to the contrary, the amount of such liability shall, without any further action by the Guarantors, the Administrative Agent or any Secured Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 13.09, with respect to the Maximum Liability of the Guarantors, is intended solely to preserve the rights of the Administrative Agent and the Secured Parties hereunder to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 13.09 with respect to the Maximum Liability, except to the extent necessary so that none of the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.
Section 13.09    Survival. The agreements and other provisions in this Article XIII shall survive, and remain in full force and effect regardless of, the resignation or removal of the Administrative Agent or the Administrative Agent or the replacement of any Lender.
Section 13.10    Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of any Swap Agreements (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 13.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.11, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 13.11 shall remain in full force and effect until Payment in Full. Each Qualified Keepwell Provider intends that this Section 13.11 constitute, and this Section 13.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	LILIS ENERGY, INC.

By:
Name: Joseph C. Daches
Title: Chief Executive Officer, President and Chief Financial Officer
GUARANTORS:	BRUSHY RESOURCES, INC.
HURRICANE RESOURCES LLC
IMPETRO OPERATING LLC
LILIS OPERATING COMPANY, LLC
IMPETRO RESOURCES, LLC

Each By:
Name: Joseph C. Daches
Title: Chief Executive Officer, President and Chief Financial Officer

Signature Page
DIP Credit Agreement

BMO HARRIS BANK N.A., as Administrative Agent, Issuing Bank and a Lender

By:
Name: Melissa Guzmann
Title: Director

Signature Page
DIP Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Signature Page
DIP Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

Signature Page
DIP Credit Agreement

ANNEX I
LIST OF REFINANCED LOAN AMOUNTS, INTERIM FACILITY COMMITMENT CAP AND COMMITMENTS

Refinanced Loan Amounts, Interim Facility Commitment Cap and Aggregate Commitments

Name of Lender	Applicable Percentage	Interim Refinanced Loan Amount	Interim Facility Commitment Cap	Refinanced Loan Amount	Commitment
BMO Harris Bank N.A.	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]
Capital One, National Association	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]
Credit Suisse AG, Cayman Islands Branch	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]	[REDACTED]
TOTAL:	100.000000000%	$1,500,000.00	$5,000,000.00	$15,000,000.00	$15,000,000.00

Exhibit C
Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

In re: LILIS ENERGY INC., et al., Debtors.	§ § § § § §	Case No. 20-[●] (Chapter 11) (Joint Administration Requested) (Emergency Hearing Requested)
INTERIM ORDER (I) AUTHORIZING
THE DEBTORS TO (A) OBTAIN SENIOR
SECURED SUPERPRIORITY POSTPETITION FINANCING
AND (B) UTILIZE CASH COLLATERAL OF THE RBL SECURED
PARTIES, (II) GRANTING ADEQUATE PROTECTION TO THE RBL
SECURED PARTIES, (III) MODIFYING THE AUTOMATIC STAY, (IV)
SCHEDULING A FINAL HEARING, AND (V) GRANTING RELATED RELIEF

Upon the motion, dated June 28, 2020 (the “Motion”),2 of Lilis Energy, Inc. (the “Company” or the “DIP Borrower”) and certain of its subsidiaries, as debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) commenced on June 28, 2020 (the “Petition Date”) for interim and final orders pursuant to sections 105, 361, 362, 363, 364(c), 364(d), 364(e), 503 and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1 and 9013-1 of the Local Bankruptcy Rules and Complex Chapter 11 Bankruptcy (the “Local Rules”) for the United States Bankruptcy Court for the Southern District of Texas Houston Division (this “Court”) seeking:

[1]
The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are:  Brushy Resources, Inc. (4053); Hurricane Resources LLC (5207); IMPETRO OPERATING LLC (9730); Impetro Resources, LLC (9608); Lilis Energy, Inc. (1613); and Lilis Operating Company, LLC (3908).  The location of the Debtors’ U.S. corporate headquarters and the Debtors’ service address is: 201 Main Street, Suite 700, Fort Worth, Texas 76102.

[2]	Capitalized terms used but not otherwise herein defined shall have the meanings ascribed to such terms in the Motion.

(I)    authorization for the DIP Borrower and the other Debtors (x) to obtain a post-petition credit facility in the aggregate principal amount of up to $30,000,000 (the “DIP Facility”, and all extensions of credit under the DIP Facility, the “DIP Loans”), of which up to $15,000,000 of new money loans (the “New Money DIP Loans”) shall be advanced under a revolving subfacility under the DIP Facility and $15,000,000 of roll-up loans (the “Roll-Up DIP Loans”) shall be advanced (or deemed advanced) under a term loan subfacility to replace $15,000,000 of loans that will be automatically and simultaneously satisfied (or deemed satisfied) under the Prepetition RBL Credit Agreement (as defined below), and (y) to otherwise incur the DIP Obligations (as defined below), in each case on the terms and conditions set forth in this interim order (this “Order”) and the Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (substantially in the form attached hereto as Exhibit 1, and as hereafter amended, supplemented or otherwise modified in accordance with its terms, the “DIP Credit Agreement”, and together with all other agreements, documents and instruments executed and delivered in connection with the DIP Credit Agreement, as hereafter amended, supplemented or otherwise modified in accordance with their terms, the “DIP Documents”), among the DIP Borrower, each other Debtor as a guarantor of the DIP Obligations (collectively, the “DIP Facility Guarantors”), the lenders party thereto from time to time (collectively, together with the other Secured Parties (as defined in the DIP Credit Agreement), the “DIP Lenders”), and BMO Harris Bank N.A. (“BMO”), as administrative agent for the DIP Lenders (in such capacity, the “DIP Agent”);
(II)    authorization for the DIP Facility Guarantors to guarantee on a secured and joint and several basis the DIP Obligations;
(III)    authorization for the Debtors to execute and deliver the DIP Credit Agreement and the other DIP Documents to which they are a party and to perform their respective obligations thereunder and such other and further acts as may be necessary or appropriate in connection therewith;
(IV)    authorization for the DIP Borrower to borrow up to $5,000,000 of New Money DIP Loans on an interim basis under a revolving subfacility of the DIP Facility and use proceeds of such borrowings in accordance with the DIP Documents, this Order and the Budget (as defined in the DIP Credit Agreement and a form of which is attached hereto as Exhibit 2), and to incur $1,500,000 of Roll-Up DIP Loans on an interim basis under the term loan subfacility of the DIP Facility to replace the Prepetition RBL Bridge Loans (as defined below) that will be automatically and simultaneously satisfied (or deemed satisfied) and which shall reduce the amounts due and owing under the Prepetition RBL Facility;
(V)    subject to entry of the Final Order (as defined below), authorization of the DIP Borrower to borrow the full remaining balance of the DIP Facility by borrowing up to an aggregate principal amount of $30,000,000, including up to an aggregate principal amount of $15,000,000 of New Money DIP Loans on a final basis and an aggregate principal amount of $13,500,000 million of Roll-Up DIP Loans shall be borrowed upon entry of the Final Order to permanently replace $13,500,000 of the outstanding Prepetition RBL Loans (as defined below) held by the Prepetition Non-Affiliated RBL Lenders (as defined below) that are also DIP Lenders that will be automatically and simultaneously be satisfied (or deemed satisfied) and which shall reduce the amounts due and owing under the Prepetition RBL Facility on a dollar-for-dollar basis;
(VI)    authorization for the Debtors to (a) use the cash collateral (as such term is defined in section 363(a) of the Bankruptcy Code, the “Cash Collateral”) pursuant to section 363 of the Bankruptcy Code, subject to the Budget, and all other Prepetition Collateral (as defined below), and (b) provide adequate protection to BMO, as administrative agent and collateral agent (in such capacity, the “Prepetition RBL Agent”) on behalf of the other Secured Parties under and as defined in the Second Amended and Restated Credit Agreement, dated as of October 10, 2018 (as amended, supplemented or otherwise modified, the “Prepetition RBL Credit Agreement”, and together with all security, pledge and guaranty agreements and all other documentation executed in connection with any of the foregoing, each as amended, supplemented or otherwise modified, the “Prepetition RBL Documents,” and the facility provided thereunder, the “Prepetition RBL Facility”), among the Company in its capacity as borrower thereunder, the lenders party thereto from time to time (together with the other Secured Parties, the “Prepetition RBL Lenders” and together with the Prepetition RBL Agent, the “Prepetition RBL Secured Parties”);
(VII)    authorization for the DIP Agent to exercise remedies under, and in accordance with, the DIP Documents upon the occurrence and during the continuance of a DIP Event of Default (as defined below);
(VIII)    authorization for the Debtors to perform their obligations under, and pay the fees set forth in the DIP Credit Agreement;
(IX)    subject to entry of the Final Order, the waiver by the Debtors of any right to seek to surcharge against the DIP Collateral (as defined below) or Prepetition Collateral pursuant to section 506(c) of the Bankruptcy Code and the waiver by the Debtors of the equities of the case exception of section 552(b) of the Bankruptcy Code with respect to the Prepetition Collateral and DIP Collateral;
(X)    to schedule, pursuant to Bankruptcy Rule 4001, an interim hearing (the “Interim Hearing”) for this Court to consider entry of this Order authorizing and approving on an interim basis the relief requested in the Motion;

(XI)    to schedule, pursuant to Bankruptcy Rule 4001, a final hearing (the “Final Hearing”) for this Court to consider entry of a final order (the “Final Order”) authorizing and approving on a final basis the relief requested in the Motion; and
(XII)    waiver of any applicable stay (including under Bankruptcy Rule 6004) with respect to the effectiveness and enforceability of this Order and providing for the immediate effectiveness of this Order.
The Interim Hearing having been held by this Court on June 29, 2020 and upon the record made by the Debtors at the Interim Hearing, including without limitation, the admission into evidence of the Declaration of Gideon Lapson in Support of the Emergency Motion for Entry of Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Senior Secured Superpriority Postpetition Financing and (B) Utilize Cash Collateral of the RBL Secured Parties, (II) Granting Adequate Protection to the RBL Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief, filed on the Petition Date, and the other evidence submitted or adduced and the arguments of counsel made at the Interim Hearing, and after due deliberation and consideration and sufficient cause appearing therefor;
IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:
1.     Jurisdiction. This Court has core jurisdiction over the Chapter 11 Cases, the Motion, and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.
2.     Notice. Notice of the Motion, the relief requested therein and the Interim Hearing was served by the Debtors on (a) the Office of the United States Trustee for the Southern District of Texas; (b) the administrative agent under the RBL Facility and under the DIP Facility; (c) Simpson Thacher & Bartlett LLP, as counsel to the administrative agent under the RBL Facility and under the DIP Facility; (d) Kirkland & Ellis LLP, as counsel to the Värde Investment Partners, L.P. (together with all of its affiliated funds that hold any debt, equity, or other interests in the Debtors, “Värde”); (f) the Debtors’ 50 largest unsecured creditors (on a consolidated basis); (g) those persons who have formally appeared in these chapter 11 cases and requested service pursuant to Bankruptcy Rule 2002; (h) the Securities and Exchange Commission; (i) the Internal Revenue Service; and (j) all other applicable government agencies to the extent required by the Bankruptcy Rules or the Local Rules. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein and the Interim Hearing constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 4001(b) and (c), and no further notice of the relief sought at the Interim Hearing is necessary or required.
3.     Approval of Motion. The relief requested in the Motion is granted on an interim basis as set forth herein. Except as otherwise expressly provided in this Order, any objection to the entry of this Order that has not been withdrawn, waived, resolved or settled, is hereby denied and overruled on the merits.
4.     Debtors’ Stipulations. In requesting the DIP Facility, and in exchange for and as a material inducement to the DIP Lenders to agree to provide the DIP Facility and access to the Prepetition RBL Secured Parties’ Cash Collateral, and as a condition to the DIP Lenders providing financing under the DIP Facility, and as a condition to the Prepetition RBL Secured Parties’ consenting to the DIP Facility (including priming liens under section 364(d)(1) of the Bankruptcy Code), but without prejudice to the rights of any other party (but subject to the limitations thereon contained in paragraph 20), subject to entry of a Final Order, the Debtors, on behalf of themselves and their respective estates, admit, stipulate, and agree that:

(a)    as of the Petition Date, each Debtor was truly and justly indebted and liable on a joint and several basis to the Prepetition RBL Agent and the Prepetition RBL Lenders that are not Affiliated Lenders under and as defined in the Prepetition RBL Credit Agreement (the “Prepetition Non-Affiliated RBL Lenders”, together with all other Prepetition RBL Secured Parties that are not Affiliated Lenders, the “Prepetition Non-Affiliated RBL Secured Parties”), without defense, objection, counterclaim or offset of any kind, in the aggregate principal amount of not less than $64,200,751.15 in respect of loans (such loans, the “Prepetition Non-Affiliate RBL Loans”), plus all accrued and unpaid interest thereon and any costs, fees and expenses (including fees and expenses of attorneys and outside consultants) related thereto as provided in the Prepetition RBL Documents, plus all other Secured Obligations (as defined in the Prepetition RBL Credit Agreement) due and owing to the Prepetition RBL Agent and the other Prepetition Non-Affiliated RBL Secured Parties (collectively, the “Prepetition Non-Affiliate RBL Obligations”);
(b)    the Prepetition Non-Affiliate RBL Obligations include $1,500,000 of principal of Prepetition Non-Affiliate RBL Loans advanced to the Company by the Prepetition Non-Affiliated RBL Lenders on June 17, 2020 (the “Prepetition RBL Bridge Loans”) as bridge financing to provide the Debtors with liquidity that was necessary to fund the preparation of these Chapter 11 Cases and to fund critical working capital expenses. At the time the Prepetition RBL Bridge Loans were advanced, certain Events of Defaults had occurred and were continuing under (and as defined in) the Prepetition RBL Credit Agreement (and such Events of Defaults were continuing as of the Petition Date) and accordingly the Prepetition Non-Affiliated RBL Lenders had no commitment, obligation or duty to fund the Prepetition RBL Bridge Loans;
(c)    prior to the Petition Date, on or around April 21, 2020, Värde acquired approximately $25.7 million of Prepetition RBL Obligations from a Prepetition Non-Affiliated RBL Lender that,

as a result of being acquired by Värde, are now subject to certain subordination provisions set forth in the RBL Credit Agreement. As of the Petition Date, each Debtor was indebted and liable on a joint and several basis to Värde, as an Affiliated Lender under and as defined in the Prepetition RBL Credit Agreement (such Affiliated Lenders, the “Prepetition Affiliated RBL Lenders”), in the aggregate principal amount of not less than $25,723,684.21 in respect of loans (such loans, the “Prepetition Affiliate RBL Loans”), plus all accrued and unpaid interest thereon and any fees and expenses (including fees and expenses of attorneys and outside consultants) related thereto as provided in the Prepetition RBL Documents, plus all other Secured Obligations (as defined in the Prepetition RBL Credit Agreement) due and owing to the Prepetition Affiliated RBL Lenders (collectively, the “Prepetition Affiliate RBL Obligations” and together with the Prepetition Non-Affiliate RBL Obligations, the “Prepetition RBL Obligations”);
(d)    prior to the Petition Date, the Company and certain of the Prepetition RBL Secured Parties were party to certain swap agreements (the “Prepetition Swap Agreements”) which were subject to early terminations resulting in settlement payments in favor of the Company. The settlement payments constituted Prepetition Collateral (as defined below) and were used to repay Prepetition RBL Obligations in accordance with the terms of the Prepetition RBL Documents and to fund working capital;
(e)    the Prepetition RBL Obligations constitute legal, valid, binding and non-avoidable obligations against each Debtor and are not subject to any avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise. No payments or transfers made to or for the benefit of (or obligations incurred to or for the benefit of) the Prepetition RBL Agent or the Prepetition RBL Secured Parties (in each case, solely in their capacity as such) by or on behalf of any of the Debtors prior to the Petition Date under or in connection with any of the Prepetition RBL Documents or Prepetition Swap Agreements is subject to avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise;
(f)    the liens, security interests, and mortgages granted by the Debtors to the Prepetition RBL Agent (for the ratable benefit of the Prepetition RBL Secured Parties) to secure the Prepetition RBL Obligations (the “Prepetition Liens”) are (i) legal, valid, binding, perfected, enforceable, first priority liens on and security interests in the Debtors’ real or personal property constituting Collateral (as defined in the Prepetition RBL Credit Agreement, and hereinafter referred to as the “Prepetition Collateral”) to secure the Prepetition RBL Obligations and (ii) not subject to avoidance, recharacterization, offset, subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law or other challenge and (iii) after giving effect to this Order and subject to the Carve-Out (as defined below), subject and subordinate only to other enforceable, valid and unavoidable liens properly perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by section 546(b) of the Bankruptcy Code) to the extent such liens are permitted under the Prepetition RBL Documents to be senior to the liens securing the Prepetition RBL Obligations;
(g)    none of the DIP Agent, the DIP Lenders or the Prepetition Non-Affiliated RBL Secured Parties are control persons or insiders of the Debtors or any of their affiliates by virtue of any of the actions taken with respect to, in connection with, related to, or arising from the DIP Facility, the DIP Documents, the Prepetition RBL Documents;
(h)    the Debtors, on behalf of themselves and their respective estates, forever and irrevocably release, discharge, and acquit all current and former DIP Agents, DIP Lenders, and

Prepetition RBL Secured Parties (solely in their capacity as Prepetition RBL Secured Parties), and each of the current and former officers, employees, directors, agents, representatives, financial and other advisors, consultants, legal advisors, accountants, and attorneys (each, a “Representative”) of the DIP Agent, each DIP Lender, and/or each Prepetition RBL Secured Party (in each case, solely in their capacity as a Representative of such DIP Agent, DIP Lender, and/or Prepetition RBL Secured Party) (collectively, the “Releasees”), of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, reasonable attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description, arising out of, in connection with, or relating to the DIP Facility, the DIP Documents, the Prepetition RBL Documents, and/or the Prepetition Swap Agreements (collectively, the “DIP and RBL Documents”) including, without limitation, (x) any so-called “lender liability” or equitable subordination or disallowance claims or defenses related to the DIP and RBL Documents, (y) any and all claims and causes of action arising under the Bankruptcy Code related to the DIP and RBL Documents, and (z) any and all claims and causes of action with respect to the validity, priority, perfection or avoidability of the liens or claims of the DIP Agent, the DIP Lenders, and/or the Prepetition RBL Secured Parties (in each case, solely in their capacity as such), provided, that, the releases set forth in this section shall be limited to such claims arising prior to or including the date of the entry of this Order. The Debtors further waive and release any defense, right of counterclaim, right of setoff or deduction of the payment of the Prepetition RBL Obligations and the DIP Obligations that the Debtors now have or may claim to have against the Releasees arising out of, connected with, or relating to any and all acts, omissions or events occurring prior to the entry of this Order; and
(i)    no portion of any of the Prepetition RBL Obligations shall be subject to contest, attack, avoidance, impairment, disallowance, defense, counterclaim, recharacterization, reduction, recoupment, setoff, recovery or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law;
(j)    the Prepetition RBL Credit Agreement sets forth, among other things, the priorities and rights in respect of the Prepetition Collateral, proceeds thereof and all other payments made in respect of the Prepetition RBL Obligations, including section 10.02(c) of the RBL Credit Agreement which governs the rights as between the Prepetition Affiliated RBL Lenders and the Prepetition Non-Affiliated RBL Lenders; and
(k) on June 28, 2020, the Debtors and the Prepetition Non-Affiliated RBL Lenders, and Värde (in its capacity as both a Prepetition Affiliated RBL Lender and it its capacity a holder of preferred and common equity) entered into that certain restructuring support agreement (as may be amended, supplemented or otherwise modified in accordance with its terms, the “Restructuring Support Agreement”) attached as Exhibit [B] to the Declaration of Joseph C. Daches in Support of Chapter 11 Petitions and First Day Pleadings, filed on the Petition Date.
5.     Findings Regarding the DIP Loans.
(a)    Good cause has been shown for the entry of this Order.
(b)    The Debtors have an immediate need to enter into the DIP Facility, obtain the DIP Loans, and to use the Prepetition Collateral, including the Cash Collateral (as defined below), in order to, among other things, permit the orderly continuation of their businesses, preserve the going concern value of the Debtors, make payroll and satisfy other working capital and general corporate purposes of the Debtors (including fees, costs and expenses related to the Chapter 11 Cases and the DIP Documents and capital expenditures, as and to the extent set forth in this Order and in accordance with the Budget and the DIP Documents).
(c)    The Debtors are unable to obtain financing on more favorable terms from sources other than the DIP Lenders pursuant to, and for the purposes set forth in, the DIP Documents and are unable to obtain adequate unsecured credit allowable under section 364(b) of the Bankruptcy Code. The Debtors are also unable to obtain secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without (x) granting priming liens under section 364(d)(1) of the Bankruptcy Code and the Superpriority Claims (as defined below) and (y) including a $15 million term loan subfacility of the DIP Facility to replace a total of $15,000,000 of the Prepetition Non-Affiliated RBL Loans ($1,500,000 upon entry of this Interim Order and $13,500,000 solely upon entry of the Final Order) that are being automatically and simultaneously satisfied (or deemed satisfied) under the Prepetition RBL Facility, in each case on the terms and conditions set forth in this Order and the DIP Documents.
(d)    The terms of the DIP Facility pursuant to the DIP Documents and the use of the Prepetition Collateral (including the Cash Collateral) pursuant to this Order are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.
(e)    The DIP Documents, the use of the Prepetition Collateral (including the Cash Collateral), and the grant of adequate protection hereunder have been the subject of extensive negotiations conducted in good faith and at arm’s length among the Debtors, the DIP Agent, the DIP Lenders, and the other Prepetition RBL Secured Parties, and all of the Debtors’ obligations and indebtedness arising under or in connection with the DIP Documents, this Order and the DIP Loans

(collectively, the “DIP Obligations”) shall be deemed to have been extended by the DIP Agent and DIP Lenders in “good faith” as such term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections set forth therein, and shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified on appeal or otherwise. Any such reversal, modification, or vacatur shall not affect the validity and enforceability of any advances previously made or made hereunder or any lien, claim or priority authorized or created hereby. Any liens or claims granted to the DIP Lenders hereunder arising prior to the effective date of any such reversal, modification, or vacatur of this Order shall be governed in all respects by the original provisions of this Order, including entitlement to all rights, remedies, privileges and benefits granted herein.
(f)    The Debtors have requested immediate entry of this Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2). Absent granting the interim relief set forth in this Order, the Debtors’ estates and their business operations will be immediately and irreparably harmed. The borrowing of the DIP Loans and the use of the Prepetition Collateral (including the Cash Collateral) in accordance with this Order and the DIP Documents are, therefore, in the best interest of the Debtors’ chapter 11 estates.
(g)    The priming of the Prepetition Liens on the Prepetition Collateral under section 364(d)(1) of the Bankruptcy Code, as contemplated by this Interim Order and the DIP Facility and as further described below, will enable the Debtors to obtain the DIP Facility and to preserve and maximize the value of their estates to the benefit of their stakeholders. In accordance with the terms of the Prepetition RBL Documents, the Prepetition RBL Agent, on behalf of the Prepetition RBL Secured Parties, consents to the priming of the Prepetition Liens as provided by and subject to the terms of this Interim Order and the DIP Documents and does not object to the adequate protection as provided in and subject to the terms of this Interim Order; provided that nothing in this Interim Order or the DIP Documents shall (x) be construed as the affirmative consent by the Prepetition RBL Secured Parties for the use of Cash Collateral other than on the terms set forth in this Interim Order and the DIP Documents, (y) be construed as a consent by the Prepetition RBL Secured Parties to the terms of any other financing or any other lien encumbering the Prepetition Collateral (whether senior or junior), or (z) prejudice, limit or otherwise impair the rights of the Prepetition RBL Agent (subject to the Prepetition RBL Credit Agreement) to seek new, different or additional adequate protection, or to assert the interests of any of the Prepetition RBL Secured Parties.
6.     Authorization of the DIP Loans and the DIP Documents.
(a)    The Debtors are hereby authorized to (i) enter into and perform under the DIP Documents and (ii) borrow under the DIP Credit Agreement up to an aggregate principal amount of (A) $5,000,000 of the New Money DIP Loans, the proceeds of which shall be used for, subject to the terms of this Order, the DIP Documents and the Budget, working capital and other general corporate purposes of the Debtors (including fees, costs and expenses related to the Chapter 11 Cases and the DIP Documents, capital expenditures and to fund the Carve-Out), including without limitation, to pay interest, fees and expenses in connection with the DIP Loans and (B) $1,500,000 of Roll-Up DIP Loans that shall replace an equivalent amount of Prepetition RBL Loans held by the DIP Lenders, which shall automatically and simultaneously be satisfied (or deemed satisfied) and which shall reduce the amount outstanding under the Prepetition RBL Facility on a dollar-for-dollar basis. Amounts borrowed under the revolving subfacility under the DIP Credit Agreement may be repaid and re-borrowed in accordance with the terms of the DIP Documents and subject to the limitations set forth in this Order.

(b)    In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized and empowered to perform all acts and to execute and deliver all instruments and documents that the DIP Agent determines to be reasonably required or necessary for such Debtor’s performance of its obligations under the applicable DIP Documents, including without limitation:
(i)    the execution, delivery and performance of the DIP Documents;

(ii)    the execution, delivery and performance of one or more amendments, waivers, consents or other modifications to and under the DIP Documents (including, without limitation, the Budget) (in each case in accordance with the terms of the applicable DIP Documents and in such form as the Debtors, the DIP Agent and the required DIP Lenders may agree) and no further approval of this Court shall be required for any amendment, waiver, consent or other modification to and under the DIP Documents (including, without limitation, the Budget) that does not materially and adversely affect the Debtors or which does not (A) shorten the scheduled maturity of the DIP Loans, (B) increase the principal amount of the DIP Facility more than $13,000,000 or the rate of interest payable on the DIP Loans, or (C) change any DIP Event of Default or add any covenants, in either case to be materially more restrictive; provided, however, that a copy of any such amendment, waiver, consent or other modification shall be filed by the Debtors with this Court and served by the Debtors on counsel for the Prepetition RBL Agent, the U.S. Trustee, and counsel to any statutory committee of unsecured creditors (the “Committee”) appointed in the Chapter 11 Cases within three (3) business days of its effectiveness;

(iii)    the non-refundable payment to the DIP Agent and the DIP Lenders, as the case may be, of the commitment, upfront, and administrative agency fees set forth in the applicable DIP Documents as described in the Motion and the non-refundable payment of the DIP Agent’s reasonable fees and expenses, including the reasonable and documented fees and expenses of the DIP Agent’s advisors payable under the DIP Documents, including (i) Simpson Thacher & Bartlett LLP, (ii) McGinnis Lochridge LLP and (iii) RPA Advisors; and

(iv)    the performance of all other acts required under or in connection with the DIP Documents.

(c)    Upon the execution thereof, the DIP Documents shall constitute valid and binding obligations of the Debtors, enforceable against the Debtors in accordance with the terms of this Order and the DIP Documents. No obligation, payment, transfer or grant of security by the Debtors under the DIP Documents or this Order shall be voidable, avoidable, restrained or recoverable under the Bankruptcy Code or under any applicable nonbankruptcy law (including without limitation, under sections 502(d) or 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law), or subject to any defense, reduction, setoff, recoupment or counterclaim.
(d)    All borrowings under the DIP Facility and all use of Cash Collateral shall be in compliance with the Budget (including any permitted variance set forth in the DIP Credit Agreement; as the Budget may be modified from time to time consistent with and subject to the terms of the DIP Credit Agreement), and the Debtors shall not use any portion of the proceeds of the DIP Facility or any Cash Collateral, directly or indirectly, in excess of the amounts set forth in the Budget, except (and to the extent of) any variance permitted under the DIP Credit Agreement. The Budget may be updated and amended from time to time in accordance with the DIP Credit Agreement, provided that (i) such updated or amended Budget shall be provided promptly to counsel for the Prepetition RBL Agent and Värde and any Committee and (ii) and the Debtors shall be required always to comply with the Budget as set forth in DIP Credit Agreement.
7.     Replacement and Satisfaction of Certain Prepetition Non-Affiliated RBL Obligations. On the Closing Date, Prepetition RBL Bridge Loans shall immediately and automatically be deemed replaced with an equivalent amount of Roll-Up DIP Loans on a dollar-for-dollar basis (the “Initial Roll-Up”) and automatically and simultaneously satisfied (or deemed satisfied) under the Prepetition RBL Facility and which shall reduce the amount outstanding under the Prepetition RBL Facility on a dollar-for-dollar basis. Upon the entry of the Final Order, an additional $13,500,000.00 of Prepetition RBL Loans held by the Prepetition Non-Affiliated RBL Lenders that are DIP Lenders shall immediately, automatically and irrevocably be deemed to have been replaced with Roll-Up DIP Loans ratably on a dollar for dollar basis (the “Final Roll-Up”)

and automatically and simultaneously satisfied (or deemed satisfied) under the Prepetition RBL Facility and which shall reduce the amount outstanding under the Prepetition RBL Facility on a dollar-for-dollar basis. The Roll-Up DIP Loans created by each of the Initial Roll-Up and the Final Roll-Up shall be entitled to all the priorities, privileges, rights, and other benefits afforded to the other DIP Obligations under this Interim Order (with respect to the Prepetition RBL Bridge Loans), the Final Order and the DIP Documents, in each case subject to the terms and conditions set forth in this Interim Order (with respect to the Prepetition RBL Bridge Loans) and the Final Order, the DIP Documents, and the reservation of rights of parties in interest in paragraph 20 below.
8.     Superpriority Claims.
(a)    Except to the extent expressly set forth in this Order in respect of the Carve-Out, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the DIP Obligations shall constitute allowed senior administrative expense claims (the “Superpriority Claims”) against the Debtors on a joint and several basis (without the need to file a proof of claim or request for payment) with priority over any and all administrative expenses, adequate protection claims and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall be payable from and have recourse to all pre- and post-petition property of each of the Debtors. Other than the Carve-Out, no priority claims are, or will be, senior to, prior to, or pari passu with the Superpriority Claims, or any of the

DIP Obligations, or with any other claims of the DIP Agent or the DIP Lenders arising hereunder or under the other DIP Documents, or otherwise in connection with the DIP Facility.
(b)    For purposes hereof, the “Carve-Out” shall mean, collectively: the sum of (i) all fees required to be paid to the Clerk of the Court and all fees required to be paid to the U.S. Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iv) below), (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iv) below), (iii) all professional fees, expenses, and disbursements incurred by professional persons retained by the Debtors or any Committee pursuant to section 327, 328, 363 or 1103 of the Bankruptcy Code (collectively the “Professionals”) accrued on and after the Petition Date and before the occurrence of a Carve-Out Trigger Date to the extent allowed by the Court at any time (whether before or after the Carve-Out Trigger Date (as defined below), whether by interim order, final order, procedural order, or otherwise) and (iv) all professional fees, expenses, and disbursements incurred by the Professionals on and after the occurrence of a Carve-Out Trigger Date to the extent allowed by the Court at any time (whether before or after the Carve-Out Trigger Date (as defined below), whether by interim order, final order, procedural order, or otherwise), in an amount not to exceed $1,000,000 (the “Post-Trigger Date Carve-Out”). For the purposes hereof, a “Carve-Out Trigger Date” means the first business day after the DIP Agent provides a written notice to the DIP Borrower and its counsel that an Event of Default under (and as defined in) the DIP Credit Agreement (a “DIP Event of Default”) (or an event which with the giving of notice would constitute a DIP Event of Default) has occurred and that the Post-Trigger Date Carve-Out is being invoked. For the avoidance of doubt, the Carve-Out shall be senior to (i) any claims arising under or relating to and liens securing the DIP Facility, the Prepetition RBL Obligations, and the Prepetition RBL Documents, including, without limitation, any administrative or superpriority claims and all forms of adequate protection liens or security interests and (ii) all claims against or any other obligations of the Debtors, including, but not limited to, any post-petition intercompany claims among the Debtors.
(c)    Immediately upon delivery of the written notice required in connection with the Carve-Out Trigger Date, the Debtors shall be permitted to transfer from their concentration account to a segregated account (the “Carve-Out Account”) not subject to the control of the DIP Agent, DIP Lenders or the Prepetition RBL Secured Parties an amount equal to the Post-Trigger Date Carve-Out; provided that such amount shall include an amount equal to the aggregate unpaid fees, costs and expenses described in clause (iii) of the definition of “Carve-Out” as reasonably determined by a good faith estimate of the Debtors and the Committee, in consultation with the DIP Agent. The Carve-Out Account and the proceeds on deposit in the Carve-Out Account shall be available only to satisfy obligations benefitting from the Carve-Out and shall not constitute DIP Collateral, except that the DIP Agent shall retain security interests in any residual interests in the Carve-Out Account available following satisfaction in full of all obligations benefitting from the Carve-Out, and shall receive distributions on accounts of such residual interests.
(d)    To the extent funded from the DIP Facility, the Carve-Out shall be added to and made part of the DIP Facility.
9.     DIP Liens. As security for the DIP Obligations, effective and perfected as of the Petition Date and without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or the possession or control by the DIP Agent of any property, the following security interests in and liens and mortgages upon all property identified in clauses

(a), (b) and (c) below (collectively, the “DIP Collateral”) are hereby granted to the DIP Agent, for its own benefit and the benefit of the DIP Lenders, (all such liens, security interests and mortgages granted to the DIP Agent, for its benefit and for the benefit of the DIP Lenders, pursuant to this Order and the DIP Documents, the “DIP Liens”):
(a)    First Lien on Unencumbered Property. Subject only to the Carve-Out, pursuant to section 364(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority lien and mortgage on, and security interest in, all tangible and intangible prepetition and post-petition property in which the Debtors have an interest, whether existing on or as of the Petition Date or thereafter acquired, that is not subject to valid, perfected, non-avoidable and enforceable liens in existence on or as of the Petition Date or valid liens perfected (but not granted) after the Petition Date to the extent such postpetition perfection is expressly permitted by section 546(b) of the Bankruptcy Code (collectively, the “Unencumbered Property”), including without limitation, any and all unencumbered cash, hydrocarbons and other inventory generated or produced after the Petition Date, accounts receivable, inventory, general intangibles, contracts, securities, chattel paper, owned real estate, real property leaseholds, fixtures, machinery, equipment, vehicles, deposit accounts, patents, copyrights, trademarks, tradenames, tax attributes, rights under license agreements and other intellectual property, capital stock of the subsidiaries of the Debtors and the proceeds of all of the foregoing; provided that the Unencumbered Property shall exclude any of the Debtors’ claims and causes of action arising under chapter 5 of the Bankruptcy Code (collectively, the “Avoidance Actions”) but subject to entry of the Final Order, Unencumbered Property shall include all proceeds or property recovered from Avoidance Actions, whether by judgment, settlement or otherwise.

(b)    Liens Junior to Certain Existing Liens. Subject only to the Carve-Out, pursuant to section 364(c)(3) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected junior lien on, and security interest in, all tangible and intangible prepetition and post-petition property in which the Debtors have an interest (other than the property described in paragraph 9(c), as to which the DIP Liens will be as described in such clause), whether now existing or hereafter acquired and all proceeds thereof, that is subject to enforceable, valid, perfected and unavoidable liens in existence immediately prior to the Petition Date or to valid, enforceable and unavoidable liens in existence immediately prior to the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code and, in each case that are senior to the liens of the Prepetition RBL Agent (collectively, the “Non-Primed Liens”), which security interests and liens in favor of the DIP Agent and the DIP Lenders shall be junior to the Non-Primed Liens.
(c)    Liens Priming the Liens of the Prepetition RBL Secured Parties. Subject to the Carve-Out and Non-Primed Liens, pursuant to section 364(d)(1) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected first priority, senior priming lien on, and security interest in, all Prepetition Collateral. The DIP Liens on the Prepetition Collateral shall be senior in all respects to the security interests in, and liens on, the Prepetition Collateral of the Prepetition RBL Secured Parties (including the Adequate Protection Liens granted to such Prepetition RBL Secured Parties), but, for the avoidance of doubt, shall be subject to the Non-Primed Liens (other than the liens of the Prepetition RBL Secured Parties).
(d)    Liens Senior to Certain Other Liens. No claim or lien, security interest or mortgage having a priority senior to or pari passu with those granted by this Order to the DIP Agent and the DIP Lenders other than the Carve-Out shall be granted or allowed while any portion of the DIP Obligations remain outstanding, and the DIP Liens shall not be (i) subject or subordinate to (A) any lien, security interest or mortgage that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (B) any liens, security interests or mortgages arising after the Petition Date or (ii) subordinated to or made pari passu with any other lien, security interest or mortgage under sections 363 or 364 of the Bankruptcy Code or otherwise. The DIP Liens and Adequate Protection Liens shall be valid and enforceable against any trustee appointed in the Chapter 11 Cases, upon the conversion of any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code or in any other proceedings related to any of the foregoing (such Chapter 11 Cases or proceedings, “Successor Cases”), and/or upon the dismissal of any of the Chapter 11 Cases. Subject to the entry of the Final Order, the DIP Liens and the Adequate Protection Liens shall not be subject to section 510 of the Bankruptcy Code (other than as set forth in the Prepetition RBL Credit Agreement in respect of the Prepetition Affiliate RBL Obligations), to the “equities of the case” exception of section 552 of the Bankruptcy Code, or to section 506(c) of the Bankruptcy Code, or sections 549, 550 or 551 of the Bankruptcy Code.
(e)    The DIP Collateral shall not include any leasehold interest the grant of a lien on which shall constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of the obligor under any lease governing such leasehold interest or a breach or termination pursuant to the terms of, or a default under, any such lease, in each case only to the extent such abandonment, invalidation, non-enforceability, breach, termination or default is not rendered ineffective or unenforceable by the Bankruptcy Code or other applicable law (the “Excepted Leases”); provided that the proceeds of such Excepted Leases shall constitute DIP Collateral.
10.    Remedies after Event of Default. Following the occurrence of an Event of Default, the automatic stay provisions of section 362 of the Bankruptcy Code are vacated and modified to the extent necessary to permit the DIP Agent (and the DIP Agent is authorized), (1) to declare: (a) the occurrence of a DIP Event of Default, (b) the DIP Credit Agreement terminated in accordance with its terms; (c) the DIP Facility to be immediately due and payable in full, to the extent permitted by terms thereof and/or (d) charge default interest to the extent provided in the DIP Credit Agreement (a “Termination Declaration”); and (2) following the filing of the Termination Declaration on the Court’s docket , to file an emergency motion (the “Emergency Motion”) on five (5) Business Days’ notice (the “Default Notice Period”) seeking to obtain the Court’s determination that an Event of Default has occurred and that the DIP Agent is entitled to relief from the automatic stay to foreclose on the DIP Liens (which Emergency Motion shall be heard within five (5) Business Days after the filing and service thereof, subject to the Court’s availability (the “Emergency Hearing”)); and (3) subject to obtaining an order granting relief from the automatic stay set forth in the Emergency Motion, to freeze, take possession of, set off against, and otherwise exercise any remedy available to the DIP Agent or DIP Secured Parties at law or equity with respect to the DIP Collateral (including Cash Collateral) until the DIP Obligations and the obligations and rights granted in this Interim Order, have been indefeasibly paid in full in cash. In the Emergency Hearing, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, a DIP Event of Default has occurred and is continuing, and the Debtors, any Committee, and all other parties in interest shall not be entitled to seek relief, including, without limitation, under section 105 of the Bankruptcy Code, to the extent such relief would in any way impair or restrict the rights and remedies of the DIP Agent or the DIP Secured Parties set forth in this Interim Order, the Final Order, or the DIP Credit Documents, as applicable. During the Default Notice Period, the Debtors shall be entitled to (x) use of the proceeds of the DIP Facility and/or Cash Collateral in accordance with the Budget and fund the Carve-Out and (y) contest the occurrence and/or continuance of a DIP Event of Default.

Neither the DIP Agent’s nor any DIP Lender’s delay or failure to exercise rights and remedies under the DIP Documents or this Order shall constitute a waiver of such DIP Agent’s or any DIP Lender’s rights hereunder, thereunder or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable DIP Credit Agreement. During the Default Notice Period, notwithstanding the foregoing or any provision in the DIP Documents, neither the DIP Agent nor the DIP Lenders shall be required to fund any Advances or other funding requests of the Debtors. Subject to entry of the Final Order, in no event shall the DIP Agent, the DIP Lenders or the Prepetition RBL Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral or the Prepetition Collateral.
11.    Limitation on Charging Expenses against Collateral. Subject to and effective upon entry of the Final Order, except to the extent of the Carve-Out, no expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the DIP Collateral or the Prepetition Collateral, as the case may be, pursuant to section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the DIP Agent or the Prepetition RBL Agent, as applicable, and no such consent shall be implied from any term of this Order or any other action or inaction by the DIP Agent, the DIP Lenders or the Prepetition RBL Secured Parties.
12.    Limitations under Section 552(b) of the Bankruptcy Code. The Prepetition RBL Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to and effective upon entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to any of the Prepetition RBL Secured Parties with respect to (i) proceeds, products, offspring or profits of any of the Prepetition Collateral or any of the DIP Collateral or (ii) the extension of the Adequate Protection Liens to cover proceeds of the Prepetition Collateral.
13.    Payments Free and Clear. Any and all payments or proceeds remitted to the DIP Agent on behalf of the DIP Lenders or (except as provided in paragraph 20 of this Order) to the Prepetition RBL Secured Parties pursuant to the provisions of this Order or any subsequent order of this Court shall be received free and clear of any claim, charge, assessment or other liability, other than the Carve-Out.
14.    Cash Collateral. Subject to the Paragraph 20(a), all of the Debtors’ cash as of the Petition Date and any cash proceeds of the disposition of any Prepetition Collateral constitute proceeds of the Prepetition Collateral and, therefore, are Cash Collateral of the Prepetition RBL Secured Parties, within the meaning of section 363(a) of the Bankruptcy Code.
15.    Use of Prepetition Collateral (Including Cash Collateral). The Debtors are hereby authorized to use the Prepetition Collateral, including the Cash Collateral, during the period from the Petition Date through and including the Termination Date (as defined below) for working capital and general corporate purposes (including to fund the Carve-Out, pay fees, costs and expenses related to the Chapter 11 Cases and the DIP Documents and capital expenditures, as and to the extent set forth in this Order and in accordance with the Budget and the DIP Documents) in accordance with the terms and conditions of this Order and subject to compliance with the Budget; provided that the occurrence of the Termination Date as a result of a DIP Event of Default and any termination of the use of Cash Collateral in connection therewith, or as a result thereof, is subject to the Default Notice Period; provided further that, (a) the Prepetition RBL Secured Parties are granted adequate protection as set forth herein and (b) except on the terms of this Order, the Debtors are not authorized to use the Cash Collateral. As used herein, “Termination Date” means the earlier to occur of (a) the Maturity Date (as defined in the DIP Credit Agreement) of the DIP Facility and (b) the acceleration of any DIP Loans and the termination of any Commitments (as defined in the DIP Credit Agreement) in accordance with the terms of the DIP Credit Agreement.
16.    Adequate Protection for the Prepetition RBL Agent and Prepetition RBL Lenders. The Prepetition RBL Agent and the Prepetition RBL Lenders are entitled, pursuant to sections 361, 363(c)(2), and 363(e) of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral, including the Cash Collateral, in an amount equal to the aggregate diminution in value of the Prepetition Collateral, including without limitation, any such diminution resulting from the sale, lease or use by the Debtors (or other decline in value) of the Cash Collateral and any other Prepetition Collateral, the priming of the Prepetition RBL Agent’s liens on the Prepetition Collateral by the DIP Liens and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code (such diminution in value, the “Adequate Protection Obligations”). As adequate protection, the Prepetition RBL Agent on behalf of the Prepetition RBL Lenders is hereby granted the following:
(a)    Adequate Protection Liens. As security for the payment of the Adequate Protection Obligations, the Prepetition RBL Agent (for itself and for the benefit of the Prepetition RBL Secured Parties) is hereby granted (effective and perfected upon the Petition Date and without the necessity of the execution by the Debtors of security agreements, pledge agreements, mortgages, financing statements or other agreements) a valid, perfected replacement security interest in and lien on all of the DIP Collateral (the “Adequate Protection Liens”), subject and subordinate only to (i) the Carve-Out, (ii) the DIP Liens, and (iii) the Non-Primed Liens as to Prepetition Collateral on which such liens are senior to the DIP Liens and Prepetition Liens.
(b)    507(b) Claims. The Adequate Protection Obligations shall constitute superpriority claims as provided in section 507(b) of the Bankruptcy Code (the “507(b) Claims”), with priority in payment over any and all administrative expenses of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including without limitation, sections 326, 328, 330, 331 and 726 of the Bankruptcy Code, subject and subordinate only to (i) the Carve-Out, and (ii) the Superpriority Claims granted in respect of the DIP Obligations.
(c)    Fees and Expenses. As additional adequate protection to the Prepetition RBL Agent and the Prepetition RBL Lenders, the Debtors shall pay to the Prepetition RBL Agent all reasonable and documented out-of-pocket fees and expenses of counsel and advisors payable to the Prepetition RBL Agent under the Prepetition RBL Documents (including any forbearance agreements), including the fees and expenses of (i) Simpson Thacher & Bartlett LLP, (ii) McGinnis Lochridge LLP and (iii) RPA Advisors (the “Agent Professionals”). None of the fees and expenses payable pursuant to this paragraph 16(c) shall be subject to separate approval by this Court (but, other than as set forth below, the U.S. Trustee, the Debtors and the Committee may object to the reasonableness of such fees and expenses within ten (10) days of the receipt of an invoice detailing such fees and expenses in summary form without the need for individual time entries, and this Court shall resolve any dispute as to the reasonableness of any such fees and expenses), and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto. Promptly following the completion of the ten (10) day objection period, the Debtors shall pay the professional fees and expenses provided for in this paragraph 16(c) that are not disputed, and shall promptly pay any disputed fees to the extent such disputed amount is resolved in the favor of the Prepetition RBL Agent. Notwithstanding the foregoing, the Debtors are authorized and directed to pay on the closing date of the DIP Facility the reasonable and documented fees, costs and expenses of the Agent Professionals incurred on or prior to such date without the need to provide notice to any other party or otherwise comply with the procedures set forth in this paragraph 16(c).
(d)    Accrual of Interest: As additional adequate protection to the Prepetition Secured Parties, interest shall continue to accrue under the Prepetition RBL Credit Agreement (excluding interest on the Roll-Up Loans) postpetition (the “Adequate Protection Postpetition Interest”) at the applicable non-default rate for interest accruing prior to the Scheduled Maturity Date (as defined in the Prepetition RBL Credit Agreement). Any proceeds of Adequate Protection Postpetition Interest shall be distributed in accordance with the Prepetition RBL Credit Agreement.
(e)    Reporting. As additional adequate protection to the Prepetition RBL Agent and the Prepetition RBL Lenders, the Debtors shall provide the Prepetition RBL Agent and Prepetition RBL Lenders with the same reporting that the Debtors are required to provide the DIP Agent and DIP Lenders under the DIP Documents. Without limiting the preceding sentence, the Debtors shall promptly provide documents, reports or analyses as may be reasonably requested by the Prepetition RBL Agent or its financial advisor in connection with analyzing the Budgets or proposed Budgets, evaluating compliance with the Budget or any approval or consent thereof. For the avoidance of doubt, the Prepetition Affiliated RBL Lenders shall receive the same reporting package and any other information as and when delivered to the Prepetition RBL Agent or its advisors.
17.    Perfection of DIP Liens and Adequate Protection Liens.

(a)    The DIP Agent and the Prepetition RBL Agent are hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, notices of lien or similar instruments in any jurisdiction, take possession of or control over (including pursuant to a deposit account control agreement), or take any other action in order to validate and perfect the DIP Liens or the applicable Adequate Protection Liens granted to them hereunder, in each case, subject to the terms of the DIP Documents. In addition, to the extent that any filing and any other perfection actions described in the foregoing were taken by or in favor of the Prepetition RBL Agent in respect of the Prepetition RBL Documents, such filings and actions shall serve to perfect the DIP Liens in favor of the DIP Agent, for the benefit of the DIP Secured Parties, securing the DIP Obligations and, solely for purposes of perfecting the DIP Liens, the Prepetition RBL Agent shall act as bailee for the DIP Agent. Whether or not the DIP Agent or the Prepetition RBL Agent, in their respective sole discretion, chooses to file such financing statements, intellectual property filings, mortgages, notices of lien or similar instruments, take possession of or control over, or otherwise confirm perfection of the DIP Liens and the applicable Adequate Protection Liens, such DIP Liens and such Adequate Protection Liens shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination as of the date of entry of this Order, provided all parties reserve the right to dispute whether any diminution in value of interests in Prepetition Collateral has occurred or Adequate Protection Obligations exist.
(b)    A certified copy of this Order may, in the discretion of the DIP Agent or the Prepetition RBL Agent, as the case may be, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Order for filing and recording.
(c)    The Debtors shall execute and deliver to the DIP Agent or the Prepetition RBL Agent, as the case may be, all such agreements, financing statements, instruments and other documents as the applicable DIP Agent or the Prepetition RBL Agent, as the case may be, may reasonably request to evidence, confirm, validate or perfect the DIP Liens and the applicable Adequate Protection Liens.
(d)    Subject to entry of the Final Order, any provision of any lease or other license, contract or other agreement (other than an Excepted Lease) that requires (i) the consent or approval of one or more landlords or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign, or otherwise transfer any such leasehold interest, or the proceeds thereof, or other DIP Collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code, and any such provision shall have no force and effect with respect to the granting of the DIP Liens or the Adequate Protection Liens on such leasehold interest or the proceeds of any assignment and/or sale thereof by any Debtor in favor of the DIP Lenders or Prepetition RBL Secured Parties in accordance with the terms of the DIP Documents or this Order.
18.    Preservation of Rights Granted Under the Order.

(a)    Other than the Carve-Out, the DIP Liens and the Superpriority Claims, no claim or lien having a priority senior to or pari passu with those granted by this Order to the DIP Agent shall be granted or allowed while any portion of the Adequate Protection Obligations remain outstanding, and the Adequate Protection Liens shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.
(b)    Unless all DIP Obligations shall have been indefeasibly paid in full in cash, it shall constitute a DIP Event of Default under the DIP Credit Agreements and a termination of the right to use the Cash Collateral if (i) any of the Debtors seeks, or if there is entered, any modification of this Order without the prior written consent of the DIP Agent, and no such consent shall be implied by any other action, inaction or acquiescence by the DIP Agent or (ii) an order is entered converting or dismissing any of the Chapter 11 Cases.
(c)    If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacatur shall not affect (i) the validity, priority or enforceability of any DIP Obligations or the Adequate Protection Obligations incurred prior to the effective date of such reversal, stay, modification or vacatur or (ii) the validity, priority or enforceability of the DIP Liens or the Adequate Protection Liens. Notwithstanding any such reversal, stay, modification or vacatur, any use of the Cash Collateral, any DIP Obligations or any Adequate Protection Obligations incurred by the Debtors to the DIP Agent, the DIP Lenders or to the Prepetition RBL Secured Parties, as the case may be, prior to the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Order, and the DIP Agent, the DIP Lenders, and the Prepetition RBL Secured Parties shall be entitled to all of the rights, remedies, privileges and benefits granted in section 364(e) of the Bankruptcy Code, this Order, the DIP Documents (with respect to all DIP Obligations), the Adequate Protection Obligations and uses of the Cash Collateral.
(d)    Except as expressly provided in this Order or in the DIP Documents, the Carve-Out, the DIP Liens, the Superpriority Claims, the Adequate Protection Liens, the 507(b) Claims and all other rights and remedies of the DIP Agent, the DIP Lenders, and the Prepetition RBL Secured Parties granted by this Order and the DIP Documents shall survive, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases, or (ii) the entry of an order confirming a plan of reorganization in any of the Chapter 11 Cases and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining DIP Obligations or Adequate Protection Obligations. The terms and provisions of this Order and the DIP Documents shall continue in the Chapter 11 Cases, in any Successor Cases, and the DIP Liens, the Adequate Protection Liens, the DIP Obligations, the Carve-Out, the Adequate Protection Obligations, the Superpriority Claims, the 507(b) Claims, and the other administrative claims granted pursuant to this Order, and all other rights and remedies of the DIP Agent, the DIP Lenders and the Prepetition RBL Secured Parties granted by this Order and the DIP Documents shall continue in full force and effect until all DIP Obligations are indefeasibly paid in full in cash and all Adequate Protection Obligations are indefeasibly paid in full in cash.
19.    Proceeds of Subsequent Financing. Without limiting the provisions of the immediately preceding paragraph, if the Debtors, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed in any of the Chapter 11 Cases or any Successor Cases shall obtain credit or incur debt pursuant to sections 364(b), (c), or (d) of the Bankruptcy Code at any time prior to the indefeasible payment in full in cash of all of the DIP Obligations, the satisfaction of the Superpriority Claims, and the termination of the DIP Agent’s and the DIP Lenders’ obligations to extend credit under the DIP Facility and this Interim Order, including subsequent to the confirmation of any plan with respect to any or all of the Debtors and the Debtors’ estates, then unless otherwise agreed by the DIP Agent all of the cash proceeds derived from such credit or debt shall immediately be turned over first, to the DIP Agent to be applied to the DIP Obligations pursuant to the DIP Credit Agreement and second, after repayment in full in cash of all of the DIP Obligations, to the Prepetition RBL Agent to be applied to the Adequate Protection Obligations pursuant to the Prepetition RBL Credit Agreement.
20.    Effect of Stipulations on Third Parties.

(a)    The stipulations and admissions contained in this Order, including without limitation, in paragraphs 4 and 14 of this Order, shall be binding upon the Debtors under all circumstances. The stipulations and admissions contained in this Order, including without limitation, in paragraphs 4 and 14 of this Order, shall be binding upon all parties in interest unless (i) any party-in-interest (including the Committee, if any) (a “Challenge Party”) that successfully seeks and obtains standing to do so has timely filed an adversary proceeding or contested matter (subject to the limitations contained herein, including without limitation, in this paragraph 20) (a “Challenge”) by the later of (A) seventy-five (75) days after entry of this Order and (B) sixty (60) days after the formation of the Committee (if any) (the “Challenge Period”); provided that any such deadline is subject to extension as may be specified by this Court for cause shown, or if the Prepetition RBL Agent and, solely with respect to any Challenge as to the Prepetition Affiliate RBL Obligations, the Prepetition Affiliated RBL Lenders agree to such an extension with respect to any Claims and Defenses in respect of the Prepetition RBL Obligations, (i) challenging the validity, enforceability, priority or extent of the Prepetition RBL Obligations or the liens on Prepetition Collateral securing the Prepetition RBL Obligations (or any portion thereof) or otherwise asserting or prosecuting any Avoidance Actions or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Claims and Defenses”) against any of the Prepetition RBL Secured Parties or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors, each in their capacity as such, in connection with any matter related to the Prepetition RBL Obligations or the Prepetition Collateral and (ii) an order is entered and becomes final in favor of the Challenge Party sustaining any such Challenge; provided that, subject to this paragraph 20 as to the Debtors, all such Claims and Defenses, are hereby irrevocably waived, released and relinquished as of the Petition Date; provided further, that the Challenge Period shall not be applicable to any chapter 7 or 11 trustee appointed or elected for any of the Debtors.
(b)    If no such Challenge is timely filed in respect of the Prepetition RBL Obligations or the liens on Prepetition Collateral, (x) such obligations shall constitute allowed claims, not subject to counterclaim, setoff, subordination, defense, avoidance, impairment, disallowance, recharacterization, reduction, recoupment, recovery, for all purposes in the Chapter 11 Cases and any subsequent chapter 7 case, (y) the liens on the Prepetition Collateral securing the Prepetition RBL Obligations shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected and of the priority specified in paragraph 4(e) as applicable, not subject to setoff, subordination, defense, avoidance, impairment, disallowance, recharacterization, reduction, recoupment, or recovery and (z) the Prepetition RBL Obligations, and each of the Prepetition RBL Secured Parties (solely in their capacity as such), and the liens on the Prepetition Collateral granted to secure the Prepetition RBL Obligations, shall not be subject to any other or further challenge by any party-in-interest (including any Committee), and such party-in-interest shall be enjoined from seeking to exercise the rights of the Debtors’ estates, including without limitation, any successor thereto (including, without limitation, any estate representative or a chapter 7 or 11 trustee appointed or elected for any of the Debtors). Nothing in this Order shall confer standing on any party-in-interest to assert any Claims or Defenses or otherwise bring any cause of action.
(c)    If any Challenge is timely filed, the stipulations and admissions contained in paragraphs 4 and 14 of this Order shall nonetheless remain binding and preclusive (as provided in the third sentence of this paragraph 20) on all parties-in-interest (including the Committee, if any), except as to any such findings and admissions that were expressly and successfully challenged in such Challenge. In the event that there is a timely successful challenge by a final non-appealable order, pursuant and subject to the limitations contained in this paragraph 20(c), to the repayment of the Prepetition RBL Obligations pursuant to this Interim Order based upon a successful challenge to the validity, enforceability, extent, perfection or priority of the Prepetition RBL Obligations or the liens securing the same, the Court shall have the power to unwind or otherwise modify (which might include the disgorgement or reallocation of interest, fees, principal or other incremental consideration paid in respect of the Prepetition RBL Obligations or the avoidance of liens and/or guarantees with respect to the Debtors), as the Court shall determine, and all parties rights are fully reserved in respect of any such remedy.
21.    Limitation on Use of DIP Loans, DIP Collateral and Prepetition Collateral. The Debtors shall use the DIP Loans and the Prepetition Collateral (including the Cash Collateral) solely as provided in this Order, the Budget (including any permitted variance set forth in the DIP Credit Agreement) and the DIP Documents. Notwithstanding anything herein or in any other order of this Court to the contrary, none of the DIP Loans, the DIP Collateral, the Prepetition Collateral (including the Cash Collateral) or the Carve-Out may be used to (a) object, contest or raise any defense to, the validity, perfection, priority, extent or enforceability of any amount due under the DIP Documents, the Prepetition RBL Documents, or the liens or claims granted under this Order, the DIP Documents or the Prepetition RBL Documents, (b) assert any Claims and Defenses or any other causes of action against the DIP Agent, the DIP Lenders, the Prepetition Secured Parties (solely in their capacity as such), or their respective agents, affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors (in each case, solely in their capacity as such), (c) prevent, hinder or otherwise delay the DIP Agent’s assertion, enforcement or realization on the DIP Collateral in accordance with the DIP Documents or this Order, (d) seek to modify any of the rights granted to the DIP Agent, the DIP Lenders or the Prepetition RBL Secured Parties (solely in their capacity as such) hereunder or under the DIP Documents or the Prepetition RBL Documents, in the case of each of the foregoing clauses (a) through (d), without such party’s prior written consent or (e) pay any amount on account of any claims arising prior to the Petition Date unless such payments are (i) approved by an order of this Court and (ii) permitted under the DIP Documents (including, without limitation, the Budget); provided that, notwithstanding anything to the contrary herein, no more than an aggregate of $25,000 of the Cash Collateral or proceeds of the DIP Loans may be used by any Committee to investigate the validity, enforceability or priority of the Prepetition RBL Obligations or the liens on the Prepetition Collateral securing the Prepetition RBL Obligations or investigate any Claims and Defenses against the Prepetition RBL Secured Parties (solely in their capacity as such).
22.    Insurance. To the extent any Prepetition RBL Secured Party is listed as loss payee under the Debtors’ insurance policies, the DIP Agent is also deemed to be the loss payee under the Debtors’ insurance policies and shall act in that capacity and subject to the terms of the DIP Documents, distribute any proceeds recovered or received in respect of any such insurance policies, first, to the payment of the DIP Obligations until paid in full in cash, and second, to the payment of the Prepetition RBL Obligations in cash, subject to and in accordance with the Prepetition RBL Credit Agreement.
23.    Order Governs. In the event of any inconsistency between the provisions of this Order and the DIP Documents, the provisions of this Order shall govern.
24.    Binding Effect; Successors and Assigns. The DIP Documents and the provisions of this Order, including all findings herein, shall be binding upon all parties-in-interest in the Chapter 11 Cases, including without limitation, the DIP Agent, the DIP Lenders, the Prepetition RBL Secured Parties, and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for any of the Debtors, an examiner with expanded powers appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the DIP Agent, the DIP Lenders, the Prepetition RBL Secured Parties and the Debtors and their respective successors and assigns; provided that, except to the extent expressly set forth in this Order, the DIP Documents, or the Prepetition RBL Credit Agreement, the DIP Agent, the DIP Lenders and the Prepetition RBL Secured Parties shall have no obligation to permit the use of the DIP Loans or the Cash Collateral or extend any financing to any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors.
25.    Limitation of Liability. In determining to make any loan under the DIP Credit Agreement, permitting the use of Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Order or the DIP Documents, the DIP Agent, the DIP Lenders and the Prepetition RBL Secured Parties (solely in their capacity as such) shall not solely by reason thereof be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute). Furthermore, nothing in this Order or in the DIP Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders or any Prepetition RBL Secured Party (solely in their capacity as such) of any liability for any claims arising from the prepetition or post-petition activities of any of the Debtors.
26.    Prepetition RBL Loan Documents. Nothing in this Order shall amend, impair or otherwise modify the terms or enforceability of the Prepetition RBL Loan Documents as it governs the rights and obligations among the Prepetition RBL Secured Parties, including any subordination or inter-creditor provisions contained in section 10.02(c) of the Prepetition RBL Credit Agreement, all of which shall remain in full force and effect. Without limiting the foregoing, any proceeds of any Prepetition Collateral payable to any of the Prepetition RBL Secured Parties pursuant to this Order and any distribution or payments made in respect of the Adequate Protection Obligations shall be distributed in accordance with section 10.02(c) of the Prepetition RBL Credit Agreement.
27.    Proofs of Claim. None of the DIP Agent or DIP Lenders shall be required to file proofs of claim in any of the Chapter 11 Cases or any Successor Cases for any claim allowed herein, and none of Prepetition RBL Secured Parties shall be required to file proofs of claim or request for payment of an administrative expense in any of the Chapter 11 Cases or any Successor Cases for any claim in respect of the Prepetition RBL Obligations. The statements of claims in respect of the Prepetition RBL Obligations set forth in this Interim Order, together with any evidence accompanying this Motion and presented at the Interim Hearing, are deemed sufficient to and do constitute proofs of claim in respect of such debt and such secured status. However, in order to facilitate the processing of claims, to ease the burden upon the Court and to reduce any unnecessary expense to the Debtors’ estates, the Prepetition RBL Agent is authorized to file in the Debtors’ lead chapter 11 case In re Lilis Energy, Inc., Case No. __-____ (___), a master proof of claim on behalf of its Prepetition RBL Secured Parties on account of any and all of their respective claims arising under the applicable Prepetition RBL Documents and hereunder (each, a “Master Proof of Claim”) against each of the Debtors. Upon the filing of any such Master Proof of Claim, the Prepetition RBL Agent shall be deemed to have filed a proof of claim in the amount set forth opposite its name therein in respect of its claims of any type or nature whatsoever with respect to the applicable Prepetition RBL Documents, and the claim of each applicable Prepetition RBL Secured Party (and each of its successors and assigns), named in a Master Proof of Claim shall be treated as if such entity had filed a separate proof of claim in each of the Chapter 11 Cases. The Master Proofs of Claim shall not be required to attach any instruments, agreements or other documents evidencing the obligations owing by each of the Debtors to the applicable Prepetition RBL Secured Parties. Any proof of claim filed by the Prepetition RBL Agent shall be deemed to be in addition to and not in lieu of any other proof of claim that may be filed by any of the Prepetition RBL Secured Parties. Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation administrative claims) in any of the Chapter 11 Cases or any Successor Cases shall not apply to (i) the DIP Agent or the DIP Lenders or (ii) the Prepetition RBL Secured Parties with respect to the Prepetition RBL Obligations.
28.    Credit-Bid. The DIP Agent shall have the right (on behalf of the DIP Lenders) to credit-bid the amount of the DIP Obligations in connection with any sale of all, substantially all, or any portion of the Debtors’ assets and property or in connection with the exercise of any rights and remedies under the DIP Documents or this Order, including, without limitation, any sale occurring pursuant to section 363 of the Bankruptcy Code or included as part of any plan of reorganization subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code and except to the extent any party in interest or the Committee successfully prosecutes a Challenge in accordance with paragraph 20 of this Order, the Prepetition RBL Agent, subject to the terms of the Prepetition RBL Loan Documents and the Restructuring Support Agreement, shall have the right (on behalf of the Prepetition RBL Lenders) to credit-bid the amount of the Prepetition RBL Obligations in connection with any sale of all, substantially all, or any portion of the Debtors’ assets and property or in connection with the exercise of any rights and remedies under the Prepetition RBL Documents or this Order, including, without limitation, any sale occurring pursuant to section 363 of the Bankruptcy Code or included as part of any plan of reorganization subject to confirmation under section 1129(b)(2)(A)(iii) of the Bankruptcy Code. The DIP Agent and the Prepetition RBL Agent shall (i) each be a qualified and permitted bidder in all respects at any auction, and shall not be required to submit a deposit, and (ii) have the right to designate any person or entity in its sole and absolute discretion that shall take title to the individual asset, portion of the assets, or all of the assets that are subject to their credit bid.
29.    No Waiver. The failure of the DIP Lenders or the Prepetition RBL Secured Parties to seek relief or otherwise exercise their rights and remedies under this Order, the DIP Documents or the Prepetition RBL Documents or otherwise, as applicable, shall not constitute a waiver of any of the DIP Lenders’ or Prepetition RBL Secured Parties’ rights hereunder, thereunder, or otherwise. Except as expressly provided herein, the entry of this Order and the entry of the Final Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair any of the rights, claims, privileges, objections, defenses or remedies of the DIP Lenders or the Prepetition RBL Secured Parties under the Bankruptcy Code or under non-bankruptcy law against any other person or entity in any court.
30.    No Third-Party Rights. Except as explicitly provided for herein, this Order does not create any rights for the benefit of any third party, creditor, equity holder or any direct, indirect, third party or incidental beneficiary.
31.    Effectiveness. This Order shall constitute findings of fact and conclusions of law and shall take effect immediately upon entry hereof, and there shall be no stay of effectiveness of this Order.
32.    Final Hearing. The Final Hearing is scheduled for [        ], 2020, at [ ] a.m./p.m., prevailing Central Time, before this Court.

33.    Retention of Jurisdiction. This Court shall have and retain exclusive jurisdiction to enforce the terms of this Order and to adjudicate any and all matters arising from or related to the interpretation or implementation of this Order, including with respect to any and all disputes or matters under, arising out of or in connection with either the DIP Loans or the DIP Documents.
34.    Restructuring Support Agreement. The automatic stay shall be deemed waived as and to the extent necessary to permit any Prepetition RBL Secured Party that is party to the Restructuring Support Agreement to deliver any notice and/or exercise any termination rights in connection therewith.
35.    Final Hearing Notice. The Debtors shall promptly serve copies of this Order (which shall constitute adequate notice of the Final Hearing) on the parties having been given notice of the Interim Hearing, and to any other party that has filed a request for notices with this Court and to the Committee after the same has been appointed, or Committee counsel, if the same shall have been appointed. Any party-in-interest objecting to the relief sought at the Final Hearing shall serve and file written objections; which objections shall be served upon (a) the Debtors, 201 Main Street, Suite 700, Fort Worth, Texas 76102, Attn: Christa Garrett; (b) proposed counsel to the Debtors, Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760, Attn: Harry A. Perrin and 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036, Attn: David S. Meyer and George R. Howard; (c) counsel to the administrative agent under the RBL Facility, Simpson Thacher & Bartlett LLP, 600 Travis Street, Suite 5400, Houston, Texas 77002, Attn: Erland Modesto and 425 Lexington Avenue, New York, New York 10017, Attn: Nicholas Baker; (d) counsel to Värde, Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Brian Schartz, P.C. and 609 Main Street, Houston, Texas 77002, Attn: Lucas E. Spivey, P.C.; (e) the Office of the United States Trustee for the Southern District of Texas, 515 Rusk Street, Suite 3516, Houston,

Texas 77002; and (f) the official committee of unsecured creditors (if any) appointed in these chapter 11 cases and their counsel., in each case to allow actual receipt by the foregoing no later than [●], 2020 at [_ _:_ _ a.m./p.m.], prevailing Central time.

Dated:	__________, 2020
Houston, Texas

UNITED STATES BANKRUPTCY JUDGE

EXHIBIT 1
DIP Credit Agreement

EXHIBIT 2
DIP Budget

Exhibit D
Replacement DIP Facility Term Sheet

Lilis Energy Inc. $20,000,000 Senior Secured Replacement Debtor-In-Possession Credit Facility Summary of Indicative Terms and Conditions

This Summary of Indicative Terms and Conditions (this “Term Sheet”) is intended as a proposal for discussion purposes only and should not be construed as a commitment. No commitment or obligation hereunder shall exist until such time as the parties enter into a commitment letter or definitive documentation for the financing contemplated herein. Except as otherwise expressly provided herein, this Summary of Indicative Terms and Conditions does not create a binding obligation on the part of any party. The pricing and terms included herein are based on market conditions on the date hereof and are subject to change.
Reference is made herein to that certain (i) Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 10, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prepetition RBL Credit Agreement”), by and among the Borrower, the guarantors party thereto, BMO Harris Bank, N.A., as administrative agent (the “Prepetition RBL Agent”), and the lenders party thereto (the “Prepetition RBL Lenders”) (the “Prepetition RBL Facility” and the obligations thereunder, the “Prepetition RBL Obligations”) and (ii) Restructuring Support Agreement dated as of June 28, 2020, by and among the Borrower, certain of the Borrower’s subsidiaries, the DIP Lenders and the Prepetition RBL Lenders parties thereto (as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Restructuring Support Agreement”). [1]

Borrower
LILIS ENERGY, INC., a Nevada corporation (the “Borrower”) in its capacity as a debtor and debtor-in-possession in the case (together with the cases of its affiliated debtors and debtors-in-possession, collectively, the “Chapter 11 Cases”) to be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The date of commencement of the Chapter 11 Cases is referred to herein as the “Petition Date”.

Guarantors
The DIP Facility will be unconditionally guaranteed on a senior secured basis by all direct and indirect wholly-owned domestic and foreign subsidiaries of the Borrower on a joint and several basis (such entities, the “Guarantors”).

Credit Parties	The Borrower and Guarantors are collectively referred to herein as the “Credit Parties” and/or the “Debtors”. [2]
DIP Facility
A new money senior secured superpriority debtor-in-possession term loan facility (the “DIP Facility”, and the term loans thereunder, “DIP Loans”) in an aggregate principal amount of up to $20,000,000.[3]
The DIP Loans shall (subject to the borrowing conditions set forth in the DIP Credit Agreement) be incurred in one draw on the Closing Date (as defined below).
Once repaid or prepaid, no portion of the DIP Loans may be reborrowed.

DIP Lenders
One or more funds managed by or affiliated with Värde Partners, Inc. or its affiliates (“Värde”) together with any additional lenders (the “DIP Lenders”).
“Required DIP Lenders” shall mean the DIP Lenders holding greater than 50% of the outstanding commitments and/or exposure under the DIP Facility.

D-1

DIP Agent	A representative to be appointed by Värde and reasonably acceptable to the Borrower (the “DIP Agent”).
Closing Date
The business day on or immediately after the date of entry of the Final DIP Order on which all of the conditions precedent to effectiveness and initial borrowings under the DIP Credit Agreement are satisfied or waived by the Required DIP Lenders in accordance with the DIP Credit Agreement (such date, the “Closing Date”).

Effective Date	“Effective Date” has the meaning assigned to such term in the Restructuring Support Agreement.
DIP Facility Maturity Date
Subject to the RBL Payment Priority (as defined below), all unfunded DIP Loan commitments will terminate, and all DIP Loan obligations will be immediately due and payable in full in cash on the earliest of (such date, the “Maturity Date”):
(a)    the date that is six months following the Closing Date (the “Scheduled Maturity Date”),
(b)    the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date” thereof) of a chapter 11 plan filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court,
(c)    the date of consummation of any sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code, and
(d)    the acceleration of the loans and the termination of commitments thereunder with respect to the DIP Facility in accordance with the DIP Loan Documents (as defined below).

Use of Proceeds
Proceeds of the DIP Loans will be used only for the following purposes: (a) to refinance and pay in full in cash the outstanding obligations under that certain senior secured superpriority credit agreement (the “Initial DIP Credit Agreement”) entered into by the Credit Parties and certain of the Prepetition RBL Lenders (the “Initial DIP Lenders”) (such refinancing, the “Initial DIP Refinancing”), (b) to pay interest, fees, costs and expenses related to the DIP Facility (including the fees, costs, disbursements and expenses of the DIP Agent and its counsel, financial advisors, consultants and other professionals (collectively, the “DIP Agent Advisors”), (c) to pay the fees, costs and expenses of the Prepetition RBL Agent and its counsel, financial advisors, consultants and other professionals (collectively, the “RBL Agent Advisors”), (d) to pay the fees, costs and expenses of the estate professionals retained in the Chapter 11 Cases and approved by the Bankruptcy Court, (e) to fund the Carve-Out (as defined below), (f) to pay the fees, costs, disbursements and expenses of the DIP Lenders (including the fees, costs, disbursements and expenses of the DIP Lenders and their respective counsel, financial advisors, consultants and other professionals the “DIP Lender Advisors”), (g) to make all permitted payments of costs of administration of the Chapter 11 Cases, (h) to pay such prepetition expenses as are consented to by the Required DIP Lenders and approved by the Bankruptcy Court, (i) to satisfy any adequate protection obligations owing under the Final DIP Order, as set forth below, (j) to make any other payments permitted by the Approved Budget (to be defined in a manner consistent with the Documentation Principles), and (k) for general corporate and working capital purposes of the Debtors during the Chapter 11 Cases in accordance with the Approved Budget.
For the avoidance of doubt and notwithstanding anything to the contrary herein, no proceeds of the DIP Loans shall be used to investigate, challenge, object to or contest the validity, security, perfection, priority, extent or enforceability of (x) any amount due under, or the liens or claims granted under or in connection with the DIP Facility or the RBL Prepetition Facility or (y) any of Värde’s or any other Prepetition RBL Lender’s or the Prepetition RBL Agent’s claims or interests in or to the Collateral or in the Borrower or any of its subsidiaries (or any of their respective property or assets to the extent not constituting Collateral), in each case in its capacity as DIP Lender, Prepetition RBL Lender, equityholder or otherwise.

Amortization	None.
Credit Bidding
Notwithstanding any provision of the Prepetition RBL Credit Agreement, in consideration of the DIP Lenders providing the Initial DIP Refinancing, in any sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code, the Initial DIP Lenders and the Prepetition RBL Lenders shall, in each case, subject to the terms of the Restructuring Support Agreement and approval of the Bankruptcy Court, agree that the DIP Lenders shall be entitled to credit bid all or any portion of such DIP Lenders’ DIP Obligations and all or any portion of any such DIP Lender’s obligations (if any) constituting Prepetition RBL Obligations on a dollar-for-dollar basis so long as any such bid (i) shall pay the Prepetition RBL Obligations in full in cash on the closing thereof and (ii) otherwise satisfy the applicable bid procedures (including the requirement to include an earnest money cash deposit).
The foregoing, collectively, the “Credit Bidding Contingency”.

RBL Priority
The DIP Facility shall not be entitled to, and shall not retain, any distributions whether in cash, equity, debt or otherwise and irrespective of whether such distributions are from collateral proceeds, unencumbered assets, new equity or debt issuances or otherwise, including any distribution pursuant to a plan or any voluntary or mandatory repayment, unless and until the Prepetition RBL Obligations held by the Non-Affiliated Lender (as defined in the Prepetition RBL Credit Agreement) are paid in full in cash (or otherwise satisfied in a manner satisfactory to the Prepetition RBL Agent and the Non-Affiliated Lenders).
Upon the occurrence and during the continuance of an Event of Default (as defined below) under the DIP Facility, the Prepetition RBL Agent, acting at the direction of the Majority Lenders (as defined in the Prepetition RBL Credit Agreement) shall control all remedies and the DIP Agent and DIP Lenders shall not contest or otherwise object to the exercise of any such rights and remedies so long as such rights and remedies are in accordance with the terms of the Prepetition RBL Credit Agreement; provided that the DIP Lenders (i) may exercise the Credit Bidding Contingency and (ii) shall have a customary “purchase right” that will permit them to purchase the outstanding Prepetition RBL Obligations.
The “RBL Payment Priority” refers to the rights of the Prepetition RBL Agent and Non-Affiliated Lenders set forth in the previous two paragraphs.

Exit
During the pendency of the Chapter 11 Cases, all amounts otherwise due and payable in cash under the DIP Facility shall accrue and be payable-in-kind as New Common Equity (as defined in the Restructuring Support Agreement) upon the consummation of the Plan and the emergence of the Reorganized Lilis (as defined in the Restructuring Support Agreement); provided, however, that to the extent the Debtors consummate a chapter 11 plan of reorganization that is not the Plan, such event shall constitute an immediate and automatic Event of Default under the DIP Facility, and, subject to the RBL Payment Priority, any accrued amounts shall be immediately and automatically due and payable in cash (including, for the avoidance of doubt, any interest, fees and premiums then due and payable thereunder).
The foregoing, collectively, the “Exit”.
For the purposes herein, “Plan” has the meaning set forth in the Restructuring Support Agreement or, if the Restructuring Support Agreement has terminated, means a Chapter 11 plan of reorganization that is approved by the Required DIP Lenders.

Interest Rate
Subject to the Exit, the DIP Facility shall be subject to an interest rate of LIBOR plus 11.50% per annum, compounded quarterly in arrears, paid-in-kind and added to the outstanding principal amount of obligations under the DIP Facility and, subject to the RBL Payment Priority, paid in cash at the Maturity Date (“Interest Rate”) (subject to a LIBOR floor of 1.00%).
All overdue amounts shall accrue interest at the Interest Rate plus 2.00% per annum and shall be payable in cash, on demand, and upon the occurrence and during the continuance of an Event of Default, interest on the DIP Loan shall accrue at the Interest Rate plus 2.00% per annum and shall be payable in cash subject to the RBL Payment Priority.

Upfront Fee
On the Closing Date, the Debtors shall pay to the DIP Agent for the account of each DIP Lender an upfront fee equal to 5.00% of each such Lender’s aggregate principal commitments as of such date (which shall be fully-earned and non-refundable), which shall be paid-in-kind and added to the outstanding principal amount of obligations under the DIP Facility as of such date.

Agency Fee
The Debtors shall pay an agency fee to the DIP Agent on the Closing Date in an amount to be agreed between the Debtors and the DIP Agent and reasonably acceptable to the Required Consenting RBL Lenders.

Voluntary Prepayment
Subject to the Exit and the RBL Payment Priority, the DIP Facility may be prepaid (in whole or in part) at any time, subject to payment of accrued and unpaid interest on the outstanding principal amount so prepaid.

Mandatory Prepayment
Subject to the Exit and the RBL Payment Priority, the DIP Credit Agreement will contain the following mandatory prepayment events (“Mandatory Prepayments”): prepayments of 100% of the net cash proceeds received by any of the Debtors from (a) any asset sale (or series of related asset sales), (b) insurance and condemnation events, (c) equity (other than intercompany equity issuances) or debt issuances and (d) extraordinary receipts.

Priority and Security under DIP Facility
Subject in all cases to the RBL Payment Priority, all obligations of the Borrower and the Guarantors to the DIP Agent and the DIP Lenders under the DIP Facility, including, without limitation, all principal and accrued interest, premiums, costs, fees, expenses, disbursements, reimbursement obligations, indemnities and any and all other amounts due or payable under the DIP Facility (collectively, the “DIP Obligations”), shall be secured by continuing, valid, binding, enforceable, non-avoidable, and automatically and fully and properly perfected liens and security interests (such liens and securing interests securing the DIP Obligations, collectively, the “DIP Liens”) in all DIP Collateral (as defined below) on the following basis:

(a)    pursuant to Bankruptcy Code §364(c)(2) (subject to the Carve-Out), the DIP Liens shall have second-priority with respect to all DIP Collateral that is not subject to another valid, perfected, enforceable and non-avoidable lien or security interest as of the Petition Date (such DIP Collateral, the “Unencumbered Assets”), subject only to the adequate protection liens provided to the Prepetition RBL Lenders in the DIP Orders; and

(b)    pursuant to Bankruptcy Code §364(c)(3) and §364(d)(1), the DIP Liens on all DIP Collateral other than Unencumbered Assets shall rank:
(x) junior only to (i) the Carve-Out; (ii) valid, unavoidable and enforceable liens or security interests on such DIP Collateral existing on the Petition Date which are (A) fully and properly perfected as of the Petition Date to the extent required by Bankruptcy Code §546(b) or (B) perfected subsequent to the Petition Date, in the manner and to the extent permitted by Bankruptcy Code §546(b), in each case, solely to the extent that such liens and security interests are permitted to be senior to the DIP Liens on such DIP Collateral pursuant to the Final DIP Orders; and (iii) the liens thereon securing the Prepetition RBL Obligations and adequate protection liens provided to the Prepetition RBL Lenders in the DIP Orders ; and
(y) senior to any and all other liens on and security interests in such DIP Collateral.

The DIP Liens shall be effective and perfected as of the entry of the Interim Order and without requiring the execution, filing or recording of mortgages, security agreements, pledge agreements, control agreements, financing statements or other agreements or instruments, or the taking of any action to obtain possession or control of any collateral. However, the Required DIP Lenders may, in their sole discretion, require the execution, filing or recording of any or all of the documents described in the preceding sentence and/or the taking of any action so that the DIP Agent obtains possession or control of any collateral (other than collateral securing the Prepetition RBL Obligations).

As used herein:
“DIP Collateral” means all assets and properties of the Debtors (whether tangible or intangible; whether real, personal, or mixed; whether owned by, or owing to, the Debtors on the Petition Date, or acquired by or arising in favor of the Debtors after the Petition Date (including under any trade names, styles, or derivations thereof) and whether owned or consigned by or to, or leased from or to, or thereafter acquired by, the Debtors, and regardless of where located, before or after the Petition Date, including, without limitation: (a) all assets securing the prepetition indebtedness, including all assets constituting “Collateral” as such term is defined under the Prepetition RBL Facility, (b) all money, cash and cash equivalents; (c) each deposit account, securities account, commodities account and each other account of any of the Debtors, together with all money, cash, cash equivalents, instruments and other property deposited therein or credited thereto from time to time; (d) all accounts and other receivables (including those owed to the Debtors generated by intercompany transactions); (e) all contracts and contract rights; (f) all instruments, documents and chattel paper; (g) all securities (whether or not marketable); (h) all goods, as-extracted collateral, equipment, inventory and fixtures; (i) all real property interests; (j) all interests in leaseholds, (k) all franchise rights; (l) all patents, tradenames, trademarks (other than intent-to-use trademarks), copyrights and all other intellectual property (collectively, “Intellectual Property Collateral”); (m) all general intangibles; (n) all capital stock, limited liability company interests, partnership interests and financial assets; (o) all investment property; (p) all supporting obligations; (q) all letters of credit issued to the Debtors and letter of credit rights; (r) all commercial tort claims; (s) all other claims and causes of action and the proceeds thereof (including all claims and causes of action arising under chapter 5 of the Bankruptcy Code and the proceeds thereof); (t) all books and records (including, without limitation, customers lists, credit files, computer programs, printouts and other computer materials and records); (u) to the extent not covered by the foregoing, all other goods, assets or properties of the Debtors, whether tangible, intangible, real, personal or mixed; and (v) all products, offspring, profits, and proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Debtor from time to time with respect to any of the foregoing; provided, however, that (i) with the consent of the Required DIP Lenders, the DIP Collateral shall not include certain immaterial assets and (ii) certain other customary assets reasonably acceptable to the Required DIP Lenders shall be excluded (collectively, the “Excluded Assets”); provided, further, however, that Excluded Assets shall not include proceeds and products of any of the assets that constitute Excluded Assets.

Superpriority DIP Claims
Subject to the RBL Payment Priority, effective immediately upon entry of the Final DIP Order, all of the claims of the DIP Agent and the DIP Lenders on account of the DIP Obligations shall be entitled to the benefits of section 364(c)(1) and 364(e) of the Bankruptcy Code, and shall have superpriority, in each of the Chapter 11 Cases or any successor cases, over any and all administrative expenses of the kind that are specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 364(c)(1), 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1113, 1114 or any other provisions of the Bankruptcy Code (the “Superpriority DIP Claims”), subject only to the Carve-Out and the adequate protection claims provided to the Prepetition RBL Lenders in the DIP Orders.
Subject to the RBL Payment Priority, the Superpriority DIP Claims shall have recourse against each of the Debtors on a joint and several basis, and shall be payable from and have recourse to all DIP Collateral (subject to the terms of the Final DIP Order), including any avoidance actions and the proceeds thereof.

Carve-Out	As defined in the interim order entered by the Bankruptcy Court approving the Initial DIP Credit Agreement.
Chapter 11 Cases Milestones	The Debtors shall be required to comply with milestones related to the Debtors’ Chapter 11 Cases as are set forth in the Restructuring Support Agreement (collectively, the “Milestones”).
Financial & Other Reporting
The DIP Credit Agreement shall contain financial reporting and other information delivery requirements determined in accordance with the Documentation Principles (the reporting and information delivery requirements therein, collectively, the “Reporting Requirements”).

Documentation Principles
To the extent not otherwise set forth in this Term Sheet, the DIP Facility shall be subject to terms and conditions that are usual and customary for debtor-in-possession financings and consistent with this (x) DIP Term Sheet, (y) the Restructuring Support Agreement and (z) the Initial DIP Credit Agreement (as defined in the Restructuring Support Agreement), in the case of this clause (z), with such modifications as are reasonably necessary to take into account (i) the operational requirements of the Borrower and its subsidiaries at the time the DIP Facility is provided, (ii) the customary operational and agency provisions of the DIP Facility Agent, and (iii) such other terms and conditions as are required by the Required DIP Lenders and the DIP Agent; provided, that all terms and conditions applicable to the DIP Facility shall be satisfactory to the Required DIP Lenders and the DIP Agent and reasonably satisfactory to the Required Consenting RBL Lenders. Subject to the foregoing, the DIP Facility (including the terms and conditions applicable thereto) will be documented pursuant to and evidenced by (a) a credit agreement, in form and substance consistent with the Initial DIP Credit Agreement and otherwise satisfactory to the DIP Lenders and the DIP Agent and reasonably satisfactory to the Required Consenting RBL Lenders (the “DIP Credit Agreement”), (b) an order (in form and substance acceptable to the Required Consenting RBL Lenders, the Required DIP Lenders and the DIP Agent) entered by the Bankruptcy Court approving the DIP Facility on a final basis and in accordance with the requirements of the Restructuring Support Agreement (the “Final DIP Order”) and (c) as applicable, the related notes, security agreements, collateral agreements, pledge agreements, control agreements, guarantees, mortgages and other legal documentation or instruments as are, in each case, usual and customary for financings of this type, necessary or desirable to effectuate the financing contemplated hereby and/or otherwise reasonably required by the Required DIP Lenders or the DIP Agent (all of the foregoing, together with the DIP Credit Agreement and the Final DIP Order, in each case, in form and substance satisfactory to the Required DIP Lenders and the DIP Agent and reasonably satisfactory to the Required Consenting RBL Lenders, collectively, the “DIP Loan Documents”). The foregoing is referred to herein, collectively, as the “Documentation Principles”.

Representation and Warranties
Usual and customary for transactions of this nature with similarly situated borrowers as the Borrower and consistent with the Documentation Principles and Restructuring Support Agreement, in each case subject to customary qualifications and materiality thresholds to be agreed and consistent with the Documentation Principles and Restructuring Support Agreement.

Affirmative and Negative Covenants
The DIP Loan Documents shall contain usual and customary affirmative and negative covenants and such covenants as shall be determined in accordance with the Documentation Principles, including, without limitation:
1.    compliance with the Milestones;
2.    compliance with the Reporting Requirements; and
3.    usual and customary negative covenants, including limitations on incurrence of indebtedness, liens, dispositions of assets, mergers, restricted payments, investments, fundamental changes, transactions with affiliates, burdensome agreements, prepayments of debt and use of proceeds of DIP Facility and cash collateral; provided, that no priming indebtedness or pari indebtedness shall be permitted without the consent of all DIP Lenders other than as contemplated herein.

Financial Covenants	The DIP Credit Agreement shall contain financial covenants consistent with the Documentation Principles.
Conditions to Closing Date
Negotiation of mutually acceptable definitive legal documentation. Other customary conditions to closing consistent with the Documentation Principles and the Restructuring Support Agreement, including, without limitation approval of the Credit Bidding Contingency in the Final DIP Order.

Conditions to Effective Date	As set forth in the Restructuring Support Agreement.
Events of Default and Remedies
The DIP Credit agreement shall contain defaults and events of default (each, an “Event of Default”) as are usual and customary for financings of this type and as shall be determined in accordance with the Documentation Principles.
Subject to the RBL Payment Priority, in all cases subject to the terms of the Final DIP Order, the automatic stay provisions of section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Agent and the DIP Lenders to exercise, upon the occurrence and during the continuance of any Event of Default, subject to the notice period in the Final DIP Order, to take any or all of the following actions without further order of or application to the Bankruptcy Court (as applicable), which actions shall be the exclusive remedies of the DIP Agent and DIP Lenders until the Prepetition RBL Obligations of the Non-Affiliated Lenders are paid in full in cash: (a) cease making any DIP Loan under the DIP Facility to the Debtors and (b) declare all DIP Obligations to be immediately due and payable.
The Debtors shall waive any right to seek relief under the Bankruptcy Code, including under section 105 thereof, to the extent such relief would restrict or impair the rights and remedies of the DIP Agent and the DIP Lenders set forth in the Final DIP Order and in the DIP Loan Documents.

Adequate Protection
The holders of the Prepetition RBL Obligations shall receive adequate protection liens and adequate protection claims having the priority set forth in this Term Sheet and the Prepetition RBL Agent shall be reimbursed for the reasonable and documented fees of its advisors. As additional adequate protection, post-petition interest on the Prepetition RBL Obligations shall continue to accrue at the contract rate until the Effective Date.

Marshalling; 552(b) Waiver and Waiver of 506(c) Claims
The Final DIP Order shall (i) provide that in no event shall the DIP Agent, the DIP Lenders, the Prepetition RBL Agent or the Prepetition RBL Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the DIP Collateral, as applicable, and (ii) approve the waiver of all claims against such persons under section 506(c) of the Bankruptcy Code. The Final DIP Order shall also provide that the lenders, administrative agents, collateral agents and other secured parties under any prepetition indebtedness shall be entitled to all rights and benefits of section 552(b) of the Bankruptcy Code, and that the “equities of the case” exception shall not apply to such persons or to the Prepetition RBL Facility or any prepetition debt.

Expenses & Indemnification
The DIP Facility will contain customary expense reimbursement (including reimbursement of reasonable and documented out-of-pocket costs and expenses of counsel, environmental diligence and other due diligence costs) and indemnification provisions in favor of the DIP Agent and the DIP Lenders and their respective employees, officers, directors, advisors, affiliates, related parties and other representatives, in each case, consistent with the Documentation Principles and the Restructuring Support Agreement.

Governing Law
New York law for financing documents and local law for real property security documents. This paragraph shall be binding and enforceable on the parties hereto regardless of whether the Closing Date or Effective Date occurs.

Miscellaneous
This Summary of Indicative Terms and Conditions does not purport to summarize all of the conditions, covenants, representations, warranties, events of default and other terms and provisions which would be contained in definitive credit documentation, if any, relating to matters covered hereby, all of which shall be reasonably acceptable in form and substance to the DIP Agent, the DIP Lenders and Credit Parties and consistent with the Restructuring Support Agreement.

Counsel to Värde and the DIP Lenders	Kirkland & Ellis LLP

1 Capitalized terms not otherwise defined in this Term Sheet shall have the meanings given to such terms in the Restructuring Support Agreement.
2 NTD: Filing entities to be confirmed.
3 NTD: for the avoidance of doubt, such $20M would represent new money and is not inclusive of the Upfront Fee as revised below.

Exhibit E

Värde Equity Commitment Letter

[●], 2020

Lilis Energy, Inc.
201 Main Street, Suite 700
Fort Worth, Texas 76102

Re:    Equity Commitment

Ladies and Gentlemen:

Reference is made to that certain Restructuring Support Agreement, dated as of [•] (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “RSA”), entered into by and among (i) Lilis Energy, Inc. and its direct and indirect subsidiaries (collectively, “Lilis”), (ii) BMO Harris Bank N.A., Capital One, National Association and Credit Suisse AG, Cayman Islands Branch (collectively, the “Initial Consenting RBL Lenders”), and (iii) The Värde Fund XI (Master), L.P., The Värde Fund XII (Master), L.P., The Värde Skyway Mini-Master Fund, L.P., The Värde Skyway Fund, L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Fund VI-A, L.P., and Värde Investment Partners, L.P. (each individually, an “Investor” and collectively the “Investors”). Lilis and the Initial Consenting RBL Lenders are referred to herein as the “Consenting Parties.” This letter (this “Equity Commitment Letter”) is being delivered by the Investors to Lilis in connection with consummating the transactions contemplated under the RSA. The Consenting Parties and the Investors intend to consummate the transactions through Lilis’ filing of voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).
1.Commitment. This Equity Commitment Letter confirms the commitment (the “Commitment”) of the Investors, on the terms and subject to the conditions set forth herein, to purchase (or cause another to purchase), in connection with the consummation of the Restructuring Transactions, New Common Equity of Reorganized Lilis, in such amounts and for such aggregate purchase price, as required to be purchased by the Investors on the Effective Date and in all respects pursuant to and in accordance with the Plan. The maximum aggregate liability of the Investors to purchase (or cause to be purchased) New Common Equity under this Agreement, inclusive of any funding provided by the Investors pursuant to the Replacement DIP Facility (but excluding any amount of interest or fees paid-in-kind and capitalized thereunder), shall not exceed $55 million (such required amount, the “Commitment Amount”). The effectiveness of this Equity Commitment Letter and the Commitment shall each be conditioned upon:

[1] Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the RSA.

E-1

(a)the delivery of executed counterpart signature pages by the Investors in their respective sole discretion;
(b)by the date that is no later than fifty (50) days after the Petition Date, entry of an order of the Bankruptcy Court (the “ECL Order”) and such order becoming a final order prior to the Effective Date of the Plan, in form and substance acceptable to the Investors, (i) authorizing the Debtors’ entry into and performance under this Equity Commitment Letter, (ii) authorizing the Debtors to pay the reasonable and documented fees of the Investors’ professionals in accordance with Section 8 of this Equity Commitment Letter, and (iii) modifying the automatic stay in section 362 of the Bankruptcy Code for the purpose of permitting parties to exercise their termination rights under this Equity Commitment Letter and the RSA;
(c)the RSA is effective and has not otherwise been validly terminated; and
(d)entry into and approval of the Replacement DIP Facility on terms consistent with the RSA.
The Investors shall have full discretion to determine the structure and manner of any such purchase of New Common Equity that is otherwise consistent with the RSA. No Investor (together with its permitted assigns) shall under any circumstances be obligated pursuant to this Equity Commitment Letter or otherwise to purchase any interest of Reorganized Lilis (directly or indirectly) for an aggregate purchase price in excess of its Pro Rata Percentage (as defined below) of the Commitment Amount. The obligation of each Investor (together with its permitted assigns) to fund its Pro Rata Percentage (as defined in Section 6(c)) of the Commitment Amount is subject to the satisfaction of the conditions set forth in Section 3 hereof, and only effective upon the substantially simultaneous consummation of the Restructuring Transactions (including, for the avoidance of doubt, the effectiveness and funding of the New Exit Credit Agreement) and emergence of Reorganized Lilis in accordance with the RSA (collectively, the “Funding Conditions”). Each Investor hereby represents that it has cash on hand or available equity commitments from partners, members or other direct or indirect owners of such Investor sufficient to fund such Investor’s Pro Rata Percentage of the Commitment Amount.
2.Termination. The Investors shall have the right to terminate this Equity Commitment Letter and the Commitment upon notice to the parties to the RSA upon the occurrence of the following:
(a)    the breach in any material respect by Lilis of any of the representations, warranties, or covenants of Lilis set forth in the RSA that remains uncured for five (5) Business Days after the Investors transmit a written notice detailing any such breach;
(b)    breach in any material respect by an Initial Consenting RBL Lender of any of the representations, warranties, or covenants of such Initial Consenting RBL Lender set forth in the RSA, which breach remains uncured for ten (10) Business Days after the Investors transmit a written notice detailing any such breach to such breaching Initial Consenting RBL Lender or counsel to such breaching Initial Consenting RBL Lender;
(c)    failure of any of the Milestones in the RSA to be satisfied (unless such Milestones have been waived, modified, extended or otherwise amended by the Required Parties in writing (which may be via email from counsel));
(d)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Investors transmit a written notice detailing any such issuance; provided that this termination right may not be exercised by any party that sought or requested such ruling or order in contravention of any obligation set out in this Equity Commitment Letter or the RSA;
(e)    the entry of an order by the Bankruptcy Court, or the filing of a motion or application by Lilis seeking an order (without the prior written consent of the Investors) (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases of Lilis to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code, (iv) terminating the exclusivity under section 1121 of the Bankruptcy Code, (v) making a finding of fraud by any executive, officer, or director of Lilis, regarding Lilis or related to Lilis, (vi) rejecting the RSA or this Equity Commitment Letter, or (vii) vacating or modifying the Interim DIP Order or the Final DIP Order, as applicable without the consent of the Investors;
(f)    (i) a filing by Lilis of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination, or recharacterization of, the RBL Loan Claims and/or the liens securing the RBL Loan Claims or asserting any other claim or cause of action against and/or with respect to (A) the RBL Loan Claims, (B) the liens securing the RBL Loan Claims, or (C) the Initial Consenting RBL Lender, the RBL Agent, or the Investors (or if Lilis supports any such motion, application or adversary proceeding commenced by any third party) or (ii) the entry of an order of the Bankruptcy Court providing relief adverse to the interests of the Initial Consenting RBL Lenders, the RBL Agent, or the Investors with respect to any of the foregoing claims, causes of action or proceedings;
(g)    the Bankruptcy Court grants relief that is inconsistent with the RSA or this Equity Commitment Letter (including the Transaction Documents) (in each case with such amendments and modifications as have been effected in accordance with the terms hereof);
(h)    the making public, modification, amendment, or filing of any Definitive Documents without the consent of the Required Parties in accordance with the RSA;
(i)    Lilis publicly announces their intention not to support the Restructuring Transactions or file, propose, support, publicly announce or execute a definitive written agreement with respect to an Alternative Restructuring Proposal;

(j)     five (5) Business Days after the occurrence of any court of competent jurisdiction or other competent governmental or regulatory authority issuing a ruling or an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the transactions contemplated by the RSA or this Equity Commitment Letter in a way that cannot be reasonably remedied by Lilis;
(k)    the exercise by Lilis of any of its “fiduciary out” rights pursuant to Section 9.01 and/or Section 13.03 of the RSA;
(l)    following entry by the Bankruptcy Court of an order denying confirmation of the Plan;
(m)    if on or prior to the date that is forty-five (45) days after the Petition Date the RSA has not been supplemented to add the New Exit Facility Term Sheet that is consistent with the RSA and this Equity Commitment Letter;
(n)    if (i) the Replacement DIP Facility is not in full force and effect or has not closed and funded in accordance with its terms, (ii) the Initial DIP Facility Claims (other than contingent claims not yet due and payable) have not been repaid in full in cash by the Company Parties with the proceeds of the Replacement DIP Facility, and (iii) this Equity Commitment Letter has not been executed by Värde and the Company Parties or the conditions to its effectiveness have not occurred or been waived in accordance with its terms;
(o)    except as necessary to implement the DIP Facilities, or with the prior written consent of the Investors (email shall suffice), the Bankruptcy Court grants a final order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of Lilis having an aggregate fair market value in excess of $[1,000,000.00] or in connection with any action asserting a secured claim against Lilis in excess of $1,000,000;
(p)    other than as contemplated by the RSA, the Plan, or the Restructuring Transactions, Lilis hires any new executive officer or other senior manager or modifies the terms of any existing employment agreement with their respective executive officers or other senior managers or otherwise pay any amount outside the ordinary course of business, including any amount contemplated by or in connection with any incentive, retention, bonus or similar plan, to their respective executive officers or other senior managers, in each case on terms not acceptable to the Investors;
(q)    the Definitive Documents and any amendments, modifications or supplements thereto filed by Lilis include terms that are not consistent in all respects with the RSA; and
(r)    an Event of Default under the Initial DIP Credit Agreement or Replacement DIP Credit Agreement occurs or is occurring or Lilis’ access to the DIP Facilities or consensual use of cash collateral is terminated and remains terminated for five (5) Business Days.

3.Conditions to Funding. Each Investor’s obligation to fund its Pro Rata Percentage of the Commitment Amount is subject to the occurrence of the following (or waiver by the Investors in their sole discretion):
(a)    substantially contemporaneously with the funding hereunder, the consummation of the Restructuring Transactions in accordance with the RSA;
(b)    the RSA is effective and has not otherwise been validly terminated;
(c)    there shall not have occurred any event of default under the Replacement DIP Facility that remains uncured or waived by the lenders thereunder in accordance with the Replacement DIP Facility;
(d)    any and all applicable supplements, schedules, or exhibits to the Plan shall have been filed and shall be in form and substance consistent with the RSA;
(e)    substantially contemporaneously with the funding hereunder, all conditions precedent to consummation of the Exit Facility shall have been satisfied or waived by the lenders thereunder in accordance with the Exit Facility;
(f)    the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;
(g)    the Bankruptcy Court shall have entered an order confirming the Plan in form and substance consistent with the RSA and such order shall have become a final order, provided that upon entry of an order confirming the Plan, Lilis may, in their sole discretion, require the Investors to deposit the full Commitment Amount in a designated account until such order is vacated;
(h)    the total amount of (i) allowed General Unsecured Claims and (ii) allowed priority, other secured, and priority tax Claims against Lilis in the Chapter 11 Cases, other than claims held by Investors and their Affiliates (“Värde Claims”), shall not exceed a total of $[●]2 million; provided, that such condition shall be inapplicable where (x) the Plan provides that holders of allowed General Unsecured Claims (inclusive of Värde Claims) shall receive pro rata distributions from a “pot” (i.e., fixed amount) of cash and (y) the class of General Unsecured Claims has voted to accept the Plan.
(i)    provided, that in a Plan satisfying the foregoing clause (y), Värde Claims shall not be excluded from ratable treatment as to other General Unsecured Claims; and
(j)    the ARM/SCM Litigation is not proceeding or is otherwise resolved in a manner acceptable to the Investors in their sole and absolute discretion.

2 Amount to be determined upon reasonably acceptable diligence at the time of signing this Equity Commitment Letter.

4.Assignment; Amendments and Waivers; Entire Agreement.
(a)    This Equity Commitment Letter and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Equity Commitment Letter nor any of the rights, interests or liabilities or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties hereto; provided that each Investor may assign all or a portion of its obligations to fund the Commitment Amount to one or more of its affiliated investment funds or other entity that is directly or indirectly sponsored, managed or advised by the investment manager of such Investor or any Affiliate thereof or to any alternative investment vehicle formed in respect of such affiliated investment funds; provided, however, that any such assignment shall not relieve any Investor of its liabilities and obligations under this Equity Commitment Letter; provided, further, that such assigning fund will be released of its liabilities and obligations hereunder upon the assignee’s completion of its obligations hereunder.
(b)    This Equity Commitment Letter may not be amended, and no provision hereof may be waived or modified, except by an instrument signed by each Investor and Lilis and that identifies itself as an amendment to this Equity Commitment Letter. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. No waiver by any person or Entity of any breach or violation of, or default under, this Equity Commitment Letter, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of any party hereto in exercising any right, power or remedy under this Equity Commitment Letter will operate as a waiver thereof. No amendment, waiver or modification of the RSA, Plan, Definitive Documents or any portion thereof shall affect the interpretation and referenced terms and sections in this Equity Commitment Letter unless such amendment, waiver or modification was consented to or approved by each Investor.
(c)    This Equity Commitment Letter and the RSA (and the agreements and documents contemplated therein) constitute the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among the Investors and the Consenting Parties, and this Equity Commitment Letter is not intended to and shall not confer upon any person or Entity (other than the parties hereto) any rights or remedies (except as set forth in Section 6(b) herein) and shall not limit other rights, remedies or defenses of the Investors, including under other agreements or at law or equity. In the event of any conflict between this Equity Commitment Letter, on the one hand with respect to the subject matter hereof, and the RSA, the Plan, and the Definitive Documents, on the other hand, this Equity Commitment Letter shall control.
5.No Third Party Beneficiaries. This Equity Commitment Letter shall be binding solely on, and inure solely to the benefit of, the Investors and Lilis and their respective successors and permitted assigns, and nothing set forth in this Equity Commitment Letter shall be construed to confer upon or give to any person or Entity, other than the Investors and Lilis and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Lilis to enforce, any provision of this Equity Commitment Letter.
6.Limited Recourse; Enforcement.
(a)    Notwithstanding anything that may be expressed or implied in this Equity Commitment Letter or any document or instrument delivered contemporaneously herewith, Lilis (on behalf of itself and the other Consenting Parties), by its acceptance of the benefits of the Commitment provided herein, covenants, agrees and acknowledges that no person or Entity (other than the Investors or their respective successors or permitted assigns hereunder) shall have any liability or obligation hereunder or in connection with the transactions contemplated hereby and that, notwithstanding that the Investors or any of their respective successors or permitted assigns may be a partnership or limited liability company, it has no rights of recovery hereunder (or in connection herewith) against, and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any Investor group member (other than the Investors or their respective successor or permitted assigns hereunder), whether by the enforcement of any assessment or by any proceeding or litigation, or by virtue of any applicable Law, it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Investor group member for any obligations of the Investors or any of their respective successors or permitted assigns under this Equity Commitment Letter or any documents or instrument delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith or for any proceeding or litigation (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.
(b)    This Equity Commitment Letter may only be enforced by Lilis if, and only if (and as long as), (i) this Equity Commitment Letter is effective, (ii) all of the Funding Conditions have been satisfied, and (iii) one or more of the Investors have failed to fund the Commitment pursuant to the terms herein. For the avoidance of doubt, none of Lilis’ creditors or any provider or source of financing shall have any right to enforce this Equity Commitment Letter or to cause Lilis to enforce this Equity Commitment Letter (including by causing the Investors to fund the Commitment).
(c)    Lilis hereby agrees that specific performance shall be its sole and exclusive remedy with respect to any breach by any Investor of this Equity Commitment Letter and that the Lilis may not seek or accept any other form of relief that may be available for any such breach of this Equity Commitment Letter (including monetary damages). In addition, Lilis shall, and shall cause each of its Affiliates to, cause any still pending litigation, action or proceeding to enforce Lilis’ rights hereunder to be dismissed with prejudice upon the earlier of (w) the consummation of the Restructuring Transactions, (x) the termination of the RSA, (y) consummation of any chapter 11 plan other than the Plan, or (z) dismissal or conversion of any of the Chapter 11 Cases.
(d)    Notwithstanding anything to the contrary set forth herein, in no event shall the maximum amount of the liability of the Investors under this Equity Commitment Letter exceed the Commitment Amount and in no event shall the maximum amount of liability of any Investor under this Equity Commitment Letter exceed such Investor’s Pro Rata Percentage of the Commitment Amount (as applicable, the “Cap”).
(e)    No party hereto may enforce the Investors’ obligations under this Equity Commitment Letter without giving effect to the Cap and no party hereto may enforce any Investor’s obligation under this Equity Commitment Letter without giving effect to its Pro Rata Percentage of the Cap. Notwithstanding the foregoing, if any of the Consenting Parties or any of their respective Affiliates asserts in any proceeding or litigation that the Cap on the Investors’ liability hereunder, or any Investor’s Pro Rata Percentage of the Cap on such Investor’s liability hereunder, is illegal, invalid or unenforceable in whole or in part, then (i) the obligations of each Investor under this Equity Commitment Letter shall terminate ab initio and be null and void, (ii) if any Investor has previously made any payments under this Equity Commitment Letter, it shall be entitled to recover such payments, and (iii) no Investor shall have any liability or obligation to any person or Entity under this Equity Commitment Letter.
(f)    Each party hereto acknowledges and agrees that (i) this Equity Commitment Letter is not intended to, and does not, create any agency, partnership, fiduciary or joint venture, relationship, between or among any of the parties hereto (including among the Investors), and neither this Equity Commitment Letter nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (ii) the obligations of each of the Investors under this Equity Commitment Letter are solely contractual in nature and (iii) the determination of each Investor is independent of each other. Notwithstanding anything to the contrary contained in this Equity Commitment Letter, the liability of each Investor hereunder shall be several (not joint and several) based upon its respective Pro Rata Percentage, and no Investor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Commitment Amount (or such lesser amount as may be required to be paid by the Investors in accordance with the terms hereof and the RSA or Definitive Documents, as applicable). For purposes of this Equity Commitment Letter, the “Pro Rata Percentage” of each Investor is as set forth below (subject to adjustment by the Investors from time to time; provided that in any event the total Pro Rata Percentage of the Investors (including any permitted assigns) shall always equal 100%):

Investor	Pro Rata Percentage
The Värde Fund VI-A, L.P.	[●]%
Värde Investment Partners, L.P.	[●]%
The Värde Fund XI (Master), L.P.	[●]%
Värde Investment Partners (Offshore) Master, L.P.	[●]%
The Värde Skyway Fund, L.P.	[●]%
The Värde Skyway Mini-Master Fund, L.P.	[●]%
The Värde Fund XII (Master), L.P.	[●]%
Total	100.000%

(d)    Notwithstanding anything to the contrary in this Equity Commitment Letter, the failure of any Investor to fund its Pro Rata Percentage of the Commitment Amount after all the

Funding Conditions have been satisfied shall not relieve any other Investor from its obligations under this Equity Commitment Letter to fund its Pro Rata Percentage of the Commitment Amount, or otherwise limit Lilis’ right to pursuit its remedies set forth in this Section 6 against any Investor, nor shall such failure to fund by any Investor after all Funding Conditions have otherwise been satisfied constitute, or be the cause of, the failure of a Funding Condition that would limit the exercise of remedies afforded Lilis under this Section 6 against any Investor, and any such Funding Condition that fails to be met as a result of such failure of any Investor to fund its Pro Rata Percentage of the Commitment Amount will be deemed satisfied for all purposes of this Equity Commitment Letter.
7.Confidentiality. The parties hereto expressly incorporate by reference Section 16.23 (Confidentiality) of the RSA mutatis mutandis.
8.Reimbursement. Lilis agrees that, in accordance with and subject to entry by the Bankruptcy Court of the ECL Order, and subject to the receipt of documentation in accordance therewith, from and after the date hereof, it will, or will cause one or more of its Subsidiaries to, promptly pay and reimburse all reasonable and documented fees and expenses of the Investors with respect to Kirkland & Ellis LLP, as counsel, and Brownstein Hyatt Farber Schreck, LLP incurred in connection with this Equity Commitment Letter and the Chapter 11 Cases; provided that none of the Company Parties shall be obligated to pay or reimburse any such fees and expenses (i) incurred with respect to periods on or prior to the Petition Date unless and until the Investors fund the Commitment Amount to Lilis pursuant to this Equity Commitment Letter and (ii) incurred with respect to any date or period if any Investor has materially breached this Equity Commitment Letter or otherwise failed to fund its Pro Rata Percentage of the Commitment Amount in accordance with this Equity Commitment Letter after all Funding Conditions were met.
9.Indemnity. In accordance with and subject to entry by the Bankruptcy Court of the ECL Order, Lilis agrees to indemnify and to hold harmless each Investor and each of their respective Affiliates (collectively, the “Indemnified Persons”) from and against any and all proceeding or litigations, losses, damages, liabilities or obligations of any kind or nature whatsoever which may be suffered, incurred by or asserted against or involve the Indemnified Persons as a result of, arising out of, in connection with or in any way related to any claim asserted by a third party against such Indemnified Person with respect to this Equity Commitment Letter or the use of proceeds of the Commitment (collectively, “Losses”) and reimburse any Indemnified Person upon demand for any reasonable and documented legal or other expenses incurred by the Indemnified Person in connection with investigating, defending or preparing to defend any such proceeding or litigation; provided that (i) the foregoing will not apply to (a) any Losses or expenses of an Indemnified Person to the extent found by a final and non-appealable court order to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person or (b) any Losses or expenses of any Indemnified Person that are caused by a breach by such Indemnified Person (or any of such Indemnified Person’s Affiliates) of its obligation to fund its Pro Rata Percentage of the Commitment Amount in accordance with this Equity Commitment Letter upon satisfaction of the Funding Conditions, and (ii) in order to receive any reimbursement of expenses as described above, each Indemnified Person must agree in writing to return any such reimbursement to the extent that it is ultimately determined that such Indemnified Person was not entitled to indemnification or expense reimbursement due to clause (a) or (b) above. The provisions of this Section 9 are independent of all other obligations of Lilis hereunder and shall survive termination or expiration of the Commitment embodied in this Equity Commitment Letter. Lilis agrees that no Indemnified Person shall be required to (but, at its sole election, may) seek indemnification from any other person or Entities with respect to any matter for which such Indemnified Person is entitled to indemnification hereunder and agrees, for the benefit of the Investors and each of their respective Affiliates to waive any right to contribution from the Investors or their respective Affiliates; provided that the foregoing shall not be deemed to limit or waive any contractual rights that Lilis may have against the Investors or any of their respective Affiliates. LILIS HEREBY ACKNOWLEDGES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO ALL LOSSES, DAMAGES AND LIABILITIES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF ANY INVESTOR OR ANY OTHER INDEMNIFIED PERSON.
10.Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.
(a)    THIS EQUITY COMMITMENT LETTER AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO AND ALL DISPUTES AND CONTROVERSIES ARISING OUT OF OR RELATING TO THIS EQUITY COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS RULES OF CONFLICT OF LAWS.
(b)    Each party hereto agrees that it shall bring any proceeding or litigation with respect to any claim arising out of or related to this Equity Commitment Letter or the transactions contained in or contemplated by this Equity Commitment Letter, exclusively in the Bankruptcy Court, or if the Chapter 11 Cases are closed, in any state or federal court sitting in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (together with the appellate courts thereof, the “Chosen Courts”), and solely in connection with claims arising under this Equity Commitment Letter or the transactions that are the subject of this Equity Commitment Letter (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over either party hereto, (iv) agrees that service of process upon such party in any such proceeding or litigation shall be effective if notice is given in accordance with Section 11 of this Equity Commitment Letter, although nothing contained in this Equity Commitment Letter shall affect the right to serve process in any other manner permitted by law, and (v) agrees not to seek a transfer of venue on the basis that another forum is more convenient.
11.EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EQUITY COMMITMENT LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS EQUITY COMMITMENT LETTER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS EQUITY COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.Notices. All notices, requests, claims, demands and other communications to any party hereto shall be in writing (including email, so long as a receipt of such email is requested and received (with the receiving party obligated to promptly confirm receipt if so requested and such party has received such email)) and shall be given:
if to Lilis:
Lilis Energy, Inc.
201 Main Street, Suite 700
Fort Worth, Texas 76102
Attention: Joseph C. Daches
Email address: JDaches@lilisenergy.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins, LLP
1114 Avenue of the Americas
32nd Floor
New York, NY 10036
Attention: David Meyer
Email address: DMeyer@velaw.com
Attention: George R. Howard
Email address: GHoward@velaw.com

and

Vinson & Elkins, LLP
1001 Fannin St.
Suite 2500
Houston, TX 77002
Attention: Harry A. Perrin
Email address: HPerrin@velaw.com
Attention: James M. Prince
Email address: JPrince@velaw.com

if to the Investors:
c/o Värde Partners, Inc.
609 Main Street, Suite 3925
Houston, Texas 77002
Attn:    Dillon MacDonald
Email:    dmacdonald@varde.com
and

901 Marquette Ave., Suite 3300
Minneapolis, Minnesota 55402
Attn:    Legal Department
Email:    legalnotices@varde.com
with a copy (which shall not constitute notice) to:

            Kirkland & Ellis LLP
            609 Main Street, 45th Floor
            Houston, Texas 77002
Attn:    Brian Schartz, P.C.
Lucas E. Spivey, P.C.
Jhett R. Nelson
Email:    brian.schartz@kirkland.com
lucas.spivey@kirkland.com
jhett.nelson@kirkland.com
or to such other address or email address as such party may hereafter specify for such purpose by notice to the other parties given in the manner prescribed by this Section 11. All such notices, requests and other communications shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) on the second Business Day after being sent by registered mail, (c) on the next Business Day after being sent by a nationally recognized overnight courier service and (d) on the date of transmission if sent by email prior to 5:00 p.m. local time on a Business Day in the place of receipt and on the next Business Day if sent by email at any other time.
13.Counterparts; Effectiveness. This Equity Commitment Letter may be executed in original or electronically delivered counterparts (.PDF format included), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Equity Commitment Letter and of signature pages by electronic transmission (.PDF format included) shall constitute effective execution and delivery of this Equity Commitment Letter as to the parties and may be used in lieu of the original Equity Commitment Letter for all purposes. Signatures of the parties transmitted electronically shall be deemed to be their original signatures for all purposes.

14.Severability. If any term, provision, covenant or restriction of this Equity Commitment Letter is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Equity Commitment Letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Equity Commitment Letter so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding anything to the contrary in this Equity Commitment Letter (including this Section 14), the parties hereto intend that the remedies and limitation on remedies contained in this Equity Commitment Letter (including limitations on equitable relief) to be construed as integral provisions of this Equity Commitment Letter and that such remedies and limitations on remedies shall not be severable in any manner that increases a party’s (or its Affiliate’s) liability or obligations hereunder or under the RSA.
15.No Waiver. The failure of a party hereto to insist upon strict adherence to any term or provision of this Equity Commitment Letter on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Equity Commitment Letter.
16.Headings. Headings have been inserted in this Equity Commitment Letter for convenience of reference only and shall to no extent have the effect of amending or changing the express description thereof as set forth in this Equity Commitment Letter.

[Remainder of this page intentionally left blank.]

Very truly yours,
INVESTORS:
SEVERALLY AND NOT JOINTLY
FOR EACH ENTITY LISTED BELOW:

By:
Name:
Title:
THE VÄRDE FUND VI-A, L.P.,
By: Värde Investment Partners G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

VÄRDE INVESTMENT PARTNERS, L.P.,
By: Värde Investment Partners G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

THE VÄRDE FUND XI (MASTER), L.P.,
By: Värde Fund XI G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

VÄRDE INVESTMENT PARTNERS (OFFSHORE) MASTER, L.P.,
By: Värde Investment Partners G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

THE VÄRDE SKYWAY FUND, L.P.,
By: The Värde Skyway Fund G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

THE VÄRDE SKYWAY MINI-MASTER FUND, L.P.,
By: The Värde Skyway Fund G.P., LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

THE VÄRDE FUND XII (MASTER), L.P.,
By: The Värde Fund XII G.P., LLC, its General Partner
By: The Värde Fund XII UGP, LLC, its General Partner
By: Värde Partners, L.P., its Managing Member
By: Värde Partners, Inc., its General Partner

Signature Page to Equity Commitment Letter

Accepted and acknowledged:

LILIS:

LILIS ENERGY, INC., on behalf of itself and
its direct and indirect subsidiaries

By:
Name:
Title:

Signature Page to Equity Commitment Letter

Exhibit F
Alternative Bidding Procedures

FORM OF BIDDING PROCEDURES FOR THE SALE OF THE DEBTORS’ ASSETS

On [●], 2020 (the “Petition Date”), Lilis Energy, Inc. and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”). On [●], 2020, the Debtors filed the [Title of Sale and Bidding Procedures Motion] [Docket No. [●]] (the “Motion”) seeking approval of, among other things, the procedures by which the Debtors are authorized to conduct an auction (the “Auction”), if any, for the sale (the “Sale”) of all, substantially all, or any combination of the Debtors’ assets (the “Assets”) to the Winning Bidder.
1 On [●], 2020, the Court entered an order with respect to the Motion [Docket No. [●]] (the “Bidding Procedures Order”) approving the procedures contemplated herein, (the “Bidding Procedures”) and granting certain related relief.
Marketing Process and Participation Requirements

A.	Confidentiality Agreement.
The Debtors, in consultation with their proposed investment banker, Barclays Capital Inc. (“Barclays”), developed a list of parties whom they believe may be interested in, and whom the Debtors reasonably believe would have the financial resources to consummate, a Sale. The Debtors and Barclays also consulted with and incorporated feedback regarding such list of parties from BMO Harris Bank, N.A., in its capacity as administrative agent (the “Prepetition Agent”) under that certain Second Amended and Restated Senior Secured Revolving Credit Agreement, dated as of October 10, 2018 (as amended, supplemented and otherwise modified, the “Prepetition Credit Agreement” and the credit facility thereunder, the “Prepetition RBL Facility”), among the Debtors, the lenders party thereto and the Prepetition Agent, and in its capacity as administrative agent (the “DIP Agent” and together in its capacity as Prepetition Agent, the “Agent”) under that certain Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, dated as of [●], 2020 (as amended, supplemented and otherwise modified, the “DIP Credit Agreement” and the credit facility thereunder, the “DIP Credit Facility”), among the Debtors, the lenders party thereto, and the DIP Agent, and shall consult with and incorporate feedback from any official committee of unsecured creditors appointed in these chapter 11 cases (the “Committee”). The Debtors shall distribute to each such party (to the extent not already distributed) and any other interested party an “Information Package” consisting of: (i) a copy of these Bidding Procedures and the Bidding Procedures Order; (ii) a form confidentiality agreement (a “Confidentiality Agreement”); and (iii) such other materials as the Debtors deem appropriate under the circumstances.

1 Capitalized terms used but not defined herein have the meaning given to such terms in the Bidding Procedures Motion.

F-1

To receive due diligence information, including full access to the Debtors’ electronic data room and additional non-public information regarding the Debtors, a party potentially interested in bidding on the Assets must deliver an executed Confidentiality Agreement on terms acceptable to the Debtors, in consultation with the Committee and Agent (together, the “Consultation Parties”), to the extent not already executed, to each of: (i) the Debtors, c/o Lilis Energy, Inc., 201 Main St, Suite 700, Fort Worth, Texas 76102, Attn. General Counsel; (ii) proposed counsel to the Debtors, (a) Vinson & Elkins LLP, 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036, Attn: David S. Meyer (dmeyer@velaw.com), George R. Howard (ghoward@velaw.com); 1001 Fannin St, Suite 2500, Houston, Texas 77002, Attn: Harry A. Perrin (hperrin@velaw.com), James M. Prince (jprince@velaw.com); and (iii) proposed investment banker for the Debtors, Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attn: Gideon Lapson (gideon.lapson@barclays.com) (collectively, the “Debtor Notice Parties”).

B.	Electronic Data Room and Due Diligence.
After a party delivers the executed Confidentiality Agreement in accordance with these Bidding Procedures, the Debtors shall provide such party with access to an electronic data room and due diligence information, as reasonably requested by such party, and the Debtors shall post substantially all written due diligence provided to any such party to the Debtors’ electronic data room. All due diligence requests must be directed to Barclays. To the extent necessary and reasonably practicable, Barclays will also facilitate meetings between any such party and the Debtors’ other restructuring advisors and management team. The Debtors and their advisors will coordinate all reasonable requests from such parties for additional information and due diligence access; provided that the Debtors may decline to provide such information to any party who, at such time and in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, has not established that it intends in good faith to, or has the capacity to, consummate a Sale. Parties which enter into Confidentiality Agreements with the Debtors will not, directly or indirectly, contact or initiate, or engage in discussions with respect to matters relating to the Debtors or a potential transaction with any customer, supplier, or contractual counterparty of the Debtors without the prior written consent of the Debtors. The due diligence period will end on the Bid Deadline (as defined below), and, after the Bid Deadline, the Debtors will have no obligation to furnish or update any due diligence information.
For any party that the Debtors, in consultation with the Consultation Parties, determine to be a competitor of the Debtors or affiliated with any competitor of the Debtors, the Debtors reserve the right to withhold or modify, or to delay providing, any due diligence information that the Debtors, in consultation with the Consultation Parties, determine are business-sensitive or otherwise inappropriate for disclosure to such party at such time.

C.	Non-Binding Bidder Qualification Summaries.
In order to be eligible to be selected as a Stalking Horse Bidder or to be eligible to submit a Bid (each as defined below), a party must submit a non-binding Bidder Qualification Summary (a “Bidder Qualification Summary”) in writing to the Debtor Notice Parties fourteen (14) calendar days after the date on which the Court enters the Bidding Procedures Order (which deadline may be extended by the Debtors, in consultation with the Consultation Parties and the Prepetition RBL Secured Parties (as defined in the Interim DIP Order), without notice or hearing before the Court); provided, however, that the Debtors reserve their right to waive the requirement for Eligible Bidders to submit a Bidder Qualification Summary for any party in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, without further order from the Court.
The Bidder Qualification Summary must: (i) identify the interested party, including details on the acquisition structure, ownership structure, as well as legal form and jurisdiction of the interested party; (ii) identify with reasonable specificity the Assets the party is interested in acquiring; (iii) set forth a proposed purchase price for the proposed Sale, including by identifying any cash and non-cash components of the proposed Sale consideration, including, for example, any liabilities to be assumed; (iv) provide detailed information regarding the proposed financing sources; (v) outline the remaining due diligence requirements; (vi) identify any proposed conditions to closing the Sale, including, but not limited to, required approvals; and (vii) provide evidence of such interested party’s financial capacity to close a proposed Sale, which may include financial statements of, or verified financial commitments obtained by, such party (with the assistance of their advisors).
The submission of a Bidder Qualification Summary by a party does not (i) obligate such party to submit a Bid or to participate in the sale process, or (ii) exempt such party from also having to submit a Bid by the Bid Deadline to participate in the Auction.
Selecting a Stalking Horse Bidder and Bid Protections
The Debtors may, at any time on or before [●], 2020, but upon reasonable notice and hearing, as an exercise of their reasonable business judgment, in consultation with the Consultation Parties, propose to select one or more parties that have submitted a Bidder Qualification Summary and have subsequently submitted a Bid that complies with the Bid Requirements (as defined below) to act as a stalking horse bidder (the “Stalking Horse Bidder,” and the Bid of such Stalking Horse Bidder, the “Stalking Horse Bid”) with respect to substantially all of the Debtors’ Assets and provide such Stalking Horse Bidder with the Bid Protections (as defined below); provided, that in order to be eligible to be selected as a Stalking Horse Bidder, a party must have submitted the Sale Documents (as defined below) to the Debtor Notice Parties so as to be actually received on or before [●], 2020, at 5:00 p.m. (prevailing Central Time).
In connection with any stalking horse agreement with a Stalking Horse Bidder and as approved by the Bidding Procedures Order, the Debtors shall be authorized (but not obligated), in an exercise of their reasonable business judgment, in consultation with the Consultation Parties, to (i) provide a breakup fee and (ii) agree to reimburse the reasonable and documented out-of-pocket fees and expenses of such Stalking Horse Bidder (collectively, the “Bid Protections”). The aggregate amount that may be paid to a Stalking Horse Bidder on account of any breakup fee shall not exceed three percent (3%) of such Stalking Horse Bidder’s proposed Purchase Price, and the aggregate amount of any expense reimbursement shall not exceed $200,000. Promptly upon the execution and acceptance of a Stalking Horse Bid, the Debtors shall file a notice with the Court regarding their selection of a Stalking Horse Bidder and attach a copy of the Stalking Horse Bid. The Debtors shall not provide a breakup fee to any Stalking Horse Bidder on account of the portion of such Bid that is a credit bid.

Bidding and Auction Process

A.	Bid Deadline.
Each party that (a) timely submits a Bidder Qualification Summary, including any Stalking Horse Bidder (unless the obligation to submit a Bidder Qualification Summary is waived in accordance with the terms hereof), or (b) submit, at least five (5) business days prior to the Bid Deadline, an executed Confidentiality Agreement and reasonable evidence demonstrating the party’s financial capability to consummate a Transaction as reasonably determined by the Debtors, in consultation with the Consultation Parties, shall be an “Eligible Bidder.” Any Eligible Bidder that desires to make a binding proposal, solicitation, or offer, including any Stalking Horse Bid (each, a “Bid”) shall transmit the Bid to the Debtor Notice Parties so as to be actually received on or before [●], 2020, at 5:00 p.m. (prevailing Central Time) (the “Bid Deadline”). The Bid Deadline may be extended by the Debtors, in consultation with the Consultation Parties and each Prepetition RBL Secured Party (so long as such Prepetition RBL Secured Party has not submitted a Bidder Qualification Summary and is not an Eligible Bidder (such Prepetition RBL Secured Party, a “Non-Eligible Prepetition RBL Secured Party”)).

B.	Bid Requirements.
All Bids must be submitted in writing and satisfy the following requirements (collectively, the “Bid Requirements”):

i.	Purchase Price.
Each Bid must clearly set forth the purchase price to be paid, specifying (a) the cash and (b) any non-cash components (including a credit bid), in sufficient detail satisfactory to the Debtors, in consultation with the Consultation Parties (the “Purchase Price”). Each Bid for a combination of Assets, other than for all or substantially all of the Assets, must: (x) provide a breakdown of the share of the Purchase Price allocable to each of the Assets included in the Bid; (y) state whether the Bid is conditioned upon the Bid being the Winning Bid (as defined below) for any of the other Assets included in the Bid (and, if so, which Assets); and (z) state whether the Eligible Bidder is willing to purchase any of the Assets included in the Bid individually, and if so, the price such Eligible Bidder would pay for each such Asset.

ii.	Deposit.
Each Bid (other than a cashless credit bid by the Agent) must be accompanied by a cash deposit in an amount equal to the greater of (a) 10% of the cash portion of the Purchase Price and (b) $5,000,000.00 (the “Deposit”), to be submitted by wire transfer to a designated account to be identified and established by the Debtors.

iii.	Marked Asset Purchase Agreement.
Each Bid must include a draft asset purchase agreement substantially in the form of (a) if no Stalking Horse Bid has been selected, the Form of Asset Purchase Agreement annexed hereto as Exhibit I, or such other form as may be acceptable to the Debtors in consultation with the Consultation Parties, or (b) if a Stalking Horse Bid has been selected, the Asset Purchase Agreement contained in such Bid (in each case, together with an applicable redline), including the exhibits and schedules related thereto and any related documents or other material documents necessary to consummate the Sale contemplated by the Bid (collectively, the “Sale Documents”).

iv.	Committed Financing.
Each Bid must contain evidence of the Eligible Bidder’s ability to consummate a Sale within 30 calendar days of such Bid being declared the Winning Bid. To the extent that a Bid is not accompanied by evidence of such party’s capacity to consummate the Sale set forth in its Bid with cash on hand, each Bid must include committed financing, documented to the Debtors’ satisfaction, in consultation with the Consultation Parties, that demonstrates that such party has received sufficient debt and/or equity funding commitments to satisfy the Bid’s Purchase Price and other obligations thereunder. Such funding commitments or other financing must be unconditional and must not be subject to any internal approvals, syndication requirements, diligence, or credit committee approvals, and shall have covenants and conditions acceptable to the Debtors, in consultation with the Consultation Parties.

v.	No Financing or Diligence Outs.
A Bid shall not be conditioned on the obtaining or the sufficiency of financing or any internal approval, or on the outcome or review of due diligence, or on the receipt of any regulatory or third party approvals (except as provided under the “Government Approvals” section below), but may be subject to the accuracy at the closing of specified representations and warranties or the satisfaction at the closing of specified conditions.

vi.	Identity.
Each Bid must fully disclose the identity of each entity that will be bidding or otherwise participating in connection with such Bid (including each equity holder or other financial backer of the Eligible Bidder if such Eligible Bidder is an entity formed for the purpose of consummating the proposed Sale contemplated by such Bid), and the complete terms of any such participation. Under no circumstances shall any undisclosed principals, equity holders, or financial backers be associated with any Bid. Each Bid must also include contact information for the specific person(s) and counsel whom the Debtors’ advisors should contact regarding such Bid.

vii.	Authorization.
Each Bid must contain sufficient evidence that the Eligible Bidder has obtained authorization or approval from its board of directors (or a comparable governing body) with respect to the submission of its Bid and the consummation of the Sale contemplated in such Bid; provided, however, that if such Eligible Bidder is an entity formed for the purpose of consummating the proposed Sale, then such Eligible Bidder must furnish sufficient written evidence satisfactory to the Debtors, in consultation with the Consultation Parties, of the approval of the submission of the Bid and consummation of the Sale by equity holder(s) of such Eligible Bidder.

viii.	Assumed Liabilities.
Each Bid must identify the Debtors’ liabilities that the Eligible Bidder seeks to assume.

ix.	Adequate Assurance of Future Performance.
Each Bid must: (a) identify with particularity the Debtors’ executory contracts and unexpired leases which the Eligible Bidder would obligate the Debtors to assume and assign an assignment in connection with such Bid; (b) provide for the payment by the Eligible Bidder of all cure costs related to such executory contracts and unexpired leases; (c) demonstrate, in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, that the Eligible Bidder can provide adequate assurance of future performance under all such executory contracts and unexpired leases; and (d) identify with particularity the Debtors’ other contracts and leases with respect to which the Eligible Bidder seeks to assume and receive an assignment.

x.	Government Approvals.
Each Bid must include a description of all governmental, licensing, regulatory, or other third-party approvals or consents that are required to consummate the proposed Sale, together with evidence satisfactory to the Debtors, in consultation with the Consultation Parties, of the ability to obtain such consents or approvals in a timely manner, as well as a description of any material contingencies or other conditions that will be imposed upon, or that will otherwise apply to, obtaining any such consents or approvals.

xi.	Government Approvals Timeframe.
Each Bid must set forth an estimated timeframe for obtaining any required governmental, licensing, regulatory, or other third-party approvals or consents for consummating any proposed Sale (and in the case that receipt of any such governmental, licensing, regulatory or other approval or consent is expected to take more than thirty days following the execution and delivery of the Asset Purchase Agreement, those actions the Eligible Bidder will take to ensure receipt of such approvals as promptly as possible).

xii.	As-Is, Where-Is.
Each Bid must include a written acknowledgement and representation that the Eligible Bidder: (a) has had an opportunity to conduct, and has completed, any and all due diligence regarding the Assets deemed necessary by such Eligible Bidder prior to making its offer; (b) has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its Bid; and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied by operation of law, or otherwise, regarding the Assets or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in these Bid Procedures and in the representations and warranties contained in the Sale Documents submitted as part of the Bid (as they may be modified before acceptance and execution by the Debtors) and disclaims reliance on any such written or oral statements, representations, promises, warranties, or guaranties.

xiii.	Honoring the Bid Procedures.
Each Bid must affirmatively state agreement, and by submitting its Bid, each Eligible Bidder is so agreeing, to abide by and honor the terms of these Bidding Procedures (including if such Bid is declared the Winning Bidder or Backup Bidder (as defined below)) and to refrain from submitting a Bid or seeking to reopen the Auction after conclusion of the Auction. The submission of a Bid shall constitute a binding and irrevocable offer to acquire the Assets reflected in such Bid. Each Bid must state that the Eligible Bidder consents to the jurisdiction of the Court and to the entry of a final judgment or order with respect to the Bid, as well as with respect to any aspect of these Bid Procedures, and all orders of the Court entered with respect to the Sale, if it is determined that the Court would lack Article III jurisdiction to enter such final order or judgment absent consent of the parties.

xiv.	Additional Diligence.
Each Eligible Bidder shall comply with all reasonable requests for additional information and due diligence access by the Debtors or their advisors regarding the Bid.

xv.	Expenses.
Each Bid, except for a Stalking Horse Bid, shall not contemplate or request (and no Eligible Bidder that is not a Stalking Horse Bidder shall receive) any break-up fee, transaction fee, termination fee, expense reimbursement, or any similar type of payment or reimbursement, and by submitting its Bid, each Eligible Bidder is agreeing to refrain from and waive any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code.

C.	Information to be Provided to the Consultation Parties.
Promptly upon any party submitting a Bidder Qualification Summary or becoming an Eligible Bidder, but in any event within 24 hours whenever reasonably practicable, the Debtors will notify the Consultation Parties of such occurrence and share the Bidder Qualification Summary and/or other materials submitted by such Party with the Consultation Parties.
The Debtors shall update the Consultation Parties as often as reasonably necessary to apprise them of the status of the marketing process, including telephonic updates at the request of the Consultation Parties.
Promptly upon receiving each Bid, but in no event later than one business day following the Bid Deadline, the Debtors will provide a copy of each Bid to the Consultation Parties, provided that any confidential information shall only be shared with the professional advisors to the Consultation Parties on a professional-eyes’-only basis.

D.	Designation of Qualified Bidders.

i.	Qualified Bidder.

A Bid will be considered a “Qualified Bid,” and each Eligible Bidder that submits a Qualified Bid will be considered a “Qualified Bidder,” if the Debtors determine in their reasonable business judgment, in consultation with the Consultation Parties, that such Bid: (a) satisfies the Bid Requirements; and (b) is reasonably likely (based on availability of financing, antitrust or other regulatory issues, experience, and other considerations) to be consummated, if selected as the Winning Bid, within a time-frame reasonably acceptable to the Debtors, in consultation with the Consultation Parties.
Notwithstanding anything to the contrary herein, any timely Bid submitted by or on behalf of the Agent: (x)  shall be considered a Qualified Bid, and any such bidder shall be considered a Qualified Bidder, and (y) may contemplate the consummation of a proposed Sale or acquisition of the Assets through a plan of reorganization that provides for the equitization of claims under the DIP Credit Facility and/or the Prepetition RBL Facility.

ii.	Notification.
Within two business days after the Bid Deadline, the Debtors will notify each Eligible Bidder whether such party is a Qualified Bidder.

iii.	Bid Modifications.
Between the date that the Debtors notify a Bidder that it is a Qualified Bidder and the Auction: (a) the Debtors, in consultation with the Consultation Parties, may discuss, negotiate, or seek clarification or enhancement of any Qualified Bid from a Qualified Bidder; and (b) a Qualified Bidder may not, without the prior written consent of the Debtors (which shall consult with the Consultation Parties and the Non-Eligible Prepetition RBL Secured Parties before granting such consent), modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase their Purchase Price, or otherwise improve the terms of, the Qualified Bid, provided that any improved Qualified Bid must continue to comply with the requirements for Qualified Bids set forth in these Bidding Procedures.

iv.	Combination of Bids; Overlapping Bids.
Notwithstanding anything herein to the contrary, the Debtors reserve the right, in consultation with the Consultation Parties and any Non-Eligible Prepetition RBL Secured Party, to work with: (a) Eligible Bidders and Qualified Bidders to aggregate two or more Indications of Interest or Bids into a single consolidated Bid prior to the Bid Deadline; (b) Qualified Bidders to aggregate two or more Qualified Bids into a single Qualified Bid prior to the conclusion of the Auction; and (c) any Eligible Bidder in advance of the Auction to cure any deficiencies in a Bid that is not initially deemed to be a Qualified Bid. The Debtors, in consultation with the Consultation Parties and any Non-Eligible Prepetition RBL Secured Party, may accept a single Qualified Bid or multiple Bids for non-overlapping material portions of the Assets such that, if taken together in the aggregate, the Bids would otherwise meet the standards for a single Qualified Bid (in which event those multiple bidders shall be treated as a single Qualified Bidder for purposes of the Auction).

E.	Bid Selection and Criterion.

i.	Baseline Bid.
No later than one business day before the Auction, the Debtors will notify all Qualified Bidders of: (a) the highest or otherwise best Qualified Bid with respect to all or substantially all of the Debtors’ Assets (“All Assets”); or (b) if, in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, separating the Assets into more than one potential sale is in the best interest of their estates, the highest or otherwise best Qualified Bid with respect to each such delineation of assets (each, an “Asset Package”). Each such highest or otherwise best Qualified Bid, which Qualified Bid may be a Stalking Horse Bid, shall be the “Baseline Bid” and the Debtors shall provide copies of the documents supporting each Baseline Bid to all Qualified Bidders.

ii.	Bid Assessment Criteria.
The determination of which Qualified Bid constitutes the Baseline Bid and, ultimately, the Winning Bid shall take into account any factors the Debtors, in consultation with the Consultation Parties, reasonably deem relevant to the value of the Qualified Bid to the Debtors’ estates, including, among other things: (a) the type and amount of Assets sought to be purchased; (b) the amount and nature of the Purchase Price; (c) the Qualified Bidder’s ability to consummate a Sale and the timing thereof; and (d) the effect on the Debtors’ ability to wind down their estates in accordance with applicable law.

iii.	Credit Bids.
The Prepetition Agent and the DIP Agent shall each have the right to credit bid for the Assets to the extent provided in paragraph 28 of the Interim DIP Order or the comparable paragraph of the Final DIP Order without the need to provide a deposit and the Prepetition Agent and the DIP Agent shall each be deemed to be an Eligible Bidder, and the Agent shall have the right at, or at any time prior to, the Auction to credit bid any portion and up to the entire amount of its outstanding allowed secured claims pursuant to section 363(k) of the Bankruptcy Code for its collateral, which credit bid shall be deemed to be a Qualified Bid (the “Credit Bid Right”), provided that any credit bid by or on behalf of any party other than the Agent, must be submitted by the Bid Deadline and shall contain a cash component sufficient to pay the principal amount outstanding plus accrued but unpaid interest and fees under the DIP Credit Facility and the Prepetition Non-Affiliate RBL Obligations (as defined in the Interim DIP Order) under the Prepetition RBL Facility. If the Agent exercises its Credit Bid Right, it shall no longer be a Consultation Party under these Bidding Procedures.

If the Agent or the Prepetition Affiliated RBL Lenders (as defined in the Interim DIP Order) are the Winning Bidder at the Auction, then the Sale Hearing (as defined below) may, as applicable, be cancelled or adjourned for such period as the Debtors, the Agent, and, if selected as the Winning Bidders, the Prepetition Affiliated RBL Lenders determine, and such Winning Bidder may elect for the Debtors to implement a sale under section 363 of the Bankruptcy Code or an alternative transaction accomplished through a chapter 11 plan (a “Plan Toggle”); provided that to the extent the Prepetition Affiliated RBL Lenders elect a Plan Toggle, the plan must pay the Prepetition Non-

Affiliated RBL Lenders (as defined in the Interim DIP Order) in full in cash in satisfaction of the Prepetition Non-Affiliate RBL Obligations and the outstanding obligations under the DIP Credit Agreement before implementing such sale or alternative transaction. (the “Plan Toggle Right”).
For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in these Bidding Procedures shall modify, curtail, or otherwise impact the bargained-for credit bid provisions set forth in the Restructuring Support Agreement, including sections 7.01 and 13.05 thereunder.

F.	Auction Procedure.

i.	Time and Place.
If the Debtors receive two or more Qualified Bids with respect to All Assets or the same or similar Asset Package, as applicable, then the Debtors will conduct the Auction to determine the Winning Bidder(s) (as defined below) with respect to such Assets. The Auction shall take place at 11:00 a.m. (prevailing Central Time) on [●], 20202 and will (unless the Debtors provide notice otherwise) be held electronically via video/telephone, or at such later date, time or other place, as selected by the Debtors, in consultation with the Consultation Parties, or approved by order of the Court. If the Debtors receive one Qualified Bid with respect to All Assets or the same or similar Asset Package, as applicable, then the Debtors, in consultation with the Consultation Parties, may select such Qualified Bid as the Winning Bid and notify all other Bidders promptly thereafter.

ii.	Conducting the Auction.
The Debtors and their advisors shall direct and preside over the Auction, provided that the Debtors shall consult with the Consultation Parties during the Auction to the extent reasonably practicable. At the start of the Auction, the Debtors shall describe the terms of the Baseline Bid(s) and, if applicable, the Asset Packages. Any Bids made at the Auction by a Qualified Bidder subsequent to the Debtors’ announcement of the Baseline Bid(s) shall be “Overbids” and must comply with the conditions set forth below and shall be made and received on an open basis, with all material terms of each Overbid fully disclosed to all other Qualified Bidders. The Debtors shall maintain a written transcript of all Bids made and announced at the Auction, including the Baseline Bid(s), all Overbids, and the Winning Bid(s). The Debtors may, in consultation with the Consultation Parties, (a) select, in their reasonable business judgment, pursuant to these Bidding Procedures, the highest or otherwise best Bid and the Winning Bidder(s) or Backup Bidder(s); and (b) reject any Bid (regardless of whether such Bid is a Qualified Bid) that, in the Debtors’ reasonable business judgment, is (x) inadequate, insufficient, or not the highest or best Bid, (y) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules, or these Bidding Procedures, or (z) contrary to, or otherwise not in the best interests of the Debtors’ estates, affected stakeholders, or other parties in interest.

2 Date that is five days after the Bid Deadline.

iii.	Terms of Overbids.

1.
Minimum Initial Overbid: Any initial Overbid to the Baseline Bid(s) shall be no less than the value of the Baseline Bid(s)’s Purchase Price of the Assets, plus $500,000 plus the amount of the Bid Protections, if such Baseline Bid was a Stalking Horse Bid.

2.	Minimum Overbid Increments: Any subsequent Overbids shall be in increments of value equal to $500,000, as determined by the Debtors in an exercise of their reasonable business judgment.

3.	Announcing Highest Bid: After each Overbid, the Debtors shall announce the material terms of the Overbid, including value attributed to the Overbid.

iv.	Eligibility.
Only Qualified Bidders that have submitted Qualified Bids by the Bid Deadline (and the Agent, if exercising its Credit Bid Right) are eligible to participate in the Auction, subject to other limitations as may be reasonably imposed by the Debtors in accordance with these Bidding Procedures; provided that such other limitations are (a) not inconsistent with the Bidding Procedures Order, any other order of the Court, or the Bankruptcy Code, (b) disclosed orally or in writing to all Qualified Bidders and (c) determined by the Debtors, in consultation with the Consultation Parties, to further the goals of these Bidding Procedures.

v.	Required Attendance.
Qualified Bidders participating in the Auction must appear at the Auction, or through a duly authorized representative. If a Qualified Bidder appears through a duly authorized representative, such representative must have been granted a valid and enforceable power of attorney or have other written proof evidencing his or her ability to bind such party, which document(s) shall be delivered to the Debtors at least one business day before the Auction.

vi.	Permitted Attendance.
The Auction will be conducted openly and all creditors and counsel or other professional advisors to the Consultation Parties may be permitted to attend, provided that the Debtors may, in their sole and exclusive discretion, establish a reasonable limit to the number of representatives and/or professional advisors that may appear on behalf of or accompany each Qualified Bidder or creditor at the Auction.

vii.	No Collusion; Good-Faith Bona Fide Offer.
Each Qualified Bidder participating at the Auction will be required to confirm on the record at the Auction that: (a) it has not engaged in any collusion with respect to the bidding; and (b) its Qualified Bid is a good-faith bona fide offer and it intends to consummate the proposed Sale if selected as the Winning Bidder.

viii.	Adjourning the Auction.
Notwithstanding anything else herein to the contrary, the Debtors reserve the right, in their reasonable business judgment, in consultation with the Consultation Parties, to adjourn the Auction one or more times to, among other things: (a) facilitate discussions between the Debtors and Qualified Bidders; (b) allow Qualified Bidders to consider how they wish to proceed; (c) alter or combine Asset Packages and (d) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their reasonable business judgment, in consultation with the Consultation Parties, may require, that the Qualified Bidder has sufficient internal resources or has received sufficient non-contingent debt and/or equity funding commitments to consummate the proposed Sale at the prevailing Overbid amount.

ix.	Closing the Auction; Sale Hearing.
The Auction shall continue until the Debtors select, in their reasonable business judgment, in consultation with the Consultation Parties, pursuant to these Bidding Procedures, the highest or otherwise best Qualified Bid for All Assets or each of the Asset Packages, as applicable. Such Qualified Bid shall be declared the “Winning Bid,” and such Qualified Bidder, the “Winning Bidder,” and at which point the Auction will be closed. The Debtors may also select, in their reasonable business judgment, in consultation with the Consultation Parties, pursuant to these Bidding Procedures, the next-highest or otherwise second-best Qualified Bid for All Assets or each Asset Package, as applicable, to be the “Backup Bidder.” As soon as reasonably practicable after closing the Auction, the Debtors shall finalize definitive documentation to implement the terms of the Winning Bid, and, as applicable, cause such definitive documentation to be filed with the Court. The acceptance by the Debtors of the Winning Bid is conditioned upon approval by the Court of the Winning Bid.
Unless the Agent is the Winning Bidder at the Auction and chooses to exercise the Plan Toggle Right, the evidentiary hearing to consider approval of the Winning Bid (the “Sale Hearing”) will be held at [●]:00 a.m. (prevailing Central Time) on [●], 2020, or such other date as the Court’s docket may accommodate. The Sale Hearing may be adjourned or rescheduled as ordered by the Court, or by the Debtors with the consent of the DIP Agent and each of the Non-Eligible Prepetition RBL Secured Parties and in consultation with the Consultation Parties, but without further notice to creditors and parties in interest other than by announcement by the Debtors of the adjourned date at the Sale Hearing; provided, that the Sale Hearing shall not be held if the Agent exercises the Plan Toggle Right. Unless the Debtors file and serve a revised notice, the Sale Hearing to approve the Sale shall be held electronically via video/telephone before the Court before the Honorable [●]. If you wish to participate telephonically, you must use the Court’s telephone system at 1-[●] and entering conference code [●]. You may also join by videoconference by use of an internet connection, using the website [www.join.me], selecting “join a meeting,” and entering meeting code “[●]”.

x.	Backup Bidder.

1.
Designation of Backup Bidder: If an Auction is conducted, then the Qualified Bidder with the next-highest or otherwise second-best Qualified Bid at the Auction for All Assets or each Asset Package, as applicable, as determined by the Debtors in the exercise of their reasonable business judgment, in consultation with the Consultation Parties, shall be required to serve as a backup bidder (the “Backup Bidder”) until such time as the applicable Sale is consummated, and each Qualified Bidder (other than the Agent, if exercising its Credit Bid Right) shall agree and be deemed to agree to be the Backup Bidder if so designated by the Debtors.

2.
Identity of Backup Bidder: The identity of the Backup Bidder and the amount and material terms of the Qualified Bid of the Backup Bidder shall be announced by the Debtors at the conclusion of the Auction at the same time the Debtors announce the identity of the Winning Bidder. The Backup Bidder shall be required to keep its Qualified Bid (or if the Backup Bidder submits one or more Overbids at the Auction, its final Overbid) open and irrevocable until such time as the Sale is consummated.

3.
Consummating a Sale with Backup Bidder: If a Winning Bidder fails to consummate the approved Sale contemplated by its Winning Bid, then the Debtors may select the Backup Bidder as the Winning Bidder, and such Backup Bidder shall be deemed a Winning Bidder for all purposes. The Debtors will be authorized, but not required, to consummate all transactions contemplated by the Bid of such Backup Bidder without further order of the Court or notice to any party.

xi.	Return of Deposit.
The Deposits for each Qualified Bidder shall be held in one or more designated interest-bearing accounts on terms acceptable to the Debtors in their sole discretion and shall be returned (other than with respect to the Winning Bidder and the Backup Bidder) within three business days after the Auction is closed, or as soon as is reasonably practicable thereafter. Upon the return of the Deposits, the applicable Qualified Bidders shall receive any interest that will have accrued thereon.
The Deposit of the Winning Bidder shall be applied to the purchase price of such Sale at closing. If a Winning Bidder (including a Backup Bidder which becomes a Winning Bidder) fails to consummate a proposed transaction because of a breach by such Winning Bidder, the Debtors will not have any obligation to return the Deposit deposited by such Winning Bidder, which may be retained by the Debtors as liquidated damages, in addition to any rights, remedies, or causes of action that may be available to the Debtors. If a Winning Bidder consummates a proposed transaction or fails to consummate a proposed transaction but the Debtors elect to not consummate the proposed transaction with the Backup Bidder, then the Backup Bidder’s Deposit shall be returned within three business days thereof, or as soon as is reasonably practicable thereafter.

xii.	Modification of Bidding Procedures.
The Debtors reserve their rights to modify these Bidding Procedures in their reasonable business judgment, in a manner consistent with their fiduciary duties and applicable law and in consultation with the Consultation Parties, without further order from the Court, in any manner that will best promote the goals of these Bidding Procedures, or impose, at or prior to the Auction, additional customary terms and conditions on a Sale, including, without limitation: (a) extending or modifying any of the dates and deadlines set forth in these Bidding Procedures; (b) adding procedural rules that are reasonably necessary or advisable under the circumstances for conducting the Auction; (c) adjusting the applicable minimum Overbid increment, including by requesting that Qualified Bidders submit last or final bids on a “blind” basis; (d) adjourning or canceling the Auction; and (e) rejecting any or all Bids or Qualified Bids, provided that the Debtors may not amend these Bidding Procedures to (i) reduce or otherwise modify their obligations to consult with any Consultation Party or Non-Eligible Prepetition RBL Secured Party without the consent of such Consultation Party or Non-Eligible Prepetition RBL Secured Party, as applicable, (ii) modify, amend or supplement Section E.iii of these Bidding Procedures without the prior consent of the Agent, (iii) permit the submission of bids after the close of the Auction, or (iv) limit, modify or otherwise alter or impede the exercise of the Credit Bid Right without the consent of the Agent, unless ordered by the Court.
Notwithstanding anything to the contrary contained herein, nothing in these Bidding Procedures shall be deemed to modify, curtail, or otherwise impact the rights and obligations set forth in the Restructuring Support Agreement, including sections 7.01 and 13.05 thereunder.

xiii.	Fiduciary Out.
Notwithstanding anything to the contrary in these Bidding Procedures, nothing in these Bidding Procedures or the Bidding Procedures Order shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, to take any action or to refrain from taking any action to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided nothing in this paragraph shall waive or release any Event of Default under (and as defined in) the DIP Credit Agreement, or rights, obligations, claims, defenses under the Restructuring Support Agreement, that may be caused by such action or lack of action.

xiv.	Consent to Jurisdiction.
All Qualified Bidders at the Auction shall be deemed to have consented to the jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction or the construction and enforcement of these Bidding Procedures.

EXHIBIT I

FORM OF ASSET PURCHASE AGREEMENT

Exhibit G

Form of Joinder
The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”), by and among Lilis Energy, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

[_________]
By: _____________________________________
Name:
Title:
Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans
Equity Interests

G-1

Exhibit H
Transfer Agreement
The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Lilis Energy, Inc. and its Affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

[_________]
By: _____________________________________
Name:
Title:
Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
RBL Loans
Equity Interests

1 Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

H-1

Exhibit I
Required Consents

Counterparty Name	Agreement No.	Agreement Type

I-1

Exhibit J
Releases
Defined Terms
“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.
“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.
“Exculpated Party” means each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) Reorganized Lilis; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) the DIP Agents; (b) the DIP Lenders; (c) the Consenting RBL Lenders; (d) the RBL Agent; (e) Värde (in its capacity as a lender and equity holder); (f) and with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(e), each of such Entity’s current and former Affiliates; and (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such party’s current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
“Released Party” means each of the following, solely in its capacity as such: (i)(a) the Debtors; (b) Reorganized Lilis; (c) with respect to each of the foregoing parties in clauses (i)(a) and (i)(b), each of such Entity’s current and former Affiliates; and (d) with respect to each of the foregoing parties in clauses (i)(a) through (i)(c), each of such party’s current and former directors, managers, officers, principals, members, managed accounts or funds, fund advisors, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (ii)(a) the DIP Agents; (b) the DIP Lenders; (c) the Consenting RBL Lenders; (d) the RBL Agent; (e) Värde (in its capacity as a lender and equity holder); (f) and with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(e), each of such Entity’s current and former Affiliates; and (g) with respect to each of the foregoing parties in clauses (ii)(a) through (ii)(f), each of such party’s current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; provided that any holder of a Claim or Interest that opts out of, or objects to, the releases contained in the Plan shall not be a “Released Party.”
“Releasing Party” means each of the following, solely in its capacity as such: (a) the DIP Agents; (b) the DIP Lenders; (c) the RBL Agent; (d) the RBL Lenders; (e) Värde (in its capacity as a lender and equity holder); (f) with respect to the foregoing clauses (a) through (e), each such Entity and its current and former Affiliates; (g) with respect to the foregoing clauses (a) through (f), each such party’s current and former directors, managers, officers, principals, members, employees, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, agents, advisory board members, financial advisors, investment advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals; and (h) all holders of Claims or Interests not described in the foregoing clauses (a) through (g); provided that any such holder of a Claim or Interest that opts out by filing an objection to the releases in the Plan shall not be a “Releasing Party” to the maximum extent permitted by law.
Releases by the Debtors
Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, Reorganized Lilis, and their estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, Reorganized Lilis, or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facilities, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facilities, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, Reorganized Lilis, or the Debtors’ estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.
Third-Party Releases by Releasing Parties
Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Lilis, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facilities, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any individual from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence.
Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.
Exculpation
Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the DIP Facilities, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the DIP Facilities, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.
The Exculpated Parties and other parties set forth above have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan